THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended immediately to seek your own independent financial advice from your stockbroker, bank manager, solicitor or other independent professional financial adviser duly authorised under the Financial Services and Markets Act 2000, if you are resident in the United Kingdom, or, if not, another appropriately authorised independent professional financial adviser.

If you have sold or otherwise transferred all of your OGS Shares or OGS ADSs (other than pursuant to the Offer), please send this document and the accompanying Acceptance Forms at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, such documents should not be forwarded, transmitted or distributed in, into or from Australia, Canada, Japan or any other jurisdiction if such action would constitute a violation of the relevant laws in such jurisdictions.

A letter from the Chief Executive of Celltech is set out on page 10 of this document.

Cash Offer

by

Celltech Group plc

and (outside the United States) by

JPMorgan

on its behalf

for

Oxford GlycoSciences Plc

If you are an OGS Shareholder and wish to accept the Offer, you should complete the Form of Acceptance in accordance with the instructions set out in paragraph 16 of the letter from JPMorgan in this document and on the Form of Acceptance.

You should return the completed Form of Acceptance (together with any appropriate documents of title) by post in the enclosed reply-paid envelope to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by hand only (during normal business hours) to Lloyds TSB Registrars, Antholin House, 71 Queen Street, London, EC4N 1SL in each case as soon as possible, but in any event so as to be received not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003.

If you are a CREST sponsored member, you should refer to your CREST sponsor before completing the accompanying Form of Acceptance as only your CREST sponsor will be able to send the necessary TTE instructions to CRESTCo.

If you are an OGS ADS Holder and wish to accept the Offer, you should follow the instructions set out in paragraph 16 of the letter from JPMorgan in this document and in the Letter of Transmittal.

Frequently Asked Questions
Letter from the Chief Executive of Celltech
Letter From JPMorgan
Appendix I Conditions and Further Terms of the Offer
Appendix II Summary Particulars of the Loan Notes
Appendix III
Appendix IV Financial Information Relating to the Celltech Group
Appendix V Additional Information
Appendix VI Definitions
Offer Document
Letter of Transmittal
Notice of Guaranteed Delivery
Letter to Brokers
Letter to Clients
W-9 Guidelines
Form of Acceptance
Wall Street Journal Summary Advertisement

JPMorgan, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Celltech and no-one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to customers of JPMorgan or for providing advice in relation to the Offer, the contents of this document or any transaction or arrangement referred to herein.

The Offer in the United States is made solely by Celltech and neither JPMorgan nor any of its affiliates is making the Offer in the United States.

Unless otherwise determined by Celltech and permitted by applicable law and regulations, the Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan, and the Offer is not capable of acceptance from or within Australia, Canada or Japan. Accordingly, copies of this document and the Acceptance Forms and any related offering documents are not being and must not be mailed, forwarded, sent, transmitted or otherwise distributed in, into or from Australia, Canada or Japan and persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, forward mail, transmit or send them in, into or from Australia, Canada or Japan. Doing so may render invalid any purported acceptance of the Offer.

The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to, or for the account or benefit of, any US Person or resident of Australia, Canada or Japan or any other such jurisdiction.

All OGS Securityholders (including, without limitation, nominees, trustees or custodians) who would or otherwise intend to, or may have a contractual or legal obligation to, forward this document or the Acceptance Forms to any jurisdiction outside the UK or to overseas persons should seek appropriate advice before taking any further action. Further details for overseas shareholders are contained in paragraph 6 of Part B of Appendix I to this document.

This document contains certain “forward-looking” statements. These statements are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements include statements about the feasibility and benefits of the acquisition of OGS by Celltech. Factors that would cause actual results to differ materially from those described herein include: the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully OGS within the Celltech Group or to realise synergies from such integration; costs related to the acquisition of OGS; the economic environment of the industries in which Celltech and OGS operate; failure to retain OGS management; regulatory changes in the UK, European or other relevant pharmaceutical markets; costs related to research and development; the general economic environment; and other risk factors detailed in OGS’ and Celltech’s filings with the SEC.

If you are a resident of the United States, please read the following:

Offer into the United States

The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared in accordance with a UK format and style, which differs from the US format and style. In particular, the appendices to this document contain information concerning the Offer required by UK and US disclosure requirements which may be material and which has not been summarised elsewhere in this document.

Celltech is organised under the laws of England and Wales. Some or all of the officers and directors of Celltech are residents of countries other than the United States and all, or a substantial portion, of the assets of Celltech and such officers and directors are located outside the United States. As a result, it may not be possible for US OGS Securityholders to effect service of process within the United States upon Celltech or such persons or to enforce against any of them judgments of US courts predicated upon the civil liability provisions of the federal securities laws of the United States.

As part of the Offer, OGS Securityholders who are eligible to do so may elect for the Loan Note Alternative. The effect of electing for the Loan Note Alternative will be to allow eligible OGS Shareholders resident in the United Kingdom to defer any taxable gain arising on a disposal of their OGS Securities until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to OGS Securityholders who are US Persons. The Loan Note Alternative is also not available to OGS ADS Holders.

In accordance with the City Code, normal UK practice and Rule 14e-5 under the Exchange Act (“Rule 14e-5”), JPMorgan and/or its respective affiliates will continue to act as connected exempt market makers or connected exempt principal traders in OGS Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to the London Stock Exchange. This information will also be made available to US holders of OGS Shares and OGS ADSs, on contacting the Helpline on (1) 800 858 1202.

In addition, in accordance with normal UK practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, Celltech or its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, OGS Shares outside the United States during the period in which the Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code and the rules of the London Stock Exchange. This information will be disclosed in the United States through amendments to the Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the City Code. Free copies of the Tender Offer Statement are available on the SEC website at www.sec.gov.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or any understanding (whether formal or informal) to acquire or control OGS Securities, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of the issued OGS Securities is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Offer Period. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

In the United States, the Offer is made solely by Celltech and neither JPMorgan nor any of its affiliates is making the Offer in the United States.

OFFER FOR YOUR OGS SHARES		5
FREQUENTLY ASKED QUESTIONS		6
LETTER FROM THE CHIEF EXECUTIVE OF CELLTECH		10
LETTER FROM JPMORGAN		11
1. Introduction		11
2. Details of the Cash Offer		11
3. Premium		12
4. Loan Note Alternative		12
5. Background to and Reasons for the Offer		12
6. Financial Effects on Celltech		13
7. Information on the Celltech Group		13
8. Information on the OGS Group		14
9. Current Trading of Celltech and OGS		14
10. Financing		15
11. Employee Matters and OGS Share Option Schemes		15
12. OGS/CAT Scheme		15
13. Taxation		15
14. Overseas Holders of OGS Securities		15
15. Rights of Withdrawal		16
16. Procedure for Acceptance of the Offer		17
17. Settlement		20
18. Compulsory Acquisition and Application for De-listing		22
19. Further Information		22
20. Action to be Taken		22
APPENDIX I	Conditions and Further Terms of the Offer	23
APPENDIX II	Summary Particulars of the Loan Notes	45
APPENDIX III	Financial Information Relating to the OGS Group	48
APPENDIX IV	Financial Information Relating to the Celltech Group	87
APPENDIX V	Additional Information	138
APPENDIX VI	Definitions	148

Offer for your OGS Shares

The Offer for OGS by Celltech	182 pence in cash per OGS Share

Consideration under the OGS/ CAT Scheme	CAT Shares equivalent in value to 148.5 pence per OGS Share*

*The implied value of an OGS Share under the CAT merger offer on 25 February, 2003, the last UK Business Day prior to the announcement by Celltech of the Offer

•	To withdraw or revoke your proxy or amend your proxy election under the OGS/ CAT Scheme you should contact Lloyds TSB Registrars plc, as Registrars in relation to the OGS/ CAT Scheme, at The Causeway, Worthing, West Sussex, BN99 6US or telephone on +44 (0) 870 600 3953 or +44 (0) 121 415 7047.

•	To accept the Offer, follow the instructions set out in paragraph 16 of the letter from JPMorgan and in Part C of Appendix I to this document.

•	If you have any questions about how to accept the Offer, contact the Helpline on +44 (0) 870 600 0673 (if calling from the United Kingdom), (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) and +44 (0) 1903 702 767 (if calling from elsewhere).

IF YOU WISH TO ACCEPT THE OFFER, YOU SHOULD VOTE AGAINST THE RESOLUTIONS TO APPROVE THE OGS/ CAT SCHEME TO BE PROPOSED AT THE OGS COURT MEETING AND THE OGS EGM.

YOU SHOULD BE AWARE THAT IT IS A CONDITION OF THE OFFER THAT THE OGS/ CAT SCHEME DOES NOT
BECOME EFFECTIVE.

Frequently Asked Questions

The following are some of the questions you, as an OGS Securityholder, may have and answers to those questions. You are advised to read carefully the remainder of this document and the accompanying Form of Acceptance (in relation to OGS Shares) or Letter of Transmittal (in relation to OGS ADSs).

1.     Who is offering to buy my Securities?

The Offer is being made by Celltech and (outside the United States) by JPMorgan on its behalf. Celltech is a UK corporation, headquartered in Slough, England. The main listing for Celltech ordinary shares is on the London Stock Exchange.

Celltech is a leading European biotechnology company. Its core businesses are the research and development of novel therapeutic products and the manufacture and sale of prescription pharmaceutical products.

2.     What are the classes and amounts of OGS Securities sought in the Offer?

Celltech is seeking to acquire all of the issued and to be issued OGS Securities, including the OGS Shares listed on the London Stock Exchange and the OGS ADSs listed on NASDAQ.

3.     What would I receive in exchange for my OGS Securities?

Celltech is offering to pay:

for each OGS Share (including those represented by OGS ADSs) 182 pence in cash

This consideration represents 182 pence per OGS ADS (each OGS ADS representing one OGS Share).

4.     How do I accept the Offer?

If you are a holder of OGS Shares, to accept the Offer, you must deliver the certificates representing your OGS Shares, together with a completed Form of Acceptance, to the Receiving Agent not later than the time and date on which the Offer expires (see question 8 below).

If you are a holder of OGS ADSs, to accept the Offer, you must deliver your OGS ADRs evidencing your OGS ADSs, together with a completed Letter of Transmittal, to the Depositary not later than the time and date on which the Offer expires (see question 8 below).

If your OGS ADSs are held in “street name” in the United States, your nominee can tender them through the applicable book-entry transfer system. Also, in the case of OGS ADSs, if you cannot obtain any document or instrument that is required to be delivered by the expiration of the Offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 16(c) of the letter from JPMorgan and paragraph 2(h) of Part C of Appendix I to this document.

You should vote against the resolutions to approve the OGS/ CAT Scheme to be proposed at the OGS Court Meeting and the OGS EGM. You should be aware that it is a condition of the Offer that the OGS/ CAT Scheme does not become effective.

To withdraw or revoke your proxy or amend your proxy election under the OGS/ CAT Scheme, you should contact Lloyds TSB Registrars, as Registrars in relation to the OGS/ CAT Scheme at The Causeway, Worthing, West Sussex, BN99 6DA or telephone on +44 (0) 870 600 3953 or +44 (0) 121 415 7047.

5.	How does the Offer compare with recent prices of OGS Shares and OGS ADSs?

The Offer represents:

—	an additional 29.5p per OGS Share, equivalent to a premium of approximately 19.3 per cent. over 152.5p, being the Closing Price of an OGS Share on 22 January, 2003, the last UK Business Day prior to the announcement by CAT and OGS of their agreed merger

—	an additional 35.0p per OGS Share, equivalent to a premium of approximately 23.8 per cent. over 147.0p, being the 10-day volume weighted average trading price of an OGS Share on 22 January, 2003, the last UK Business Day prior to the announcement by CAT and OGS of their agreed merger

—	an additional 33.5p per OGS Share, equivalent to a premium of approximately 22.6 per cent. over 148.5p, being the implied value of an OGS Share under the CAT merger offer, on 25 February, 2003, the last UK Business Day prior to the announcement by Celltech of the Offer

The Closing Price of OGS Shares and OGS ADSs was:

— on 27 February 2003:	193.5 pence per OGS Share	US$2.90 per OGS ADS
— on average for one month prior to 27 February 2003:	182.1 pence per OGS Share	US$2.82 per OGS ADS

See paragraph 3 of Appendix V to this document for the variation in the prices of OGS Shares and OGS ADSs.

6.     Do the OGS Directors support the Offer?

No, OGS issued a statement on 26 February, 2003 rejecting the Offer. This statement has been filed with the SEC.

7.     Does Celltech have the financial resources to make payment?

Yes. Celltech will fund the Offer from existing cash resources. As at 31 December, 2002 the Celltech Group had cash and liquid resources of £105.1 million and as at 21 February, 2003 these had risen to £137.3 million (all figures on an unaudited basis). The Offer is not conditional upon any financing arrangement. See paragraph 7 of Appendix V to this document.

JPMorgan has confirmed that resources are available to Celltech sufficient to satisfy full acceptance of the Offer.

8.     How long do I have to accept the Offer?

You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 31 March, 2003, to accept the Offer or withdraw your acceptance, unless the Initial Offer Period is extended. In addition, you may accept the Offer but not withdraw your acceptance during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I. If you are an OGS ADS Holder and you cannot deliver everything that is required in order to make a valid tender of OGS ADSs by that time, you may be able to use a Guaranteed Delivery Procedure, which is described later in this document. See paragraph 16(c) of the letter from JPMorgan and paragraph 2(h) of Part C of Appendix I to this document.

9.     Until what time can I withdraw my acceptance?

The Initial Offer Period for acceptances and withdrawals is the period from the date of this document until the time and date (not being before 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 31 March, 2003 and not, except with the consent of the Panel, being after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 30 April, 2003) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses.

Unless the Offer has lapsed, the Subsequent Offer Period starts as soon as the Initial Offer Period terminates. The Subsequent Offer Period must remain open for at least 14 days but it may be extended beyond that time by Celltech until a further specified date or until further notice.

You can withdraw your acceptance during the Initial Offer Period but not during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I to this document. See paragraph 3 of Part B of Appendix I to this document.

10.     Can the Offer be extended and under what circumstances?

If all of the Conditions have not been either satisfied, fulfilled or, to the extent permitted, waived by Celltech by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 31 March, 2003, Celltech may choose, but shall not be obliged, to extend the Initial Offer Period. Celltech may also be required to extend the Initial Offer Period under applicable UK and US securities laws if it changes the Offer in any material respect. The Initial Offer Period for acceptances and withdrawals cannot be extended beyond 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 30 April, 2003 without the consent of the Panel.

Once all the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived by Celltech, it will extend the Offer for a Subsequent Offer Period of at least 14 days. See paragraph 1 of Part B of Appendix I to this document.

11.     How will I be notified if the Offer is extended?

If Celltech extends the Offer, it will make a public announcement of the extension not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the next UK Business Day after the day on which the Offer was scheduled to expire. See paragraph 2 of Part B of Appendix I to this document.

Celltech will also announce by not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the UK Business Day following the end of the Initial Offer Period that there will be a Subsequent Offer Period. The Subsequent Offer Period will remain open for at least 14 days but Celltech may extend it beyond that time until a further specified date or until further notice.

12.     What are the most significant conditions to the Offer?

Unless it has received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the OGS Shares (including those represented by OGS ADSs) to which the Offer relates, Celltech is not obliged to purchase any OGS Shares (including those represented by OGS ADSs). This percentage may be reduced at the discretion of Celltech, subject to certain limits. At least five US Business Days prior to any reduction, Celltech will announce that it may do this through a press release and an advertisement in a newspaper with general circulation in the United States.

Celltech is not obliged to purchase any OGS Shares (including those represented by OGS ADSs) if, among other things, the UK Office of Fair Trading has not indicated, in terms reasonably satisfactory to Celltech, that it is not the intention of the UK Secretary of State for Trade and Industry to refer the proposed acquisition of OGS by Celltech for any matter arising therefrom to the UK Competition Commission.

The Offer is also conditional on the OGS/ CAT Scheme not having become effective.

Celltech may, at its discretion, choose to waive one or more of the Conditions to the Offer other than the Acceptance Condition referred to above.

See Part A of Appendix I to this document.

13.     How do I withdraw my acceptance?

To withdraw an acceptance in relation to the Offer for OGS Securities, you must deliver a written notice of withdrawal with the required information to the Receiving Agent or the Depositary, as applicable, while you still have the right to withdraw the OGS Securities. See paragraph 3 of Part B of Appendix I to this document.

14.     Will the Offer be followed by a compulsory acquisition?

If all of the Conditions to the Offer are either satisfied, fulfilled or, where permitted, waived and Celltech has acquired 90 per cent. or more in nominal value of OGS Shares (including those represented by OGS ADSs) to which the Offer relates within the statutory time period, then Celltech will be entitled to and intends to acquire all remaining OGS Shares (including those represented by OGS ADSs) pursuant to the Companies Act. OGS Securityholders subject to the compulsory acquisition would be offered the same consideration as those OGS Securityholders who accept the Offer. See paragraph 7(c) of Part B of Appendix I to this document.

15.     If I decide not to accept, how will the Offer affect my securities?

If Celltech is able to, it will acquire all OGS Shares (including OGS Shares represented by OGS ADSs) for which it has not received acceptances, pursuant to the compulsory acquisition provisions of the Companies Act. Celltech also intends to procure the making of an application by OGS for the cancellation of the listing of OGS Shares on the Official List and for the cancellation of trading in OGS Shares on the London Stock Exchange’s main market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 UK Business Days after the Offer becomes or is declared unconditional in all respects. Celltech also intends to procure that OGS applies for de-listing of the OGS ADSs from NASDAQ. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any OGS Securities not tendered in the Offer. Celltech may also request that OGS terminate the existing deposit agreement through which the OGS ADS programme is operated. See paragraph 7(c) of Part B of Appendix I to this document.

16.     Can I choose the currency of the cash that I receive?

If you are an OGS Shareholder and you accept the Offer, you will receive the price for your OGS Shares in pounds sterling.

If you are an OGS ADS Holder and you accept the Offer, you will receive the price in respect of the OGS Shares represented by your OGS ADSs in US dollars unless you specifically elect to receive it in pounds sterling.

Where you are receiving US dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Celltech for delivery in respect of your OGS ADSs. The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available by Celltech.

See paragraph 17(f) of the letter from JPMorgan and paragraph 2(j) of Part C of Appendix I to this document.

17.     Will I have to pay any fees or commissions?

If you are the registered owner of your OGS Securities and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your OGS Securities through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

18.     Will I be taxed on the cash that I receive?

For UK tax purposes, a UK resident or ordinarily resident holder who accepts the Offer and does not elect for the Loan Note Alternative will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional.

For US federal income tax purposes, a US Holder who accepts the offer will generally recognise a capital gain or loss on the disposal of OGS Shares or OGS ADSs in an amount equal to the difference between the US Holder’s tax basis in its OGS Shares or OGS ADSs and the Offer consideration valued in US dollars. A US Holder may also recognise an exchange gain or loss due to currency fluctuations.

Further information regarding the application of both UK and US tax laws to holders of OGS Securities who accept the Offer is set out in paragraph 5.1 and 5.2, respectively, of Appendix V to this document.

19.     Is there an alternative to cash consideration for my OGS Securities?

As part of the Offer, OGS Shareholders who are eligible to do so may elect to receive some or all of their consideration in Loan Notes. For UK tax purposes, the effect of electing for the Loan Note Alternative should be to allow eligible OGS Shareholders to defer any taxable gain generally arising on a disposal of their OGS Shares until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to OGS Shareholders who are US Persons or persons resident in Australia, Canada or Japan. The Loan Note Alternative is also not available to OGS ADS Holders.

Further information relating to the Loan Note Alternative is set out in paragraph 4 of the letter from JPMorgan and paragraph 4 of Part B of Appendix I to this document.

Further information regarding the applications of both UK and US tax laws to holders of OGS Securities who accept the Offer is set out in paragraphs 5.1 and 5.2 of Appendix V to this document.

20.     Who can answer questions I might have about the Offer?

If you have any questions about procedures for acceptance of the Offer, you should contact the Helpline on one of the following numbers:

•	From the United Kingdom*: 0870 600 0673

•	From the United States or if you are an OGS ADS Holder: (1) 800 858 1202

•	From other countries: +44 (0) 1903 702767

* Calls charged at local rate

Letter from the Chief Executive of Celltech

CELLTECH LOGO

To holders of OGS Shares and OGS ADSs and, for information only, to participants in the OGS Share Option Schemes

1 March, 2003

Cash Offer by Celltech and (outside the United States) by JPMorgan on its behalf for OGS

Dear Sir or Madam,

On Wednesday 26 February, 2003, we announced an all cash offer for OGS. Celltech’s Offer values each OGS Share at 182 pence in cash and the entire issued share capital of OGS at approximately £101.4 million.

This document outlines the reasons for our Offer and explains why you should accept it.

At a price of 182 pence, Celltech’s cash offer for each OGS Share represents a premium of approximately 23 per cent. to the implied value of CAT’s share offer, announced on 23 January, 2003, which valued each OGS Share at 148.5 pence as at the close of business on 25 February, 2003, the day before we announced the Offer. As of 25 February, 2003, CAT’s share offer equated to a valuation of OGS of £82.8 million against a market capitalisation of OGS on 22 January, 2003 (the day before the announcement by CAT and OGS of their proposed merger) of £85.0 million.

The detailed terms of our Offer, which contains a Loan Note Alternative, are set out in the rest of this document and the accompanying appendices.

Our generous cash Offer is 33.5p higher per OGS Share than the implied value of an OGS Share under the CAT all share offer and we strongly urge you to accept it by signing and returning the Acceptance Forms as soon as possible and, in any event, so they are received by the Receiving Agent or the Depositary as applicable no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003.

Yours faithfully

Dr. Peter Fellner
Chief Executive
Celltech Group plc

Celltech Group plc 208 Bath Road Slough Berks SL1 3WE United Kingdom
Tel: +44 01753 534655 Fax +44 01753 447590 E/mail: www.celltechgroup.com

Letter From JPMorgan

J.P. Morgan plc

125 London Wall,
London EC2Y 5AJ
England
Registered in England and Wales, No. 248609

To holders of OGS Shares and OGS ADSs and, for information only, to participants in the OGS Share Option Schemes

1 March, 2003

Dear OGS Shareholder or OGS ADS Holder,

CASH OFFER FOR OGS

1.     Introduction

This letter contains the formal Offer made by Celltech and (outside the United States) by JPMorgan on its behalf. The Offer and this document are subject to the applicable requirements of both the City Code and US federal securities laws, subject to customary exemptions granted by the SEC in relation to the Offer.

2.     Details of the Cash Offer

Celltech and (outside the United States) JPMorgan on behalf of Celltech hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Acceptance Forms, all of the OGS Securities on the following basis:

for each OGS Share (including those represented by OGS ADSs) 182 pence in cash

The consideration in the Offer is equivalent to 182 pence per OGS ADS.

The OGS Shares (including those represented by OGS ADSs) which are the subject of the Offer will be acquired by Celltech pursuant to the Offer fully paid and free from all liens, charges, equitable interests, third party rights and interests and encumbrances and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions (if any) declared, made or paid after the date of the announcement of the Offer.

The Offer extends to any OGS Shares (including those represented by OGS ADSs) which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes or is declared wholly unconditional, as Celltech may, subject to the City Code, decide) as a result of the exercise of options or rights granted under the OGS Share Option Schemes or otherwise, as described further in paragraph 11(b) below.

The Offer (including the Loan Note Alternative) is subject to the Conditions and Further Terms set out in Appendix I to this document and the Acceptance Forms.

If you are an OGS Shareholder, to accept the Offer you should return the Form of Acceptance, together with all other required documents (such as your share certificate(s)), as soon as possible and, in any event, so as to be received by the Receiving Agent by no later than 3.00 p.m. (London time) on 31 March, 2003.

The procedure for acceptance of the Offer if you are an OGS Shareholder is set out in paragraph 16 (“Procedure for Acceptance of the Offer”) below and in paragraph 1 of Part C of Appendix I to this document, and in the accompanying Form of Acceptance.

If you are an OGS ADS Holder, you should follow the instructions set out in paragraph 16 below and in paragraph 2 of Part C of Appendix I to this document.

3.     Premium

The Offer represents:

•	an additional 29.5p per OGS Share, equivalent to a premium of approximately 19.3 per cent. over 152.5p, being the Closing Price of an OGS Share on 22 January, 2003, the last UK Business Day prior to the announcement by CAT and OGS of their agreed merger

•	an additional 35.0p per OGS Share, equivalent to a premium of approximately 23.8 per cent. over 147.0p, being the 10-day volume weighted average trading price of an OGS Share on 22 January, 2003, the last UK Business Day prior to the announcement by CAT and OGS of their agreed merger

•	an additional 33.5p per OGS Share, equivalent to a premium of approximately 22.6 per cent. over 148.5p, being the implied value of an OGS Share under the CAT merger offer, on 25 February, 2003, the last UK Business Day prior to the announcement by Celltech of this Offer

4.     Loan Note Alternative

OGS Shareholders (other than certain overseas OGS Shareholders) who validly accept the Offer will be able to elect to receive Loan Notes instead of some or all of the cash to which they would otherwise become entitled under the terms of the Offer. The Loan Note Alternative is being made available on the following basis:

for every £1 in cash consideration £1 nominal of Loan Notes

The Loan Notes, which will be governed by English law, will be unsecured and will be issued credited as fully paid in amounts and integral multiples of £1 nominal value. All fractional entitlements to the Loan Notes will be disregarded. No application will be made for the Loan Notes to be issued or dealt in on any stock exchange but they will be transferable subject to certain restrictions to be set out in the instrument constituting the Loan Notes.

The Loan Notes will carry interest at 0.5 per cent. below LIBOR. Interest will be payable by half yearly instalments in arrears (less any tax) on 30 June and 31 December in each year, except that the first payment of interest will be made on the date (the “First Interest Payment Date”), which is the first 30 June or 31 December to fall on or after the date which is six months after the first date of issue of any of the Loan Notes. On the First Interest Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) the First Interest Payment Date. The Loan Notes will be redeemable in whole or in part for cash at the option of Noteholders on the First Interest Payment Date and subsequent interest payment dates. In certain circumstances (set out in the instrument constituting the Loan Notes), Celltech will have the right to redeem all of the Loan Notes. The final redemption date will be the fifth anniversary of the First Interest Payment Date.

No Loan Notes will be issued unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, valid elections have been received in respect of at least £10 million in nominal value of Loan Notes. If insufficient elections are received, Celltech reserves the right to choose, for those OGS Shareholders electing for the Loan Note Alternative, whether to honour those elections received or to settle in cash in accordance with the terms of the Offer.

Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance. The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects.

JPMorgan, financial adviser to Celltech, has advised that, based on market conditions on 27 February, 2003 (the last practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of each £1 nominal of Loan Notes would be approximately 99 pence.

OGS Shareholders and holders of OGS ADSs who are not resident in the United Kingdom should refer to paragraph 14 below and paragraph 6 of Part B of Appendix I.

5.     Background to and Reasons for the Offer

On 23 January, 2003, CAT and OGS announced that they had agreed the terms of a recommended merger, under the terms of which OGS Shareholders would receive 0.3620 new CAT shares in exchange for their existing OGS Shares.

At announcement, the proposed transaction between CAT and OGS valued each OGS Share at 195.5 pence. However, since then the value of CAT Shares has fallen by 127.8 pence (23.7 per cent.), giving a current value of 149.2 pence per OGS Share. This equates to a market valuation for OGS of £83.2 million.

Celltech believes that its cash Offer represents an opportunity to acquire important tangible and intangible assets that it can harness into its extensive R&D capabilities.

Celltech believes that, using its various antibody and small molecule technology platforms, it has the ability to exploit certain novel protein disease targets identified and patented by OGS. In addition, Celltech believes that the integration of OGS’ bio-informatics capabilities will significantly accelerate its own capabilities in this area. Zavesca, OGS’ licensed product for the treatment of mild to moderate Type I Gaucher disease, will generate a future income stream that will be of value to Celltech.

Further, Celltech believes that its cash Offer represents a significant premium to the value of CAT’s share offer, announced on 23 January, 2003. The proposed transaction between CAT and OGS valued each OGS share at 148.5 pence as at the close of business on 25 February, 2003. This equates to a valuation for OGS of £82.8 million against a value of OGS on 22 January, 2003 (the last UK Business Day before the announcement by CAT and OGS of their agreed merger) of £85.0 million.

In connection with the Offer, Celltech has reviewed, and will continue to review, various possible business strategies that it might consider in the event that it acquires control of OGS. Celltech believes that there are significant opportunities for synergies to be achieved between its operations and those of OGS and will look to maximise operational efficiencies of the two businesses, eliminating areas of duplication where applicable. If, as and to the extent that Celltech acquires control of OGS, Celltech intends to conduct a detailed review of OGS and its assets, corporate structure, capitalisation, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include, among other things, changes in OGS’ business (including closing or disposing of certain operations), corporate structure, number of employees, certificate of incorporation, bylaws, capitalisation, management or dividend policy. To date Celltech has only been given limited opportunities to conduct a due diligence investigation of OGS. Therefore, except as discussed in this and other preceding paragraphs, or as otherwise disclosed in this document, Celltech does not have any current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganisation, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving OGS or any of its subsidiaries, or any material changes in OGS’ capitalisation, corporate structure, business or composition of its management or board of directors.

Celltech has previously indicated to its shareholders that, since its existing business is cash-generative, it does not need to raise funds for existing operations or for small product or technology acquisitions. In keeping with this philosophy, and to avoid any dilution for its existing shareholders, it is offering 182 pence in cash for each OGS Share (including those represented by OGS ADSs) equating to a valuation for OGS of £101.4 million.

6.     Financial Effects on Celltech

Celltech plans to undertake a rapid integration of OGS, which is expected to be substantially complete in the second half of 2003. The financial impact on Celltech’s earnings profile is anticipated to be negligible.

7.     Information on the Celltech Group

Celltech is a leading European biotechnology company, with an extensive late stage development pipeline and a profitable, cash-generative pharmaceutical business. Celltech also possesses significant drug discovery and development capabilities, including a world-leading antibody technology platform and extensive medicinal chemistry capabilities.

Celltech is pursuing an R&D-centred strategy, where it aims to build long-term shareholder value by bringing first-in-class or best-in-class products to market, with its substantial investment in R&D of some £100 million per annum being sustained by revenues from its pharmaceutical business and royalty streams. Celltech is focused upon maximising the value retained from its innovative development programmes whilst minimising risk. This approach includes partnering for strength, where Celltech retains co-promotion rights, profit-sharing arrangements and enhanced royalties. These commercialisation arrangements include the marketing of certain specialist-focused products using Celltech’s own salesforce. Celltech has product collaborations with leading pharmaceutical and biotechnology companies including Amgen, AstraZeneca, Biogen, Bristol-Myers Squibb, Johnson & Johnson, Merck, Pharmacia and Wyeth.

For the year ended 31 December 2001, the Celltech Group reported a profit before taxation and goodwill amortisation of £47.8 million (loss after goodwill amortisation of £52.6 million) on turnover of £303.1 million. The Celltech Group had net assets as at that date of £619.2 million. As at close of business on 25 February, 2003 being the last UK Business Day prior to the date of the announcement of the Offer, Celltech had a market capitalisation of £892.1 million.

Further information, including financial information, relating to Celltech is set out in Appendix IV of this document.

8.     Information on the OGS Group

OGS is a research and product development company with three distinct business units— Inherited Storage Disorders (ISD), proteomics and oncology. In ISD, its most advanced product is Zavesca™, which has been approved by the European Commission for the treatment of mild to moderate Type I Gaucher disease in patients for whom enzyme replacement therapy is unsuitable. Under the terms of a marketing and distribution agreement, Actelion will market Zavesca worldwide with the exception of Israel. European launch is expected in March 2003. An amended New Drug Application is expected to be filed with the FDA in the first quarter of 2003. In Israel, Zavesca will be marketed by Teva, who filed for approval in January 2003. Zavesca is also undergoing further clinical investigations in other glycosphineal storage disorders. OGS’ other compound targeting ISD is OGT 923, which has entered Phase I clinical trials.

OGS has several proteomics collaborations with partners including Bayer, GSK, Pfizer, Pioneer Hi-Bred/ DuPont and Wyeth. In addition it has a joint venture, Confirmant, to develop the protein atlas of the human genome. OGS receives royalties for licensing its intellectual property in proteomics.

In oncology, OGS is developing a pipeline of projects and has drug discovery and development alliances with Medarex and BioInvent and a drug discovery alliance with NeoGenesis. OGS currently has five discovery products in oncology.

OGS completed its initial public offering and listing on the London Stock Exchange in April 1998, raising approximately £27.8 million. In March 2000, OGS raised approximately £32.9 million and in December raised a further £157.4 million in secondary offerings. In December 2000, the OGS ADSs commenced trading on NASDAQ.

For the year ended 31 December, 2001, the OGS Group reported a loss before taxation of £28.2 million on turnover of approximately £13.4 million. The OGS Group had net assets as at that date of approximately £194.6 million with net cash of approximately £176.6 million. On the basis of the Closing Price of an OGS Share of 152.5 pence on 22 January, 2003, which was the last UK Business Day prior to the date of the announced merger with CAT, OGS’ market capitalisation was approximately £85.0 million. As at 31 December, 2002, OGS had net cash of approximately £136.4 million.

Further information, including financial information, relating to OGS is set out in Appendix III of this document.

9.     Current Trading of Celltech and OGS

(a)     Celltech

Celltech continues to maintain a strong financial position, with cash and liquid resources at 31 December, 2002 of £119.4 million (unaudited). Celltech Directors are confident that Celltech’s business will continue to perform in line with the Celltech Board’s expectations.

(b)     OGS

In September 2002, OGS announced a reorganisation of its operations and a cost reduction programme. In light of the delays in the approval of Zavesca in the United States, the Bridgewater, New Jersey facility was closed. OGS also carried out a review of its UK operations which resulted in redundancies, restructuring and the streamlining of some existing alliances. As from 1 January, 2003, OGS has been reorganised into three separate business units: ISD, proteomics and oncology, with the intention of increasing transparency, responsibility and accountability.

In November, 2002, OGS announced that the European Commission had granted marketing authorisation for Zavesca, an oral treatment for patients with mild to moderate Type I Gaucher disease for whom enzyme replacement therapy is unsuitable. The existing European marketing agreement with Actelion for Zavesca was also extended to cover the rest of the world, excluding Israel. Zavesca is expected to be launched in Europe in March 2003. In January 2003, Zavesca was filed for approval in Israel by Teva, which has rights to market the drug in Israel. Following recent discussions with the FDA, OGS and Actelion intend to submit an amendment to the New Drug Application for Zavesca in the first quarter of 2003. In addition to the United States, Actelion intends to file for registration of Zavesca in Japan and will evaluate opportunities in other territories, as appropriate.

OGS has also commenced a Phase I study with OGT 923, bringing a second iminosugar into clinical development for glycosphingolipid storage disorders.

As at 31 December, 2002, the OGS Group had net cash of approximately £136.4 million, representing 244.8 pence per OGS ordinary share in issue.

10.     Financing

The Offer will be funded from Celltech’s existing cash resources. As at 31 December, 2002 the Celltech Group had cash and liquid resources of £105.1 million and as at 21 February, 2003 these had risen to £137.3 million (all figures on an unaudited basis).

JPMorgan has confirmed that resources are available to Celltech sufficient to satisfy full acceptance of the Offer.

11.     Employee Matters and OGS Share Option Schemes

(a)     Management and Employees

The Celltech Directors confirm that the existing contractual employment rights, including pension rights, of the management and employees of the OGS Group will be fully safeguarded following completion of the Offer.

(b)     OGS Share Option Schemes

The Offer extends to any shares in OGS which are unconditionally allotted or issued pursuant to the exercise of existing options under the OGS Share Option Schemes while the Offer remains open for acceptance (or such earlier date as Celltech may, subject to the City Code, decide.

Appropriate proposals will be made to holders of options under the OGS Share Option Schemes as soon as practicable. Such proposals will be conditional upon the Offer becoming or being declared unconditional in all respects.

12.     OGS/CAT Scheme

OGS Securityholders should be aware that it is a condition of the Offer that the OGS/CAT Scheme does not become effective. Any OGS Shareholder who wishes to accept the Offer should make an election in the forms of proxy provided in relation to the OGS/CAT Scheme to vote against the resolutions to approve the OGS/CAT Scheme to be proposed at the OGS Court Meeting and OGS EGM. Any OGS ADS Holder who wishes to accept the Offer should make an instruction in the voting instruction card provided in relation to the OGS/CAT Scheme to vote against the resolutions to be proposed at the OGS Court Meeting and the OGS EGM.

13.     Taxation

(a)     UK Taxation

Information on current UK tax law and Inland Revenue practice applicable to holders of OGS Securities who accept the Offer is contained in paragraph 5.1 of Appendix V to this document. Each OGS Securityholder is urged to consult his independent financial adviser immediately regarding the tax consequences of acceptance of the Offer and/or election for the Loan Note Alternative.

(b)     US Taxation

Information on certain US federal income tax consequences applicable to US Holders of OGS Securities who accept the Offer is contained in paragraph 5.2 of Appendix V to this document. Each OGS Securityholder is urged to consult his independent financial adviser immediately regarding the tax consequences of acceptance of the Offer.

14.     Overseas Holders of OGS Securities

The attention of OGS Securityholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 6 of Part B of Appendix I to this document and to the relevant provisions of the Acceptance Forms.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements.

The Offer in the United States is made solely by Celltech, and neither JPMorgan nor any of its affiliates is making the Offer in the United States.

Unless otherwise determined by Celltech and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, Australia, Canada or Japan and, subject to certain exemptions, the Offer is not capable of acceptance from or within Australia, Canada or Japan. Accordingly, neither this document nor the Acceptance Forms are being or may be mailed or otherwise forwarded, distributed or sent into or from Australia, Canada or Japan and doing so may render any purported acceptance of the Offer invalid. All OGS Securityholders (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document and/or the Acceptance Forms, should read the further details in this regard which are contained in paragraph 6 of Part B of Appendix I to this document before taking any action.

The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant securities laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to, or for the account or benefit of, any US Person or resident of Australia, Canada or Japan or any other such jurisdiction.

Notwithstanding the foregoing, Celltech retains the right to permit the Offer to be accepted and any sale of OGS Securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

15.     Rights of Withdrawal

Except to the extent of the exemptive relief which has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of OGS Securityholders to withdraw their acceptance of the Offer.

Under the Offer, OGS Securityholders will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraph 3 of Part B of Appendix I to this document). The Subsequent Offer Period must remain open for at least 14 days but may be extended beyond that time until a further specified date or until further notice.

The Offer will be deemed not to have been validly accepted in respect of any OGS Shares (including those represented by OGS ADSs) acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn OGS Shares (including those represented by OGS ADSs) by following one of the procedures described in paragraph 16 of this letter at any time prior to expiry or lapse of the Offer.

It should be noted that by virtue of the conflicting provisions of the City Code and US federal securities laws, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The Acceptance Condition in paragraph (a) of Part A of Appendix I to this document reflects this.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I to this document.

16.     Procedure for Acceptance of the Offer

(a)     If you hold OGS Shares in certificated form (i.e. if you hold a share certificate)

(i)     Completion of Form of Acceptance

You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold OGS Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold OGS Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation. Further Forms of Acceptance can be obtained from Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by telephoning the Helpline on 0870 600 0673 (if calling from the United Kingdom), (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) or +44 (0) 1903 702 767 (if calling from elsewhere).

Your completed Form(s) of Acceptance should be lodged with the Receiving Agent either by post or (during normal business hours) by hand to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex or by hand only (during normal business hours) to Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL together with the relevant share certificates, other documents(s) of title, letters of indemnity and supporting documents (if any), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time) on 31 March, 2003. A reply-paid envelope is enclosed for your convenience.

The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

Any Form of Acceptance received in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to Celltech or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas OGS Securityholders, see paragraph 14 of this letter and paragraph 6 of Part B of Appendix I to this document.

(ii)     To accept the Offer in respect of your OGS Shares

To accept the Offer in respect of your OGS Shares, you should complete Box 2 of the Form of Acceptance and, if appropriate, Boxes 6, 7 and 8. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the OGS Shares held by you. You must sign Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All OGS Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions.

If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0870 600 0673 (if calling from the United Kingdom,) (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) or +44 (0) 1903 702 767 (if calling from elsewhere).

(iii)     To elect for the Loan Note Alternative

To elect for the Loan Note Alternative in respect of some or all of the OGS Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraph (i) above. The attention of those OGS Shareholders considering accepting the Loan Note Alternative is drawn to paragraph 4 above, paragraph 4 of Part B of Appendix I and to Appendix II of this document.

(iv)     Share certificates not readily available or lost

Your completed, signed and (if appropriate) witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason, your share certificate(s) and/or other document(s) of title is/are not readily available, you should nevertheless complete, sign and return your completed Form of Acceptance as stated above. You should send with the Form of Acceptance any share certificate(s) and/or other documents(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificates and/or other documents of title and such certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter. If you have lost your share certificate(s) and/or other document(s) of title, you should write to the Registrar at Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Lloyds TSB Registrars at either of the addresses given above.

(b)     If you hold OGS Shares in uncertificated form (i.e. in CREST)

You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(i)     Completion of Form of Acceptance

You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold OGS Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold OGS Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Further Forms of Acceptance can be obtained from Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by telephoning the Helpline on 0870 600 0673 (if calling from the United Kingdom), (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) or +44 (0)1903 702 767 (if calling from elsewhere).

Your completed Form(s) of Acceptance should be lodged with the Receiving Agent either by post or (during normal business hours) by hand to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex or by hand only (during normal business hours) to Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL, as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time) on 31 March, 2003. A reply-paid envelope is enclosed for your convenience.

The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

Any Form of Acceptance received in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to Celltech or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas OGS Securityholders, see paragraph 14 of this letter and paragraph 6 of Part B of Appendix I to this document.

(ii)     To accept the Offer in respect of your OGS Shares

To accept the Offer in respect of your OGS Shares you must complete Box 2 of the Form of Acceptance and, as your OGS Shares are in CREST, Box 5 and, if appropriate, Boxes 6, 7 and 8. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the OGS Shares held by you. In all cases you must sign and date Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All OGS Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions.

If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0870 600 0673 (if calling from the United Kingdom), (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) or +44 (0)1903 702 767 (if calling from elsewhere).

(iii)     To elect for the Loan Note Alternative

To elect for the Loan Note Alternative in respect of some or all of the OGS Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraph (i) and (ii) above. The attention of those OGS Shareholders considering accepting the Loan Note Alternative is drawn to paragraph 4 above, paragraph 4 of Part B of Appendix I and to Appendix II to this document.

(iv)     Additional procedures for OGS Shares held in uncertificated form (i.e. in CREST)

If your OGS Shares are held in uncertificated form you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such OGS Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described in (i) and (ii) and (iii) above. In addition, you should take (or procure to be taken) the action set out below to transfer the OGS Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE Instruction), specifying the Receiving Agent (in its capacity as a CREST participant under the receiving agent participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time) on 31 March, 2003.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your OGS Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your OGS Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo’s specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

(a)	the number of OGS Shares to be transferred to an escrow balance;

(b)	your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

(c)	your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

(d)	the participant ID of Lloyds TSB Registrars, in its capacity as a CREST receiving agent. This is 6RA52;

(e)	the member account ID of Lloyds TSB Registrars. This is RA632801;

(f)	the Form of Acceptance reference number. This is the reference number that is shown next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will assist Lloyds TSB Registrars in matching the TTE to your Form of Acceptance. You should keep a separate record of this Form of Acceptance reference number for future reference;

(g)	the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) on 31 March, 2003;

(h)	the Corporate Action Number for the Offer which is allocated by CRESTCo and can be found by reviewing the relevant Corporate Action Details in CREST; and

(i)	input with Standard Delivery instruction of 80.

After settlement of the TTE Instruction, you will not be able to access the OGS Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the OGS Shares concerned to itself in accordance with paragraph 1 of Part C of Appendix I.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, Celltech may treat any amount of OGS Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of OGS Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to OGS Shares to settle prior to 3.00 p.m. (London time) on 31 March, 2003. In this regard you are referred in particular to those paragraphs of the CREST Manual concerning practical limitations of the CREST system and timings.

Celltech will make an appropriate announcement if any of the details contained in this paragraph alter for any reason in any respect that is material for OGS Shareholders.

You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(c)     If you hold OGS ADSs

The attention of holders of OGS ADSs is drawn to paragraph 2 of Part C of Appendix I to this document and to the relevant provisions of the Letter of Transmittal.

For a holder of OGS ADSs to validly accept the Offer, either:

(i)	a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any other required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at the appropriate address as set out in the Letter of Transmittal and either the OGS ADRs evidencing such OGS ADSs must be received by the Depositary at one of such addresses or such OGS ADRs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 2(c) of Part C of Appendix I to this document (and a Book-Entry Confirmation received by the Depositary in accordance with such procedures); or

(ii)	such holder must comply with the guaranteed delivery procedures set out in paragraph 2(h) of Part C of Appendix I to this document.

Acceptances using the guaranteed delivery procedures will not be taken into account in determining whether the Acceptance Condition has been satisfied unless the OGS ADRs evidencing the OGS ADSs or book-entry transfer of the OGS ADSs to which the guaranteed delivery procedures relate have been received by the Depositary before the end of the Initial Offer Period.

If you hold OGS ADSs and are in any doubt as to the procedure for acceptance, please telephone the Helpline on 0870 600 0673 (if calling from the United Kingdom), (1) 800 858 1202 (if calling from the United States or if you are an OGS ADS Holder) or +44 (0) 1903 702 767 (if calling from elsewhere).

(d)     If you are a holder of OGS Securities (in whatever form)

(i)     Validity of acceptances

Without prejudice to Part B of Appendix I to this document and subject to the City Code, Celltech reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), OGS ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash or Loan Notes under the Offer will be required to be made until after the acceptance is entirely in order to Celltech’s satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s), OGS ADRs and/or other document(s) of title or indemnities satisfactory to Celltech have been received by, the Receiving Agent or the Depositary, as appropriate.

(ii)     No acknowledgement

No acknowledgement of receipt of Acceptance Form(s), OGS share certificates, OGS ADRs or other documents of title or documentation in respect of the Offer will be given by, or on behalf of, Celltech.

17.     Settlement

(a)     Date of Payment

The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting OGS Securityholders or their designated agents will be effected in the manner set out below:

(i)	in the case of acceptances received, complete in all respects, by the end of the Initial Offer Period, within 14 calendar days of such date; or

(ii)	in the case of acceptances received, complete in all respects, after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt.

(b)     OGS Shares held in uncertificated form (that is, in CREST)

Where an acceptance relates to OGS Shares held in uncertificated form, (i) the cash consideration to which an accepting OGS Shareholder is entitled will be paid by means of CREST by Celltech procuring the creation of an assured payment obligation in favour of the accepting OGS Shareholder’s payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States, Australia, Canada or Japan.

Celltech reserves the right to settle all or any part of the cash consideration referred to above, for all or any OGS Shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)     OGS Shares and OGS ADSs held in certificated form

Where an acceptance relates to OGS Shares or OGS Shares represented by OGS ADSs held in certificated form, cheques drawn on a UK clearing bank in pounds sterling or US dollars, as appropriate, for the cash due and, where applicable, definitive Loan Note certificates for the appropriate nominal amount of any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States and no payments or Loan Note certificates will be despatched to addresses in Australia, Canada or Japan.

(d)     Lapsing of the Offer

During the Initial Offer Period, if by the closing date of the Offer the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse. If the Offer lapses then: (i) in respect of OGS Shares held in certificated form and OGS Shares represented by OGS ADSs, the relevant share certificate(s), OGS ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in Box 1 (or, if applicable, Box 7) of the Form of Acceptance or to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of OGS Shares held in uncertificated form (that is, in CREST), the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant OGS Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of OGS Shares concerned; and (iii) in respect of OGS Shares represented by OGS ADSs delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, OGS Shares represented by OGS ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(e)     General

All documents and remittances sent by, to or from OGS Securityholders or their appointed agents will be sent at their own risk.

(f)     Currency of cash consideration

OGS Shareholders, whether located in the United States or elsewhere, will receive the cash consideration in pounds sterling.

Holders of OGS ADSs are entitled under the terms of the Offer to receive the cash consideration in pounds sterling. The pounds sterling consideration available to holders of OGS ADSs is the same, per OGS Share, as that offered to OGS Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, OGS ADS Holders will receive consideration converted into US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Celltech for delivery in respect of the relevant OGS ADSs.

OGS ADS Holders may receive such amount on the basis set out above only in respect of the whole of the OGS Shares, represented by his holding of OGS ADSs, in respect of which he accepts the Offer. Holders of OGS ADSs may not elect to receive both pounds sterling and US dollars.

If you are an OGS ADS Holder and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete the Box entitled “Pounds Sterling Payment Election” on the Letter of Transmittal in addition to taking the actions described in paragraph 16(c) above.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available by Celltech for delivery in respect of the relevant OGS ADSs. Holders of OGS ADSs should be aware that the US dollar/ pound sterling exchange rate which is prevailing on the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available by Celltech for delivery in respect of the relevant OGS ADSs. In all cases, fluctuations in the US dollar/ pounds sterling exchange rate are at the risk of accepting OGS ADS Holders who are treated as having elected to receive their consideration in US dollars. None of Celltech and its advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

18.     Compulsory Acquisition and Application for De-listing

If Celltech receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the OGS Shares (including those represented by OGS ADSs) to which the Offer relates, Celltech intends to exercise its rights pursuant to the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily the remaining OGS Shares (including those represented by OGS ADSs). Furthermore, as soon as it is appropriate and possible to do so and subject to the Offer becoming or being declared unconditional in all respects, Celltech intends to procure the making of an application by OGS to the London Stock Exchange and the UK Listing Authority respectively for the cancellation of the trading in OGS Shares on the London Stock Exchange’s market for listed securities and of the listing of the OGS Shares on the Official List and intends to seek to re-register OGS as a private company under the relevant provisions of the Companies Act. It is anticipated that such cancellation will take effect not earlier than 20 UK Business Days after the Offer becomes or is declared unconditional in all respects. De-listing would significantly reduce the liquidity and marketability of any OGS Shares not assented to the Offer.

Celltech also intends to procure that OGS applies for the de-listing of OGS ADSs from NASDAQ which would significantly reduce the liquidity and marketability of any OGS ADSs. Celltech may also request that OGS terminates the existing deposit agreement through which the OGS ADS programme is operated.

19.	Further Information

Your attention is drawn to the further information contained in the appendices which form part of this document, and to the accompanying Acceptance Forms, which should be read in conjunction with this document. The appendices and the Acceptance Forms contain material information which may not be summarised elsewhere.

20.	Action to be Taken

If you wish to accept the Offer you are urged to complete, sign and return the Form of Acceptance or, if you are an OGS ADS Holder, the Letter of Transmittal, together with all the documents required to be returned with it, as soon as possible and, in any event, so as to be received by the Receiving Agent, or the Depositary, as appropriate, by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003.

Yours faithfully

For and on behalf of JPMorgan

Bernard Taylor Vice Chairman	Julian Oakley Managing Director

Appendix I

Conditions and Further Terms of the Offer

The Offer, which is being made by Celltech and (outside the United States) by JPMorgan on its behalf, complies with the applicable rules and regulations of the City Code and with the Exchange Act. In addition, the Offer is governed by English law and is subject to the jurisdiction of the courts of England and is being made on the terms and conditions set out herein and in the related Acceptance Forms.

PART A:     CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a)	valid acceptances being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003 (the “First Closing Date”) or such later time(s) and/or date(s) as Celltech may, subject to the City Code, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as Celltech may decide) of the OGS Shares (including OGS Shares represented by OGS ADSs) to which the Offer relates, provided that this condition will not be satisfied unless Celltech and its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, OGS Shares (including OGS Shares represented by OGS ADSs) carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of OGS, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any OGS Shares (including OGS Shares represented by OGS ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

(i)	OGS Shares (including OGS Shares represented by OGS ADSs) which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue; and

(ii)	the expression “OGS Shares (including OGS Shares represented by OGS ADSs) to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985,

provided further that, unless Celltech otherwise determines, this condition (a) shall be capable of being satisfied only at a time when all of the other conditions (b) to (j) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived;

(b)	the Office of Fair Trading indicating, in terms reasonably satisfactory to Celltech, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of OGS by Celltech, or any matter arising therefrom, to the Competition Commission;

(c)	insofar as the proposed acquisition of shares in, or control of, OGS by Celltech pursuant to the Offer, or any matter arising therefrom, constitutes a concentration that must be notified in accordance with Section 39 of the German Act against Restraints of Competition (“ARC”, “Gesetz gegen Wettbewerbsbeschränkungen”), (i) notification from the German Federal Cartel Office (“FCO”) that the conditions for a prohibition of the proposed acquisition of shares in, or control of, OGS by Celltech set out in Section 36 para.1 of the ARC are not fulfilled; or (ii) the expiry of the one month time limit laid down in Section 40 para.1 of the ARC without Celltech having been notified by the FCO that it has entered into an examination of the proposed acquisition of shares in, or control of, OGS by Celltech; or (iii) approval or deemed approval of the proposed acquisition of shares in, or control of, OGS by Celltech by the FCO pursuant to Section 40 para.2 of the ARC;

(d)	the OGS/CAT Scheme (or any other scheme of arrangement under section 425 of the Companies Act between OGS and the OGS Shareholders which may be proposed to effect a merger between CAT and OGS) shall not have become effective in accordance with its terms;

(e)	no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a “Relevant Authority”) having decided to take, instituted or threatened any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might be reasonably expected to:

(i)	make the Offer or the acquisition or the proposed acquisition of any shares in, or control of, OGS by Celltech void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Offer or the acquisition of any shares in, or control of, OGS by Celltech;

(ii)	require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the Wider Celltech Group or the Wider OGS Group of all or any substantial part of their respective businesses, assets or properties or impose any limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties;

(iii)	impose any material limitation on, or result in any material delay in, the ability of any member of the Wider Celltech Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider OGS Group or on the ability of any member of the Wider OGS Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any other member of the Wider OGS Group in each case to an extent which is material in the context of the Wider Celltech Group taken as a whole or, as the case may be, the Wider OGS Group taken as a whole;

(iv)	require any member of the Wider Celltech Group or of the Wider OGS Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider OGS Group or any member of the Wider Celltech Group where such acquisition would be material in the context of the Wider Celltech Group taken as a whole in the context of the Offer or, as the case may be, the Wider OGS Group taken as a whole;

(v)	impose any material limitation on the ability of any member of the Wider Celltech Group or the Wider OGS Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Celltech Group and/or the Wider OGS Group; or

(vi)	otherwise materially and adversely affect the business, assets, financial or trading position or profits of any member of the Wider Celltech Group or of the Wider OGS Group,

and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(f)	all necessary filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares in, or control of, OGS by Celltech and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) necessary or appropriate in any jurisdiction for or in respect of the Offer and the proposed acquisition of any shares in, or control of, OGS by Celltech being obtained in terms and in a form reasonably satisfactory to Celltech from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider Celltech Group or the Wider OGS Group has entered into contractual arrangements and such authorisations together with all authorisations necessary or appropriate for any member of the Wider OGS Group to carry on its business remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(g)	save as fully and fairly disclosed to Celltech in writing before 26 February, 2003, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider OGS Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Offer or the acquisition or proposed acquisition by Celltech of any shares in, or change in the control or management of, OGS or otherwise, would or might (to an extent which is materially adverse in the context of the Wider OGS Group taken as a whole) reasonably be expected to result in:

(i)	any monies borrowed by or any other indebtedness (actual or contingent) of any such member of the Wider OGS Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member of the Wider OGS Group or any such security interest (whenever arising or having arisen) becoming enforceable;

(iii)	any assets or interest of any such member of the Wider OGS Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, other than in the ordinary course of business;

(iv)	the interest or business of any such member of the Wider OGS Group in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely affected;

(v)	any such member of the Wider OGS Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)	the value of any such member of the Wider OGS Group or its financial or trading position being prejudiced or adversely affected;

(vii)	any such agreement, arrangement, licence or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder; or

(viii)	the creation of any liabilities (actual or contingent) by any such member of the Wider OGS Group;

and no event having occurred which, under any provision of any agreement, arrangement, licence or other instrument to which any member of the Wider OGS Group is a party or by or to which any such member or any of its assets may be bound or be subject, could result in any events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this paragraph (g);

(h)	except as disclosed in the annual report and accounts of OGS for the year ended 31 December, 2001, or the interim financial statements of OGS for the six months ended 30 June, 2002 or as publicly announced to a Regulatory Information Service by or on behalf of OGS or as otherwise fairly disclosed to Celltech in writing before 26 February, 2003, no member of the Wider OGS Group having since 31 December, 2001:

(i)	issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities save as between OGS and wholly-owned subsidiaries of OGS prior to 26 February, 2003 or upon the exercise of rights to subscribe for OGS Shares pursuant to options granted under the OGS Share Option Schemes prior to 26 February, 2003;

(ii)	recommended, declared, paid or made any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of OGS;

(iii)	implemented or authorised any merger or demerger or (other than in the ordinary course of business) acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over, any asset or any right, title or interest in any asset;

(iv)	implemented or authorised any reconstruction, amalgamation, scheme or other transaction or arrangement (other than in the ordinary course of business);

(v)	purchased, redeemed or repaid any of its own shares or other securities or reduced or made or authorised any other change in its share capital;

(vi)	made or authorised any change in its loan capital or issued or authorised the issue of any debentures or (other than in the ordinary course of business and save as between OGS and wholly-owned subsidiaries of OGS) incurred or increased any indebtedness or contingent liability;

(vii)	entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material;

(viii)	entered into any contract, commitment or arrangement which would be restrictive on the business of any member of the Wider OGS Group or the Wider Celltech Group (other than to a nature and extent which is not material in the context of the business concerned);

(ix)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(x)	taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues;

(xi)	waived, compromised or settled any claim which is material in the context of the Wider OGS Group taken as a whole;

(xii)	entered into or varied the terms of any service agreement or arrangement with any director of OGS;

(xiii)	made or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees, in each case which is material; or

(xiv)	entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition;

and for the purpose of this condition “material” shall mean material in the context of the OGS Group taken as a whole;

(i)	since 31 December, 2001 (except as disclosed in the annual report and accounts of OGS for the year then ended or the interim financial statements of OGS for the six months ended 30 June, 2002 or as publicly announced to a Regulatory Information Service by or on behalf of OGS before 26 February, 2003);

(i)	no adverse change having occurred in the business, assets, financial or trading position or profits of the Wider OGS Group which is material in the context of the OGS Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider OGS Group or to which any member of the Wider OGS Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Wider OGS Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider OGS Group which would or might materially and adversely affect the Wider OGS Group taken as a whole; and

(iii)	no contingent or other liability having arisen which would or might materially and adversely affect the Wider OGS Group taken as a whole;

(j)	Celltech not having discovered that:

(i)	any financial, business or other information publicly disclosed at any time by any member of the Wider OGS Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading which in any case is material to the financial or trading position of the Wider OGS Group taken as a whole;

(ii)	any member of the Wider OGS Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of OGS for the year ended 31 December, 2001 or the interim financial statements of OGS for the six months ended 30 June, 2002 and which is material in the context of the Wider OGS Group taken as a whole;

(iii)	any past or present member of the Wider OGS Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has otherwise been any such storage, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider OGS Group and which is material in the context of the Wider OGS Group taken as a whole; or

(iv)	there is or is likely to be any obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider OGS Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction and which is material in the context of the Wider OGS Group taken as a whole.

Celltech reserves the right to waive all or any of conditions (b) to (j) inclusive, in whole or in part. The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by Celltech to have been or remain satisfied by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003 (or such later date as Celltech may determine, in accordance with the City Code and the Exchange Act). Celltech shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (j) inclusive by a date earlier than the latest date for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Celltech is required by the Panel to make an offer or offers for any OGS Shares under Rule 9 of the City Code, Celltech may make such alterations to the above conditions as are necessary to comply with that Rule.

The Offer will lapse (unless the Panel otherwise consents) if, before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003 or the date when the Offer becomes unconditional as to acceptances (whichever is the later), the acquisition of OGS is referred to the Competition Commission.

PART B:     FURTHER TERMS OF THE OFFER

The following Further Terms apply, unless the context requires otherwise, to the Offer and the Loan Note Alternative. Except where the context requires otherwise, any reference in Parts B and C of this Appendix I and in the Acceptance Forms:

(i)	to the “Offer” will include the Loan Note Alternative and any other election available under the Offer and any revision, variation or extension to the Offer;

(ii)	to the “Offer becoming unconditional” will include the Offer becoming or being declared unconditional;

(iii)	to the Offer being or becoming or being declared “unconditional” will be construed as the Offer becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled; and

(iv)	to the “Offer Document” will mean this document and any other document containing the Offer.

The following further terms apply, unless the context requires otherwise, to the Offer.

1.     Acceptance Period

(a)	The Offer will be open for acceptance until 3.00 p.m. (London time), 10.00 am (New York City time) on 31 March, 2003.

(b)	Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel that is in accordance with the Exchange Act) following the date written notice of the revision is despatched to OGS Securityholders. Except with the consent of the Panel, no revision of the Offer may be made after 16 April, 2003 or, if later, the date 14 calendar days before the last date on which the Offer can become unconditional.

(c)	The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 30 April, 2003 (or any other time and/or date beyond which Celltech has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement), nor of being kept open for acceptances after that time and/or date unless the Offer has previously become unconditional, provided that Celltech reserves the right, with the permission of the Panel, to extend the Offer to (a) later time(s) and/or date(s). Except with the consent of the Panel, Celltech may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of OGS Shares (including OGS Shares represented by OGS ADSs) made after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 30 April, 2003 (or any other time(s) and/or date(s) beyond which Celltech has stated that the Offer will not be extended (and has not, where permitted, withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as Celltech, with the permission of the Panel, may determine.

(d)	If the Offer becomes unconditional, it will remain open for acceptance for the Subsequent Offer Period which shall be for not less than 14 calendar days from the expiry of the Initial Offer Period. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 calendar days’ notice in writing will be given prior to the closing of the Offer by or on behalf of Celltech to those OGS Securityholders who have not accepted the Offer.

(e)	If a competitive situation arises after Celltech has made a “no extension” statement and/or a “no increase” statement (as referred to in the City Code) in connection with the Offer, Celltech may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and be free to revise and/or extend the Offer provided it complies with the requirements of the City Code and the Exchange Act and in particular that:

(i)	it announces the withdrawal as soon as possible and in any event within four UK Business Days of the firm announcement of the competing offer;

(ii)	it notifies OGS Securityholders to that effect in writing at the earliest opportunity or, in the case of OGS Securityholders with registered addresses outside the United Kingdom or whom Celltech knows to be nominees, custodians or trustees holding OGS Shares (including OGS Shares represented by OGS ADSs) for such persons, by announcement in the United Kingdom and the United States at the earliest opportunity; and

(iii)	any OGS Securityholder who accepted the Offer after the date of the “no extension” or “no increase” statement is given a right of withdrawal in accordance with paragraph 3(c) of this Part B.

Celltech may choose not to be bound by a “no increase” or “no extension” statement if, having reserved the right to do so, it posts an increased or improved offer (either as to the value or form of the consideration or otherwise) which is recommended for acceptance by the board of directors of OGS, or in other circumstances permitted by the Panel.

(f)	For the purposes of determining whether the Acceptance Condition has been satisfied, Celltech will not be bound (unless otherwise required by the Panel) to take into account any OGS Shares (including OGS Shares represented by OGS ADSs) which have been issued or unconditionally allotted or which arise as the result of the exercise of subscription or conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue, subscription or conversion has been received from OGS or its agents before that time by Celltech or the Receiving Agent or the Depositary (in the case of OGS ADSs) on behalf of Celltech at one of the addresses specified in paragraph 3(e) of this Part B. Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient.

(g)	In accordance with applicable SEC policy, at least five US Business Days prior to any reduction in the percentage of OGS Shares (including OGS Shares represented by OGS ADSs) required to satisfy the Acceptance Condition, the Offeror will announce that it is to exercise the right so as to reduce such percentage. The announcement will be made through a press release designed to inform OGS Securityholders in the United Kingdom and elsewhere and by placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the level to which the percentage required to satisfy the Acceptance Condition may be reduced, that such a reduction is possible but that Celltech need not declare its actual intentions until it is required to do so under the City Code and will contain language advising holders of OGS Securities to withdraw their OGS Shares (including OGS Shares represented by OGS ADSs) if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. Celltech will not make such an announcement unless it believes that there is a significant possibility that sufficient OGS Shares (including OGS Shares represented by OGS ADSs) will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. OGS Securityholders who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Offer has become unconditional in all respects (which may be at a level of acceptances lower than 90 per cent.) or be prepared to withdraw their acceptances promptly following an announcement by Celltech of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of OGS Shares (including OGS Shares represented by OGS ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five US Business Days thereafter. Holders of OGS Securities will be able to accept the offer for at least five US Business Days after the reduction of the Acceptance Condition.

2.     Announcements

(a)	Without prejudice to paragraph 3(a) below, by 8.00 a.m. (London time) and 8.00 a.m. (New York City time) on the UK Business Day (the “relevant day”) following the day on which the Offer is due to expire, or becomes unconditional, or is revised or is extended, as the case may be, (or such later time or date as the Panel may agree), Celltech will make an appropriate announcement and simultaneously inform a Regulatory Information Service and the Dow Jones News Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of OGS Shares (including OGS Shares represented by OGS ADSs) and rights over OGS Shares (including OGS Shares represented by OGS ADSs) (as nearly as practicable):

(i)	for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert (for the purposes of the City Code and in relation to the Offer) with Celltech);

(ii)	acquired or agreed to be acquired by or on behalf of Celltech or any person acting or deemed to be in concert with Celltech during the Offer Period; and

(iii)	held by or on behalf of Celltech or any person deemed to be acting in concert with Celltech prior to the Offer Period,

and will specify the percentage of OGS’ share capital represented by each of these figures. Any decision to extend the time and/or date by which the Acceptance Condition has to be satisfied may be made at any time up to, and will be announced not later than 8.00 a.m. (London Time) in the United Kingdom and 8.00 a.m. (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree). The announcement will also state the next expiry date unless the Offer is unconditional, in which case it may instead state that the Offer will remain open until further notice. In computing the number of OGS Shares and OGS ADSs represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraph 7(e) below, acceptances and purchases not in all respects in order or subject to verification.

(b)	In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Celltech include the release of an announcement by public relations consultants or by JPMorgan on behalf of Celltech to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to a Regulatory Information Service and the Dow Jones News Service. An announcement made otherwise than to a Regulatory Information Service will be notified simultaneously to a Regulatory Information Service and the Dow Jones News Service (unless the Panel otherwise agrees).

3.     Rights of withdrawal

(a)	OGS Securities in respect of which acceptances have been received may be withdrawn pursuant to the procedures set out below at any time from the date of this document until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other circumstances described below. OGS Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period and OGS Securities in respect of which acceptances have been received during the Subsequent Offer Period, may not be withdrawn, except in certain limited circumstances described below.

(b)	Celltech will only make an announcement that the Acceptance Condition has been satisfied if all other Conditions are satisfied, fulfilled or, to the extent permitted, waived. If Celltech, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time), 10.30 a.m. (New York City time) on the relevant day (or such later time and/or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2(a) of this Part B, an accepting OGS Securityholder may (unless the Panel otherwise agrees) immediately after that time withdraw his acceptance of the Offer in accordance with the procedures set out below. Subject to paragraph 1(c) of this Part B, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Celltech confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1(d) of this Part B will run from the date of that confirmation and compliance.

(c)	If a “no extension” and/or “no increase” statement is withdrawn in accordance with paragraph 1(e) of this Part B, any acceptance made by a OGS Securityholder after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(a) above for a period of eight calendar days following the date on which the notice of the withdrawal of such statement is posted to OGS Securityholders.

(d)	Except as provided by this paragraph 3 acceptances of, and elections under, the Offer will be irrevocable.

(e)	To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Receiving Agent, Lloyds TSB Registrars at either The Causeway, Worthing, West Sussex BN99 6DA or Antholin House, 71 Queen Street, London EC4N 1SL or the Depositary at any of the addresses set out in the Letter of Transmittal) to which the acceptance was originally sent at their respective addresses and must specify the name of the person who has tendered the OGS Shares and OGS ADSs, the number of OGS Shares and OGS ADSs to be withdrawn and (if OGS ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn. In respect of OGS ADSs, if OGS ADRs have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such OGS ADRs, the serial numbers shown on such OGS ADRs must be submitted and, unless the OGS ADSs evidenced by such OGS ADRs have been delivered by an Eligible Institution, the signatures of the notice of withdrawal must be guaranteed by an Eligible Institution. If OGS ADSs evidenced by OGS ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 2 of Part C of this Appendix I, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn OGS ADSs and must otherwise comply with such Book-Entry Transfer Facility’s procedures.

(f)	In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting holders of OGS Securities or his/their agent(s) duly appointed in writing (evidence of whose appointment satisfactory to Celltech is produced with the notice). Telex or facsimile or other electronic transmissions or copies will not be sufficient. No notice which is post-marked or otherwise appears to Celltech or its agents to have been sent from Australia, Canada or Japan will be treated as valid.

(g)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Celltech whose determination (except as required by the Panel) will be final and binding. None of Celltech, OGS, JPMorgan, the Depositary, the Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph (g).

4.     The Loan Note Alternative

(a)	The Loan Note Alternative is conditional upon all of the Conditions becoming or being declared satisfied, fulfilled, or to the extent permitted, waived and will remain open for as long as the Offer remains open for acceptances.

(b)	Subject as stated below, OGS Shareholders who validly accept the Offer may elect, in respect of the OGS Shares for which they have accepted the Offer, to receive Loan Notes instead of the cash consideration payable under the Offer on the basis of £1 in nominal value of Loan Notes for every £1 in cash consideration. The Loan Notes will be issued, credited as fully paid, in integral multiples of £1 nominal value. Fractional entitlements will be disregarded.

(c)	Unless Celltech determines otherwise, no Loan Notes will be issued by Celltech unless the aggregate nominal value of all Loan Notes to be issued as a result of valid elections for the Loan Note Alternative received on or before the date on which the Offer becomes unconditional in all respects is equal to or exceeds £10 million. If such aggregate is less than £10 million, any such election shall (unless Celltech determines otherwise) be void and, provided the acceptance of the Offer is otherwise valid, the relevant OGS Shareholder will be deemed to have accepted the Offer without making an election for the Loan Note Alternative.

(d)	No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly complete in all respects and accompanied by, if appropriate, all relevant share certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(e)	If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, or is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the OGS Shareholder(s) purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of OGS Shares which are the subject of the acceptance and the OGS Shareholder(s) will, on the Offer becoming unconditional, receive the cash consideration due under the Offer.

(f)	No application will be made for the Loan Notes to be listed or dealt in on any stock exchange but they will be transferable subject to certain conditions.

(g)	JPMorgan estimates that, in current market conditions, the value of the Loan Notes would be approximately 99 pence per £1 in nominal value.

(h)	The Loan Note Alternative is not available to OGS ADS Holders or to OGS Shareholders who are US Persons or persons resident in Australia, Canada or Japan.

5.     Revised Offer

(a)	Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as JPMorgan may consider appropriate) an improvement (or no diminution) in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, or in the overall value received by an OGS Securityholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 5(c), 5(d) and 6 of this Part B, be made available to any OGS Securityholder who has validly accepted the Offer in its original or any previously revised form(s) and who has not validly withdrawn such acceptance (a “Previous Acceptor”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject to paragraphs 5(c), 5(d) and 6 of this Part B, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to Celltech, JPMorgan or any of their respective directors, authorised representatives and agents as his attorney and/or agent (“attorney”):

(i)	to accept any such revised Offer on behalf of such Previous Acceptor;

(ii)	if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney in his absolute discretion thinks fit; and

(iii)	to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections.

In making any such acceptance or making any such election, the attorney will take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b)	Celltech and JPMorgan reserve the right (subject to paragraph 5(a) above) to treat an executed Form of Acceptance or Letter of Transmittal relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer (and, where applicable, a valid election for the alternative form(s) of consideration). Such acceptance will constitute an authority in the terms of paragraph 5(a) above, mutatis mutandis, on behalf of the relevant OGS Securityholder.

(c)	The deemed acceptances referred to in this paragraph 5 shall not apply and the authorities conferred by this paragraph 5 shall not be exercised by Celltech or JPMorgan or any of their respective directors, authorised representatives and agents if, as a result, the Previous Acceptor would (on such basis as JPMorgan may consider appropriate) as a result receive, under or in consequence of the Offer and/or any alternative pursuant thereto as revised or otherwise, less in aggregate consideration under the revised Offer than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf, having regard to any previous acceptance or election originally made by him, unless the Previous Acceptor has previously otherwise agreed in writing.

(d)	The deemed acceptances referred to in this paragraph 5 will not apply and the authorities conferred by this paragraph will be ineffective in the case of a Previous Acceptor who lodges with the Receiving Agent or the Depositary as appropriate, within 14 calendar days of the posting of the document pursuant to which the revision of the Offer is made available to OGS Securityholders, a Form of Acceptance (in the case of holders of OGS Shares), Letter of Transmittal (in the case of holders of OGS ADSs) or some other form issued by or on behalf of Celltech in which the OGS Securityholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original acceptance.

(e)	If Celltech makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Celltech will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances than existing, including the materiality of the changes, but generally will be no less than five US business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to holders of OGS Securities. Any reduction in the percentage of OGS Shares (including those OGS Shares represented by OGS ADSs) required to satisfy the Acceptance Condition will be accomplished and announced in the manner described in paragraph 1(g) of this Part B and not in accordance with this paragraph.

6.     Overseas Securityholders

(a)	The making of the Offer in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or to custodians, nominees of or trustees for such persons, and the availability of the Loan Notes to such persons, may be affected by the laws of the relevant jurisdictions. OGS Securityholders who are residents, citizens or nationals of jurisdictions outside the United Kingdom should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer or the Loan Note Alternative to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities. Any such overseas shareholder will be responsible for the payment of any issue, transfer or other taxes due in that jurisdiction by whomsoever payable and Celltech and JPMorgan and any person acting on their behalf shall be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer or other taxes as such person may be required to pay. If you are an overseas OGS Securityholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

(b)	The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of any of these jurisdictions. Such means or instrumentalities include, but are not limited to, facsimile transmission, telex, telephone and internet.

(c)	The Loan Notes have not been, and will not be, registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States; the relevant clearances have not been obtained and will not be obtained from the securities commission or similar authority of any province or territory of Canada; no prospectus in relation to the Loan Notes has been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission; nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in Japan in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is applicable the Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in or into the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration thereof, or to or for the account or benefit of any US Person or resident of Australia, Canada or Japan or any other such jurisdiction.

If, in respect of a Form of Acceptance from any OGS Shareholder, the holder is unable to make the representations and warranties set out in paragraphs 1(c) and (d) of Part C of this Appendix I, Celltech reserves the right, in its absolute discretion, to ignore any election in that Form of Acceptance to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

(d)	Copies of this document, the Acceptance Forms and any related offer document(s) are not being, and must not be, mailed or otherwise distributed or sent in or into the Australia, Canada or Japan including to OGS Securityholders with registered addresses in these jurisdictions or to persons whom Celltech knows to be nominees, custodians or trustees holding OGS Securities for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from Australia, Canada or Japan or use any such instrumentality for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use Australian, Canadian or Japanese mails or any such instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Acceptance Forms or other documents relating to the Offer must not be postmarked in Australia, Canada or Japan or otherwise despatched from these jurisdictions and all acceptors must provide addresses outside Australia, Canada and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to paragraph (9)(iii) of Part C of this Appendix I or for the return of the Acceptance Forms and (in relation to OGS Shares in certificated form) any OGS share certificate(s) and/or other document(s) of title.

(e)	Subject as provided below, an OGS Securityholder will be deemed not to have accepted the Offer if:

(i)	he puts “NO” in Box 6 of the Acceptance Form and thereby does not make the representations and warranties set out in paragraph 1(c) of Part C of this Appendix I;

(ii)	he completes Box 1 of the Acceptance Form with an address in Australia, Canada or Japan or Box 1 is completed with a registered address in Australia, Canada or Japan and in either case he does not insert in Box 7 of the Acceptance Form the name and address of a person or agent outside Australia, Canada and Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph 6 and applicable laws;

(iii)	he inserts in Box 1 of the Acceptance Form a telephone number in Australia, Canada or Japan for use in the event of queries; or

(iv)	an Acceptance Form received from him is received in an envelope postmarked in, or otherwise appears to Celltech or its agents to have been sent from Australia, Canada or Japan.

Celltech reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 1(c) of Part C of this Appendix I could have been truthfully given by the relevant OGS Securityholder and, if such investigation is made and as a result Celltech determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

(f)	If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Acceptance Form or any related offer document in, into or from Australia, Canada or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, email, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia, Canada or Japan in connection with such forwarding, such person should:

(i)	inform the recipient of such fact;

(ii)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)	draw the attention of the recipient to this paragraph 6.

(g)	Notwithstanding anything to the contrary contained in this document or the Acceptance Forms, Celltech and JPMorgan may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 6) in Australia, Canada or Japan, or in accordance with, applicable law in Australia, Canada or Japan and in this connection the provisions of paragraph 1(c) and (d) of Part C of this Appendix I will be varied accordingly.

(h)	The provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas OGS Securityholders may be waived, varied or modified as regards specific OGS Securityholder(s) or on a general basis by Celltech in its absolute discretion.

(i)	The Offer in the United States is made solely by Celltech and neither JPMorgan nor any of its affiliates is making the Offer in the United States.

7.     General

(a)	Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or (if capable of waiver) waived, or, where appropriate, have been determined by Celltech to be, and continue to be, satisfied by 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 30 April, 2003 or such later date as Celltech, with the consent of the Panel, may decide.

(b)	If the Offer lapses, it will cease to be capable of further acceptance and accepting OGS Securityholders, Celltech and JPMorgan will cease to be bound by Acceptance Forms submitted before the time the Offer lapses.

(c)	If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and sufficient acceptances under the Offer are received and/or sufficient OGS Shares (including OGS Shares represented by OGS ADSs) are otherwise acquired, Celltech intends to apply the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding OGS Shares (including OGS Shares represented by OGS ADSs) to which the Offer relates. In respect of OGS ADSs validly tendered pursuant to a Letter of Transmittal, Celltech shall, insofar as it may determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire such OGS ADSs and the OGS Shares represented by such OGS ADSs.

OGS Securityholders do not have appraisal rights as a result of the Offer. However, in the event that compulsory acquisition procedures referred to above are available to Celltech, OGS Securityholders whose OGS Securities have not been tendered pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

Furthermore, Celltech intends to procure that OGS applies to the UK Listing Authority for the cancellation of the listing of OGS Shares on the Official List and to the London Stock Exchange for the cancellation of trading of the OGS Shares on the London Stock Exchange’s main market for listed securities. Such cancellations will take effect no earlier than 20 UK Business Days after the date on which either the Offer becomes unconditional in all respects or after the first date of issue of the compulsory acquisition notices under section 429 of the Companies Act as appropriate. Celltech also intends to procure that OGS applies for the de-listing of the OGS ADSs from NASDAQ. Celltech may also request that OGS terminates the existing deposit agreement through which the OGS ADS programme is operated.

(d)	Except with the consent of the Panel, settlement of the consideration to which any OGS Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Celltech may otherwise be, or claim to be, entitled as against such OGS Securityholder and will be effected:

(i)	in the case of acceptances received, complete in all respects (including the relevant transfer to escrow or (as applicable) receipt of relevant share certificate(s) and/or other documents of title or indemnities satisfactory to Celltech) by the date on which the Offer becomes or is declared unconditional in all respects, within 14 calendar days of such date; or

(ii)	in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 calendar days of such receipt.

All cash payments (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. No consideration will be sent to an address in Australia, Canada or Japan and no Loan Notes will be sent to an address in the United States or to a US Person.

(e)	Notwithstanding the right reserved by Celltech and JPMorgan to treat a Form of Acceptance or Letter of Transmittal as valid (even though not entirely in order or not accompanied by the relevant share certificate(s), OGS ADRs and/or other documents of title, or not accompanied by the relevant transfer to escrow), except as otherwise agreed with the Panel:

(i)	an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

(ii)	a purchase of OGS Shares (including OGS Shares represented by OGS ADSs) by Celltech or its nominee(s) (or, if relevant, any person acting in concert with Celltech, or its nominee(s)) will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

(iii)	the Offer will not become unconditional unless the Receiving Agent has issued a certificate to Celltech and/or JPMorgan or their respective agents stating the number of OGS Shares (including those represented by OGS ADSs) in respect of which acceptances have been received which comply with subparagraph (i) above and the number of OGS Shares (including those represented by OGS ADSs) otherwise acquired, whether before or during the Offer Period, which comply with subparagraph (ii) above. JPMorgan will send a copy of such certificate to the Panel as soon as possible after it is issued.

(f)	The terms, provisions, instructions and authorities contained in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Forms, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into and form part of the Acceptance Forms.

(g)	All references in this document and in the Acceptance Forms to 31 March, 2003 will (except in paragraph 1(a) of this Part B above and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h)	References in paragraph 6 of this Part B and in Part C of this Appendix I to an OGS Securityholder will include references to the person or persons executing an Acceptance Form or Letter of Transmittal and in the event of more than one person executing an Acceptance Form, such paragraphs will apply to them jointly and severally.

(i)	Any omission to despatch this document, an Acceptance Form or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way.

(j)	Celltech and JPMorgan reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as set out in this document or the Acceptance Forms.

(k)	No acknowledgement of receipt of any Acceptance Forms, transfer by means of CREST, share certificate(s) or other document(s) of title will be given by, or on behalf of, Celltech. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, OGS Securityholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(l)	The Offer extends to persons to whom the Offer is made or should be made to whom this document, the relevant Acceptance Forms or any related documents may not be despatched and such persons may collect copies of these documents from the Receiving Agent (in the case of OGS Shares) and the Depositary (in the case of OGS ADSs,) at the relevant addresses appearing in this document or in the Letter of Transmittal and from JPMorgan at 125 London Wall, London EC2Y 5AJ, England.

(m)	Celltech and JPMorgan reserve the right to notify any matter including the making of the Offer to all or any OGS Securityholders with a registered address outside the United Kingdom and the United States; or whom Celltech knows to be a custodian, trustee or nominee holding OGS Shares (including OGS Shares represented by OGS ADSs) for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States, by announcement in the United Kingdom to a Regulatory Information Service and in the United States to the Dow Jones News Service, or by paid advertisement in a daily newspaper published and circulated in the United Kingdom and the United States in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in this document to notice in writing by or on behalf of Celltech will be construed accordingly.

(n)	The Offer is made at 3.00 p.m. (London time) on 1 March, 2003 and is capable of acceptance from and after that time. The Offer is being made by means of this document and advertisements proposed to be published in the London Edition of the Financial Times and the National Edition of The Wall Street Journal.

(p)	If the Offer does not become unconditional in all respects:

(i)	in respect of OGS Shares held in certificated form and OGS ADSs, the Forms of Acceptance, Letters of Transmittal, share certificates, OGS ADRs and/or other documents of title will be returned by post (or such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address outside Australia, Canada and Japan is set out in the relevant box in the Acceptance Form (as applicable) or, if none is set out, to the first-named holder at his registered address outside Australia, Canada and Japan (no such documents will be sent to an address in Australia, Canada or Japan);

(ii)	in respect of OGS Shares held in uncertificated form, the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offer), give instructions to CRESTCo to transfer all OGS Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the OGS Shareholders concerned; and

(iii)	in respect of OGS ADSs, delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, OGS ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(q)	All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Acceptance Forms are given by way of security for the performance of the obligations of the OGS Securityholder concerned and are irrevocable in accordance with section 4 of the UK Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointor is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

(r)	In relation to any acceptance of the Offer in respect of a holding of OGS Shares which are in uncertificated form, Celltech reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(s)	Neither Celltech, nor any member of the Celltech Group nor JPMorgan nor any agent or director of JPMorgan, nor any person acting on behalf of any of them, shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

(t)	The Offer and all Acceptance Forms and all acceptances and elections in respect thereof will be governed by and construed in accordance with English law. Execution by or on behalf of an OGS Securityholder of an Acceptance Form constitutes his irrevocable submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer.

PART C     ACCEPTANCE FORMS

1.     Procedures for Acceptance by OGS Shareholders

Each OGS Shareholder executed irrevocably undertakes, represents, warrants and agrees to and with Celltech, JPMorgan and the Receiving Agent (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)	that the execution of the Form of Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of OGS Shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance;

(ii)	an election under the Loan Note Alternative in respect of the number of OGS Shares inserted, or deemed to be inserted, in Box 3 of the Form of Acceptance; and

(iii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance, election and undertaking shall be irrevocable.

If Box 2 is left blank or a number greater than such OGS Shareholder’s registered holding appears in Box 2 or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance by such OGS Shareholder of the basic terms of the Offer in respect of the total number of OGS Shares registered in his name;

(b)	that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the OGS Shares referred to in paragraph 1(a)(i) of this Part C and that such OGS Shares are sold fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, paid or made after 26 February, 2003;

(c)	that unless “NO” is inserted or deemed to be inserted in Box 6 of the Form of Acceptance, such OGS Shareholder:

(i)	has not received or sent copies of this document, the Form of Acceptance or any related offer documents in, into or from Australia, Canada or Japan;

(ii)	has not otherwise used in connection with the Offer, directly or indirectly, the mails, or of any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex and telephone) of interstate or foreign commerce, or any facilities of a national securities exchange, of Australia, Canada or Japan;

(iii)	is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Australia, Canada or Japan; and

(iv)	warrants that the Form of Acceptance and any related offer documents have not been mailed or otherwise sent in, into or from Australia, Canada or Japan and such shareholder is accepting the Offer from outside Australia, Canada and Japan;

(d)	that, if such OGS Shareholder is electing for the Loan Note Alternative, he is not in the United States, Australia, Canada or Japan nor is he a US Person and he is not accepting the Offer and electing for Loan Notes with a view to the offer, sale or delivery, directly or indirectly, of any such Loan Notes in or into the United States, Australia, Canada or Japan or to or for the benefit of a US Person and will not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery;

(e)	that the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting OGS Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of Celltech and/or JPMorgan as such OGS Shareholder’s attorney and/or agent (“attorney”), with an irrevocable instruction to the attorney to:

(i)	to complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) in the attorney’s discretion in relation to the OGS Shares referred to in paragraph 1(a)(i) of this Part C in favour of Celltech or as Celltech or its agents may direct;

(ii)	deliver such form(s) of transfer and/or renunciation and/or other document(s) at the attorney’s discretion together with any certificate(s) and/or other document(s) of title relating to such OGS Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	take any other action as the attorney may think necessary or expedient for the purpose of, or in connection with, the acceptance or deemed acceptance of the Offer and/or an election for the Loan Note Alternative and to vest in Celltech or its nominee the OGS Shares; and

(f)	that the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes the irrevocable appointment of the Receiving Agent as such OGS Shareholder’s attorney and/or agent (“attorney”) and an irrevocable instruction and authority to the attorney:

(i)	subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting OGS Shareholder not having validly withdrawn his acceptance, to transfer to the Receiving Agent (or to such other person or persons as Celltech or its agents may direct) by means of CREST all or any of the Relevant OGS Shares (as defined below) (but not exceeding the number of OGS Shares in respect of which the Offer is accepted or deemed to be accepted); and

(ii)	if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days from the lapsing of the Offer), to transfer all Relevant OGS Shares to the original available balance of the accepting OGS Shareholder.

“Relevant OGS Shares” means OGS Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in the letter from JPMorgan contained in this document and where the transfer(s) to escrow was or were made in respect of OGS Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(g)	that the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting OGS Shareholder not having validly withdrawn his acceptance, a separate and irrevocable authority and request:

(i)	to OGS or its agents to procure the registration of the transfer of those OGS Shares referred to in paragraph 1(a)(i) of this Part C, and in respect of OGS Shares that are held in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Celltech or as it may direct;

(ii)	to Celltech or its agents to procure, if applicable, that such OGS Shareholder’s name is entered in the register of holders of Loan Notes in respect of any Loan Notes to which he may become entitled under the Loan Note Alternative (subject to the terms of the instrument constituting the Loan Notes);

(iii)	if the OGS Shares referred to in paragraph 1(a)(i) of this Part C are held in certificated form, or if the proviso to subparagraph (g)(iv)(A) below applies, to Celltech or its agents, to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank in respect of any cash consideration to which he is entitled under the Offer and/or any documents of title for any Loan Notes to which such OGS Shareholder is entitled, at the risk of such OGS Shareholder, to the person or agent whose name and address (outside Australia, Canada and Japan) is set out in Box 7 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside Australia, Canada and Japan); and

(iv)	if the OGS Shares referred to in paragraph 1(a)(i) of this Part C are held in uncertificated form, to Celltech and JPMorgan or their respective agents to procure:

(A)	the making of a CREST payment obligation in favour of the OGS Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which he is entitled under the Offer provided that (aa) Celltech may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque drawn on a branch of a UK clearing bank despatched by post and (bb) if the OGS Shareholder concerned is a CREST member whose registered address is in Australia, Canada or Japan, any cash consideration to which such shareholder is entitled shall be paid by cheque drawn on a branch of a UK clearing bank despatched by post provided that sub-paragraph (iii) above shall apply to the despatch of any consideration by post pursuant to this sub-paragraph (iv); and

(B)	the despatch by post (or such other method as may be approved by the Panel) of the documents of title for any Loan Notes to which such OGS Shareholder is entitled;

(v)	to Celltech or its agents, to record and act upon any instructions with regard to payments or notices which have been entered in the records of OGS in respect of such shareholder’s holding(s) of OGS Shares as if such mandates had been given in respect of his holding of Loan Notes;

(h)	that the execution of the Form of Acceptance and its delivery constitutes a separate authority to Celltech and/or JPMorgan and/or their respective agents within the terms of paragraphs 5 of Part B of this Appendix I;

(i)	subject to the Offer becoming unconditional in all respects and the OGS Shareholder not having validly withdrawn his acceptance (or, in the case of voting by proxy, if the Offer will become unconditional in all respects or lapse depending upon the outcome of the resolution in question) or if the Panel otherwise gives its consent, and pending registration, that:

(i)	Celltech or its agents be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general meeting of OGS or of any class of its shareholders) attaching to the OGS Shares referred to in paragraph 1(a)(i) of this Part C;

(ii)	the execution of a Form of Acceptance by a OGS Shareholder constitutes, in respect of the OGS Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(A)	an authority to OGS and/or its agents from such OGS Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of OGS (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such OGS Shares into certificated form) to Celltech at its registered office;

(B)	an authority to Celltech and/or its agents to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such OGS Shares appointing any person nominated by Celltech to attend general meetings and separate class meetings of OGS or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(C)	the agreement of such OGS Shareholder not to exercise any of such rights without the consent of Celltech and the irrevocable undertaking of such OGS Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(j)	that he will deliver (or procure the delivery) to the Receiving Agent referred to in paragraph 1(a)(i) of this Part C that are at either of the addresses referred to in paragraph 3(e) of Part B of this Appendix I his share certificate(s) or other document(s) of title in respect of all OGS Shares held by him in certificated form or an indemnity acceptable to Celltech, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(k)	that he will take (or procure to be taken) the action set out in paragraph 16 of the letter from JPMorgan contained in this document to transfer all OGS Shares referred to in paragraph 1(a)(i) of this Part C that are held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(l)	that if, for any reason, any OGS Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will (without prejudice to paragraph (i)(i) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such OGS Shares as so converted to the Receiving Agent at either of the addresses referred to in paragraph 3(e) of Part B of this Appendix I or to Celltech at its registered office or as Celltech or its agents may direct;

(m)	that the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements as referred to in paragraph (g)(iv)(A) of this Part C shall, to the extent of the obligation so created, discharge in full any obligation of Celltech and/or JPMorgan to pay to him the cash consideration to which he is entitled under the Offer;

(n)	that, if he accepts the Offer, he will do all such acts and things as shall, in the opinion of Celltech or the Receiving Agent, be necessary or expedient to vest in Celltech or its nominee(s) or such other person as Celltech may decide the OGS Shares referred to in paragraph 1(a)(i) of this Part C that are and to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

(o)	that the terms and conditions of the Offer contained in this document will be incorporated and deemed to be incorporated in, and form part of, the Form of Acceptance, which will be read and construed accordingly;

(p)	he will ratify everything which may be done or effected by Celltech or JPMorgan or the Receiving Agent or any of their respective directors or agents in the exercise of any of his or its powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

(q)	that, if any provision of Part B of this Appendix I or this Part C will be unenforceable or invalid or will not operate so as to afford Celltech or JPMorgan or the Receiving Agent or any of their respective directors, duly authorised representatives or agents the benefit of the authority expressed to be given therein, he agrees with all practicable speed to do everything that may be required to enable those persons to secure the full benefits of Part B of this Appendix I and this Part C;

(r)	the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of Celltech and/or JPMorgan to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction;

(s)	on execution, the Form of Acceptance will take effect as a deed;

(t)	he is not a client (as defined in the rules of the Financial Services Authority) of JPMorgan in connection with the Offer; and

(u)	if he is a US Holder, certifies that he is not subject to back up withholding tax by completing Internal Revenue Service Form W-9, or a valid substitute or, if the holder is not a US Holder for US federal income tax purposes, agrees if relevant, to establish an exemption from certain US federal information return reporting and back up withholding requirements by completing Internal Revenue Service Form W-8 BEN which is available from the US Internal Revenue Service.

References in this Part C to an OGS Shareholder shall include references to the person or persons executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

2.     Procedures for Acceptance by OGS ADS Holders

(a)     Letter of Transmittal/ Notice of Guaranteed Delivery

If you are a holder of OGS ADSs evidenced by OGS ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The instructions printed in the Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b)     Valid acceptance

For a holder of OGS ADSs evidenced by OGS ADRs to validly accept the Offer, either:

(i)	a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary and either the OGS ADRs evidencing such OGS ADSs must be received by the Depositary or such OGS ADRs evidencing such OGS ADSs must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary in accordance with such procedures); or

(ii)	such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 2(h) below.

The Offer in respect of OGS ADSs evidenced by OGS ADRs shall be validly accepted by (i) delivery of a Letter of Transmittal, OGS ADRs evidencing OGS ADSs and any other required documents to the Depositary by a holder of OGS ADSs (without any further action by the Depositary) subject to the terms and conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described below. The acceptance of the Offer by a holder of OGS ADSs evidenced by OGS ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such holder of OGS ADSs and Celltech upon the terms and subject to the conditions of the Offer. If a holder of OGS ADSs validly accepts the Offer in respect of an OGS ADS, the OGS Shares represented by such OGS ADSs may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to Celltech or its agents to have been sent from Australia, Canada or Japan may be rejected as invalid. Celltech may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance for the OGS ADR programme which Celltech has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

(c)     Book-entry transfer

The Depositary will establish an account at each of the Book-Entry Transfer Facilities with respect to OGS ADSs evidenced by OGS ADRs held in book-entry form for the purposes of the Offer within two US Business Days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make book-entry delivery of OGS ADSs by causing a Book-Entry Transfer Facility to transfer such OGS ADSs into the Depositary’s account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility’s procedures for such transfer.

Although delivery of OGS ADSs evidenced by OGS ADRs may be effected through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, either:

(i)	the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

(ii)	an Agent’s Message,

and, in either case, any other required documents, must in any case be transmitted to, and received by, the Depositary at the relevant address set forth in the Letter of Transmittal before OGS ADSs evidenced by OGS ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

(d)     Method of delivery

The method of delivery of OGS ADRs, Letters of Transmittal and all other required documents is at the option and risk of the accepting holder of OGS ADSs. OGS ADSs will be deemed delivered only when the OGS ADRs evidencing such OGS ADSs are actually received by the Depositary (in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, Celltech.

(e)     Signature guarantees

No signature guarantee is required on the Letter of Transmittal if:

(i)	the Letter of Transmittal is signed by the registered holder of the OGS ADSs evidenced by OGS ADRs in respect of which the Offer is being accepted therewith and such registered holder has not completed either the Box entitled “Special Delivery Instructions” or the Box entitled “Special Payment Instructions” in the Letter of Transmittal; or

(ii)	the Offer is being accepted in respect of such OGS ADSs for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

(f)     OGS ADSs and ADRs

If the Letter of Transmittal is signed by a person other than the registered holder(s) of OGS ADSs evidenced by OGS ADRs in respect of which the Offer is being accepted, then such OGS ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the OGS ADRs. Signatures on such OGS ADRs or stock powers must be guaranteed by an Eligible Institution. See Instruction 5 to the Letter of Transmittal.

(g)     Partial acceptances (not applicable to book-entry transfers)

If fewer than all of the OGS ADSs evidenced by any OGS ADRs delivered to the Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of OGS ADSs that are tendered in the Box entitled “Number of ADSs Tendered”. In such case, a new OGS ADR for the untendered OGS ADSs will be sent to the registered holder, unless otherwise provided in the Letter of Transmittal in the box entitled “Special Delivery Instructions”, as promptly as practicable following the date the tendered OGS ADSs are accepted for payment. All OGS ADSs delivered to the Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal.

(h)     Guaranteed delivery procedures

(i)	If a holder of OGS ADSs evidenced by OGS ADRs wishes to tender OGS ADSs pursuant to the Offer and the OGS ADRs evidencing such OGS ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such holder’s tender of OGS ADSs may be effected if all of the following conditions are satisfied (the “Guaranteed Delivery Procedures”):

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Celltech is received by the Depositary, as provided below, prior to the expiration of the Offer; and

•	the OGS ADRs evidencing the tendered OGS ADSs (or, in the case of OGS ADSs held in book-entry form, timely confirmation of the book-entry transfer of such OGS ADSs into the Depositary’s account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ business days after the date of execution of such Notice of Guaranteed Delivery.

(ii)	The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

(iii)	Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the expiration of the Initial Offer Period, the OGS ADRs evidencing OGS ADSs referred to in the Notice of Guaranteed Delivery must be received by the Depositary (or, in the case of in OGS ADSs held in book-entry form timely confirmation of the book-entry transfer of such OGS ADSs into the Depositary’s account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other required documents.

(i)     Other requirements

By executing the Letter of Transmittal as set out above, the holder of OGS ADRs evidenced by OGS ADSs in respect to which the Offer has been accepted will agree that, effective from and after the date all conditions are either satisfied, fulfilled or, to the extent permitted, waived:

(i)	Celltech or its agents shall be entitled to direct the exercise of any votes attaching to any OGS Shares represented by OGS ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the “Accepted ADSs”) and any other rights and privileges attaching to such OGS Shares, including any right to requisition a general meeting of OGS or any class of its securities;

(ii)	the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary or the completion of the book-entry transfer procedures shall constitute:

•	an authority to Celltech or its agents from the holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of OGS ADSs to Celltech at its registered office;

•	an authority to Celltech or its agents to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by Celltech to attend general meetings and separate class meetings of OGS and any adjournment thereof and to exercise the votes attaching to the OGS Shares represented by such Accepted ADSs on his behalf;

•	the agreement of the holder of Accepted ADSs not to exercise any such rights without the consent of Celltech and the irrevocable undertaking of such holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

•	a representation and warranty that such holder of OGS ADSs (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, Australia, Canada or Japan; (ii) has not used in connected with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Australia, Canada or Japan; (iii) is accepting the Offer from outside Australia, Canada or Japan; and (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada or Japan;

•	confirmation that such holder of OGS ADSs is entitled to sell and transfer the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, charges, equitable interests, third party rights and interests and encumbrances and together with all rights now hereafter attaching thereto, including voting rights and the right to receive all dividends and other distributions (if any) declared, made or paid with respect to the OGS Shares represented by OGS ADSs; and

•	the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary (or the completion of the book-entry transfer procedures) shall constitute an authority in accordance with the terms of paragraph 5 of Part B of this Appendix I.

References in this paragraph 10 to a holder of OGS ADSs shall include references to the person or persons executing a Letter of Transmittal, and in the event of more than one person executing a Letter of Transmittal, the provisions of this Appendix I shall apply to them jointly and to each of them.

(j)     Currency of cash consideration

OGS ADS Holders may elect to receive the cash element of the consideration in pounds sterling. The pounds sterling considerable available to holders of OGS ADSs is the same, per OGS Share, as that offered to OGS Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of OGS ADSs will receive a consideration converted into US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London Time) on the date of the cash consideration is made available by Celltech for delivery in respect of the relevant OGS ADSs. A holder of OGS ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of OGS ADSs in respect of which he accepts the Offer. Holders of OGS ADSs may not elect to receive both pounds sterling and US dollars.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available by Celltech for delivery in respect of the relevant OGS ADSs. Holders of OGS ADSs should be aware that the US dollar/ pounds sterling exchange rate which is prevailing at the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from the that prevailing on the date on which funds are made available by Celltech for delivery in respect of the relevant OGS ADSs. In all cases, fluctuations in the US dollar/ pounds sterling exchange rate are at the risk of accepting OGS ADS Holders who are treated as having elected to receive their consideration in US dollars. None of Celltech and their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

3.     Substitute Acceptance Forms

OGS Securityholders have been sent out with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of OGS Shares, including persons in the US who hold OGS Shares, have been sent a Form of Acceptance, which they must use to tender their OGS Shares and accept the Offer. All holders of OGS ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their OGS ADSs and accept the Offer in respect of the OGS shares represented by such OGS ADSs. Should any holder of OGS Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the Helpline on 0870 600 0673 (if calling from the UK), (1) 800 858 1202 (if calling from the US or if such person is an OGS ADS Holder) and +44 (0) 1903 702 767 (if calling from elsewhere).

Appendix II

Summary Particulars of the Loan Notes

The Loan Notes will be constituted by a loan note instrument (the “Loan Note Instrument”) executed as a deed by Celltech. The issue of the Loan Notes is conditional on the Offer becoming or being declared unconditional in all respects and on valid elections having been received for at least £10 million nominal amount of Loan Notes. The Loan Note Alternative is not available to OGS Shareholders with registered addresses in the United States, Australia, Canada or Japan or to US Persons. The Loan Note Alternative is not available to OGS ADS Holders. On the basis of current law, the Loan Notes as structured on the terms set out below should be non-qualifying corporate bonds in the hands of individuals who are resident in the United Kingdom for tax purposes. The Loan Notes Instrument will contain provisions, inter alia, to the effect set out below.

Form and Status

1.	The Loan Notes will be issued in registered form and will be transferable in amounts or integral multiples of £1 nominal value. The Loan Notes will constitute direct and unsecured obligations of Celltech and will rank pari passu with all other unsecured and unsubordinated obligations of Celltech, except to the extent provided by law. The Loan Note Instrument will not contain any restrictions on borrowing, or on the charging or disposal of assets by Celltech or any member of Celltech Group.

Interest

2.	Interest on the outstanding principal amount of the Loan Notes will accrue from day to day and will be payable in arrear on 30 June and 31 December in each year or, if any such day is not a UK Business Day, on the next following UK Business Day (“Interest Payment Dates”) except that the first payment of interest on the Loan Notes will be made on 31 December, 2003 in respect of the period from (and including) the first date of issue of any of the Loan Notes up to (but excluding) 31 December, 2003. The period from (and including) the first date of issue of any of the Loan Notes up to (but excluding) 31 December, 2003 and the period from (and including) 31 December, 2003 or any subsequent Interest Payment Date up to (but excluding) the next following Interest Payment Date is herein called an “Interest Period”.

3. (a)	The rate of interest per annum payable on the Loan Notes will be the rate calculated by Celltech to be 0.5 per cent. below LIBOR on the first day of the relevant interest period, or if such day is not a UK Business Day, on the next succeeding UK Business Day.

(b)	If at any time such rate of interest cannot be so established in accordance with the provisions of sub-paragraph (a) above for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to such rate as Celltech shall determine on the basis of a quotation or quotations made for six month sterling deposits of similar size in such other appropriate inter-bank market or markets as Celltech may select.

(c)	Each instalment of interest shall be calculated on the basis of a 365 day year (or, in the case of an interest payment date falling in a leap year, a 366 day year) and the actual number of days elapsed in the relevant interest period.

4.	All payments of interest in respect of the Loan Notes will be made subject to deduction of any tax required to be withheld or deducted.

Repayment

5.	Any Loan Notes not previously repaid, purchased or cancelled will be redeemed in full at par on 31 December, 2008 (or, if such day is not a UK Business Day, on the first UK Business Day thereafter), together with accrued interest thereon up to (but excluding) that date.

6.	A holder of Loan Notes (a “Noteholder”) may require all or any part (being £1,000 or an integral multiple thereof) of the principal amount of his holding of Loan Notes to be repaid at par, together with accrued interest thereon up to (but excluding) the date of repayment, on any interest payment date falling on or after 30 June, 2004, by giving not more than 60 days and not less than 30 days’ prior written notice to the Registrars.

7.	If, at any time after 30 June, 2004, Loan Notes representing at least 75 per cent. of the aggregate nominal amount of the Loan Notes have been repaid, purchased or cancelled, Celltech may, on giving not more than

60 days and not less than 30 days’ prior written notice expiring on 30 June, 2004, or any subsequent interest payment date, repay at par all (but not some only) of the outstanding Loan Notes together with accrued interest thereon up to (but excluding) the date of repayment.

8.	The Offeror or any other member of Celltech Group may at any time purchase any Loan Notes by tender (available to all Noteholders alike) or by private treaty at any price.

9.	Any Loan Notes which are repaid or purchased will be cancelled and shall not be available for re-issue.

Foreign Currency Redemption

10.	The amount payable by way of principal on repayment of any of the Loan Notes shall be payable in sterling or, if a Noteholder so elects in writing less than 60 days but more than 30 days before the relevant date for repayment, in US dollars of an amount which would have been needed to purchase the sterling amount otherwise due on repayment on the tenth UK Business Day before the due date for repayment (at the spot rate for the purchase of sterling with US dollars certified by The Royal Bank of Scotland plc as prevailing at or about 11.00 a.m. (London time) on that date), provided that the amount in US dollars shall be no less than (and, if it is, shall be equal to) 99.5 per cent., and shall be no more than (and, if it is, shall be equal to) 100.5 per cent. or, in the case of repayment falling on or before the first anniversary of the date of issue of the Loan Notes, 100 per cent.), of the US dollar equivalent of the sterling amount which would have been payable on the due date for repayment but for the election made by the Noteholder (calculated at the spot rate for the purchase of sterling with US dollars certified by The Royal Bank of Scotland plc as prevailing at or about 11.00 a.m. (London time) on the relevant repayment date or, if such a date is not a UK Business Day, on the immediately preceding UK Business Day).

Acceleration

11.	Each Noteholder shall be entitled to require all of the Loan Notes held by him to be repaid at par together with accrued interest if any of the following events occurs:

(a)	Celltech fails to pay within 30 days of the due date any principal or interest payable in respect of the Loan Notes held by that Noteholder;

(b)	an order is made by a competent court or an effective resolution is passed for winding-up Celltech (other than a voluntary winding-up for the purposes of an amalgamation, reconstruction or merger on terms previously approved by an extraordinary resolution, as defined in the Loan Note Instrument); or

(c)	an encumbrancer takes possession of, or an administrator or administrative receiver or a manager or receiver is appointed of or over the whole (or substantially the whole) of the undertaking or property of Celltech, unless the same is removed, stayed, paid out or discharged within 30 days.

Modification

12.	The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to amendment, modification, abrogation, variation or compromise in any respect with both the sanction of an extraordinary resolution of the Noteholders and the written consent of Celltech, or without the sanction or consent of Noteholders if such amendment would not be prejudicial to the interests of the Noteholders or such amendment is of a formal, minor or technical nature or to correct a manifest error.

Substitution and Exchange

13.	Celltech may at any time and from time to time, subject to certain conditions, be replaced and substituted by any member of the Celltech Group as principal debtor or principal debtors (on one or more occasion) in respect of all or any of the Loan Notes provided that such documents (if any) are executed as may be necessary to give full effect to the substitution. In addition, Celltech may at any time require all or any of the Noteholders to exchange their Loan Notes for loan notes issued by any member of the Celltech Group on the same terms and conditions as those applicable to the Loan Notes provided that the right of Celltech to require an exchange shall be exercisable only if:

(a)	Celltech has either obtained the consent of the relevant Noteholders or it has obtained the opinion of independent tax counsel that such exchange will not crystallise a charge to United Kingdom capital gains tax or corporation tax on chargeable gains and has obtained all relevant clearances from the relevant United Kingdom taxation authority; and

(b)	the loan notes issued in exchange will be issued on the same terms as the Loan Notes, save that the terms of the new loan notes will not include any further right of the issuer to require exchange or any similar right of exchange or conversion into other shares or securities.

Listing

14.	No application has been or is intended to be made for the Loan Notes to be listed or dealt in on any stock exchange.

Further Notes

15.	The Loan Note Instrument will contain provisions entitling Celltech to create and issue further unsecured loan notes either ranking pari passu in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Loan Notes or carrying such rights as to interest, repayment and otherwise as Celltech thinks fit.

Governing Law

16.	The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

Appendix III

The following information set out in this Appendix III has been extracted without adjustment from the listing particulars published on 6 February, 2003 by CAT in relation to the OGS/ CAT Scheme.

Financial Information Relating to the OGS Group

The following financial information has been extracted, without material adjustment, from the audited consolidated financial statements of the OGS Group for the three years ended 31 December 2001. During the year ended 31 December 2000 OGS revised the value ascribed to warrants which were issued in November 1999 (see Note 1). The financial statements for the year ended 31 December 2000 restated the results for the year ended 31 December 1999 so as to reflect this change in accounting policy. The consolidated financial information set out below includes both the financial information for the year ended 31 December 1999 as originally stated and as restated.

This financial information does not constitute statutory accounts within the meaning of section 240 of the Companies Act.

Copies of the financial statements for each of the periods referred to above have been delivered to the Registrar of Companies in England and Wales. PricewaterhouseCoopers, Chartered Accountants and Registered Auditors of 1 Embankment Place, London, WC2N 6RH have made reports under section 235 of the Companies Act in respect of the statutory accounts for each of the years ended 31 December 1999 and 2000 referred to above. These reports were unqualified and did not contain a statement under sub-section 237(2) or sub-section 237(3) of the Companies Act. Ernst & Young LLP, Registered Auditors, of Apex Plaza, Reading, RG1 1YE have made a report under section 235 of the Companies Act in respect of the statutory accounts for the year ended 31 December 2001. This report was unqualified and did not contain a statement under sub-section 237(2) or sub-section 237(3) of the Companies Act.

Consolidated profit and loss account

	Notes	2001	2000	1999	1999

				(original)	(restated)

		£000	£000	£000	£000
Turnover	2, 4	13,376	8,934	8,701	8,701
Net operating costs	3	(49,396)	(28,904)	(20,584)	(21,258)

Operating loss		(36,020)	(19,970)	(11,883)	(12,557)
Profit on disposal	5	82	—	388	388
Share of joint venture loss	4, 13	(2,007)	—	—	—

Loss on ordinary activities before interest and taxation		(37,945)	(19,970)	(11,495)	(12,169)
Net interest receivable	8	9,733	3,156	1,807	1,807

Loss on ordinary activities before taxation	9	(28,212)	(16,814)	(9,688)	(10,362)
Tax on loss on ordinary activities	10	2,864	1,205	—	—

Loss for the year		(25,348)	(15,609)	(9,688)	(10,362)

Loss per ordinary 5 pence share
basic and diluted	11	(46.04p )	(38.64p )	(26.00p )	(27.81p )

There is no difference between the losses on ordinary activities before taxation and the losses for the years stated above, and their historical cost equivalents. The results for the periods above are derived entirely from continuing activities.

Statement of Group total recognised gains and losses

	2001	2000	1999

	£000	£000	£000
Loss for the year	(25,348)	(15,609)	(9,688)

Total recognised losses for the year	(25,348)	(15,609)	(9,688)
Prior year adjustments/ release of warrant reserve	—	(674)	(674)

Total losses recognised since last annual report	(25,348)	(16,283)	(10,362)

Consolidated balance sheet

	Notes	2001	2000	1999	1999

				(original)	(restated)
		£000	£000	£000	£000
Fixed assets
Tangible assets	12	14,221	12,738	5,743	5,743
Investments
Investment in joint venture—share of gross assets		14,679	—	—	—
Investment in joint venture—share of gross liabilities		(1,686)	—	—	—
Investment in joint venture—provision for unrealised profit		(2,708)	—	—	—

		10,285	12,738	5,743	5,743
Other investments	13	4,251	—	—	—

		28,757	12,738	5,743	5,743

Current assets
Stock	14	346	226	222	222
Debtors	15	9,626	6,109	3,809	3,809
Cash at bank and in hand		176,618	203,892	25,969	25,969

		186,590	210,227	30,000	30,000

Creditors: amounts falling due within one year	16	(18,250)	(10,725)	(5,806)	(5,806)

Net current assets		168,340	199,502	24,194	24,194

Total assets less current liabilities		197,097	212,240	29,937	29,937
Creditors: amounts falling due after more than one year	17	(2,399)	(2,383)	(3,197)	(3,197)
Provisions for liabilities and charges	18	(87)	(181)	—	—

Net assets		194,611	209,676	26,740	26,740

Capital and reserves
Share capital	21	2,778	2,727	1,866	1,866
Share premium account	23	275,950	265,718	67,360	67,360
Capital reserve	23	11,107	11,107	11,107	11,107
Warrant reserve	23	—	—	—	674
Profit and loss account (deficit)	23	(95,224)	(69,876)	(53,593)	(54,267)

Equity shareholders’ funds	23	194,611	209,676	26,740	26,740

Consolidated cash flow statement

	Notes	2001	2000	1999	1999

				(original)	(restated)
		£000	£000	£000	£000
Net cash flow from operating activities	A	(22,164)	(14,447)	(13,209)	(13,209)
Returns on investments and servicing of finance
Interest received		9,042	2,575	2,013	2,013

Net cash flow from returns on investments and servicing of finance		9,042	2,575	2,013	2,013

Capital expenditure and financial investment
Purchases of tangible fixed assets		(5,306)	(9,266)	(3,935)	(3,935)
Purchases of fixed asset investments		(19,251)	—	—	—
Sale of tangible fixed assets		—	—	6	6

Net cash flow from capital expenditure and financial investment		(24,557)	(9,266)	(3,929)	(3,929)

Disposals
Cash consideration from sale of biochemicals product line	5	115	—	—	—
Cash consideration from sales of other assets		7	—	926	926

Net cash flow before management of liquid resources and financing		(37,557)	(21,138)	(14,199)	(14,199)

Management of liquid resources	B	39,480	(176,738)	13,567	13,567
Financing
Issue of ordinary share capital		10,552	213,873	115	115
Expenses paid in connection with share issues		(269)	(14,812)	—	—

Net cash flow from financing		10,283	199,061	115	115

(Decrease)/increase in net cash	C	12,206	1,185	(517)	(517)

Notes to the consolidated cash flow statement

A.     Reconciliation of operating loss to net cash flow from operating activities

	2001	2000	1999	1999

			(original)	(restated)
	£000	£000	£000	£000
Operating loss	(36,020)	(19,970)	(11,883)	(12,557)
Depreciation charges (including profit/(loss) on disposals)	4,418	2,867	2,384	2,384
Warrants issued	—	—	—	674
Increase in stock	(170)	(4)	(59)	(59)
(Increase)/decrease in debtors	34	(514)	(2,960)	(2,960)
(Decrease)/increase in deferred income	6,815	706	(1,190)	(1,190)
Increase in creditors	2,759	2,468	499	499

	13,856	5,523	(1,326)	(652)

Net cash flow from operating activities	(22,164)	(14,447)	(13,209)	(13,209)

B.     Reconciliation of cash flow to movement in net funds

	2001	2000	1999	1999

			(original)	(restated)
	£000	£000	£000	£000
(Decrease)/increase in cash in the year	12,206	1,185	(517)	(517)
Cash flow from (decrease)/increase in liquid resources	(39,480)	176,738	(13,567)	(13,567)

Movement in net funds in the year	(27,274)	177,923	(14,084)	(14,084)

Net funds at 1 January	203,892	25,969	40,053	40,053

Net funds at 31 December	176,618	203,892	25,969	25,969

C.     Analysis of net funds

	At 1		At 1		At 1		At 31
	January	Cash	January	Cash	January	Cash	December
	1999	flow	2000	Flow	2001	flow	2001

	(original)	(original)	(restated)	(restated)
	£000	£000	£000	£000	£000	£000	£000
Cash at bank and in hand	1,178	(517)	661	1,185	1,846	12,206	14,052
Bank deposits— liquid resources	38,875	(13,567)	25,308	176,738	202,046	(39,480)	162,566

	40,053	(14,084)	25,969	177,923	203,892	(27,274)	176,618

Notes to the financial information

1.     Principal accounting policies

The notes to the financial information have been prepared in accordance with applicable accounting standards in the United Kingdom. As disclosed in note 1 (b) below, OGS revised the value ascribed to warrants which were issued in November 1999. This resulted in a restatement of the results for the year ended 31 December 1999. Where appropriate, the notes to the accounts disclose the financial information as originally stated and as restated. A summary of the principal Group accounting policies, which have been applied consistently, is set out below.

(a)     Basis of accounting preparation and consolidation

The accounts have been prepared under the historical cost convention.

The accompanying consolidated accounts comprise the accounts of OGS and its subsidiary undertakings (together, the “Group”) made up to 31 December each year, together with the Group’s share of the net assets and the results of the joint venture. Intra-group balances, sales and profits are eliminated fully on consolidation. The method of merger accounting was adopted for the acquisition of OGS (UK) in 1992 (note 23).

(b)     Treatment of warrants

Net cash proceeds from the issue of warrants for equity shares, or fair value where warrants are issued for non-cash consideration, are credited to shareholders’ funds as a warrant reserve. Upon exercise of the relevant warrant, the amount previously recognised in respect of the warrant is included in the net proceeds of the shares issued and a transfer is made between the warrant reserve and the share premium account.

Prior year adjustment

Warrants were issued in November 1999 to G D Searle & Co as part of a transaction to improve the licensing terms for Zavesca. At that time the directors, with outside advice, calculated the value of these warrants and considered that the resultant value was not material and made no entry in the accounts. The directors revisited the valuation during the year ended 31 December 2000 and decided to change the approach taken to valuing warrants issued for non-cash consideration. One of the factors taken into account in the valuation was share price volatility. Previously the approach taken was to assess the volatility of OGS’ own share price over a limited period and, on this basis, the G D Searle & Co warrants were not material. The method now applied by OGS is to assess the volatility of a number of comparator companies over a period, which equates to the expected life of the warrants. The directors believe that this approach gives a fairer presentation of the results and the financial position of the Group.

This new approach resulted in the valuation of the warrants issued in November 1999 being £674,000. This was treated as a prior year adjustment for 31 December 1999 (note 23) and increased both the loss for 1999 and the profit and loss account deficit at 31 December 1999 by £674,000. The creation of the necessary warrant reserve amounting to £674,000 at 31 December 1999 had no impact on equity shareholders’ funds at 31 December 1999.

The change is a one-off charge in 1999 and had no cash effect on the Group. All warrants held by G D Searle & Co were exercised during 2000.

(c)     Turnover

Turnover represents revenues from collaborative research agreements and the sale of products and services.

Revenues from collaborative research agreements are recognised in order to match revenues with the underlying deliverables required to fulfill the specific agreement or the achievement of the related milestone. In recognising revenues, consideration is given to the terms and conditions of the agreement. Revenues which are related to the achievement of specified objectives such as milestone fees are recognised when those objectives are met, revenues relating to the delivery of software are recognised on delivery, and revenues relating to time, including upfront fees and on-going research payments, are recognised over the period of the agreement.

Revenues from the sale of products and services are recognised, excluding value added tax, when goods are supplied and services are rendered to third parties.

Notes to the financial information— (continued)

(d)     Interest receivable

Interest receivable is credited to the profit and loss account as it is earned.

(e)     Financial instruments

The Group’s financial instruments comprise cash and liquid resources, and various other items such as investments, trade debtors and trade creditors that arise directly from its operations. The Group’s cash and liquid resources are used to fund its research and development programmes. Entities in which the Group holds an interest on a long term basis, but in which it does not have a significant interest, are shown at cost.

Throughout the period under review, the Group did not engage in hedging or enter into derivative transactions. The Group does not have any committed borrowing facilities due to the significant cash balances held.

Treasury policies

The Group places the majority of its cash on short term deposit (note 19), placing sterling and US dollar deposits with UK based banks, with staggered maturities. The Group has a policy objective to minimise the risk of losses by limiting credit exposure to institutions maintaining high quality credit ratings. The principal risks arising from the Group’s financial instruments are interest rate and foreign currency risks. The Board reviews and agrees policies for managing each of these risks; the policies were last reviewed and updated in February 2002.

Interest rate risk

The Group has exposure to interest rate fluctuations on its deposits. To manage this risk, a proportion of deposits are made at fixed rates, for varying periods up to one year. This form of deposit maintains a high level of liquidity of cash resources whilst allowing some stability in relation to the rates received.

Foreign currency risk

Although the Group is based in the UK, it has one overseas subsidiary in the US. As a result, movements in the US dollar/ sterling exchange rate can affect the Group’s sterling balance sheet. The magnitude of this risk is not currently significant to the Group and therefore no specific measures are undertaken to manage the risk.

The Group also has transactional currency exposures. Such exposures arise from sales or purchases in currencies other than the Group’s functional currency. In order to reduce the currency exposure, the Group holds US dollar receipts in cash as necessary for up to one year to match expected US dollar expenditures.

(f)     Government grants

Grants that relate to revenue expenditure are credited to the profit and loss account so as to match the related expenditure. Grants that relate to specific capital expenditure are treated as deferred income, which is then released to the profit and loss account over the related asset’s useful life.

(g)     Research and development expenditure

Research and development expenditure is not capitalised but charged to the profit and loss account as it is incurred.

Funding of external research programmes is expensed as the related expenditure is incurred, and any initial payment is expensed over the period of the relevant arrangement.

(h)     Pension costs

OGS (UK) operates a defined contribution pension scheme to provide pension benefits for UK employees and life assurance benefits for both UK and US employees. The scheme is a non-contributory pension scheme, which has tax exempt approval. It is not contracted out of the State Earnings Related Pension Scheme. Employer contributions are charged to the profit and loss account as they become payable.

OGS Inc operates a 401K pension scheme, a defined contribution scheme with the Principal Mutual Life Insurance Company. OGS Inc pays the administration costs of operating the scheme but does not contribute to the scheme on behalf of its employees.

Notes to the financial information— (continued)

(i)     Deferred taxation

Provision is made for deferred taxation using the liability method, in respect of all material timing differences where, in the opinion of the directors, such timing differences are likely to reverse in the foreseeable future. The Group intends to comply with FRS 19 Deferred Tax in the period ending 31 December 2002, when this standard comes into force.

(j)     Foreign currencies

Assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at each balance sheet date. Transactions in foreign currencies during the year are translated into sterling using the applicable exchange rate in force in the month in which the transaction took place. Resulting exchange differences are dealt with through the profit and loss account.

The accounts of the overseas subsidiary are consolidated using the temporal method. The profit and loss account is translated at an average monthly rate. Balance sheet monetary items are translated using the closing rate, with exchange gains and losses being taken to the profit and loss account.

(k)     Intangible fixed assets

Internally generated patents and trademarks are not capitalised, all costs being written off as incurred.

(l)     Tangible fixed assets

Tangible fixed assets are stated at the purchase cost net of depreciation.

Depreciation is calculated on a straight-line basis to write off the cost of the asset to its residual value over the estimated useful lives which are as follows:

Leasehold Improvements	— 10 years or period of lease if shorter
Other assets	— 2 to 4 years

(m)     Investments

Investments are carried at the lower of cost and recoverable amount.

(n)     Finance and operating leases

When assets are financed by leasing arrangements that give rights approximating ownership (finance leases) or are obtained under hire purchase contracts, they are capitalised at the fair value of the assets at the inception of the lease and are depreciated over their useful lives. All other leases are ‘operating leases’ and the annual rentals paid under operating leases are charged to the profit and loss account as incurred over the lease period. The benefit of rent free periods is spread over the lease term or, if shorter, the period to the first rent review, to produce an even monthly charge to the profit and loss account for that period.

(o)     Stock

Stock is stated at the lower of cost or estimated net realisable value. Cost comprises the cost of direct material and labour plus attributable overheads. Provision is made for slow moving or obsolete stock where appropriate.

(p)     National Insurance on share options

Employer’s National Insurance charges on certain share option gains made by employees are accrued over the period from the grant date to the end of the performance period. The charge is recalculated using the market value of the shares at each balance sheet date.

(q)     Joint venture accounting

Entities in which the Group holds an interest on a long term basis and are jointly controlled by the Group and one or more other venturers under a contractual agreement are treated as joint ventures. The Group’s interest in its joint venture is accounted for using the gross equity method.

Notes to the financial information— (continued)

2.     Segmental information

The Group operates one primary business, being the discovery and development of novel products for the diagnosis and treatment of human disease. The Group’s turnover, loss before tax and net assets all relate to this business. The Group’s net assets are located in the UK.

The geographical analysis of turnover, all arising in the UK, by destination is as follows:

	2001	2000	1999

	£000	£000	£000
United Kingdom	5,422	140	267
Continental Europe	1,180	942	133
USA and Canada	6,772	7,840	8,212
Rest of the World	2	12	89

	13,376	8,934	8,701

3.     Net operating costs

	2001	2000	1999	1999

			(original)	(restated)
	£000	£000	£000	£000
Cost of sales	—	(154)	(342)	(342)
Research and development— direct	(36,242)	(22,233)	(15,569)	(16,243)
Research and development— indirect	(5,448)	(3,167)	(2,561)	(2,561)
Sales and marketing costs	(4,237)	(187)	(226)	(226)
Administrative expenses	(3,612)	(3,163)	(1,909)	(1,909)

Total operating costs	(49,539)	(28,904)	(20,607)	(21,281)
Other operating income	143	—	23	23

Total operating costs less other income	(49,396)	(28,904)	(20,584)	(21,258)

4.     Interest in joint venture

Both OGS (UK) and Marconi hold 50 per cent. of the issued share capital of Confirmant, which was issued for cash for aggregate consideration of £30.0 million in June 2001.

Revenue from Confirmant during the period ended 31 December 2001 amounted to £5.3 million, including £2.9 million relating to the grant of exclusive marketing rights, £0.9 million in respect of the delivery of data analysis software, and £1.5 million in respect of research services. In accordance with FRS 9, ‘Associates and Joint Ventures’, only revenue relating to Marconi’s share of the joint venture’s marketing rights and software was initially recognised. The balance of £3.3 million is being recognised over the life of the related assets in the joint venture, being three years.

The Group’s share of Confirmant losses for the period ended 31 December 2001 is £2.0 million.

5.     Profit on disposal

The profit on disposal of £82,000 in 2001 relates to final receipts from the sale of the biochemicals product line in 1999. The biochemicals line was sold to Glyko Inc in May 1999 for a maximum consideration of £1.3 million.

2001

£000
Accrued costs	33
Profit on disposal	82

Consideration satisfied by cash	115

Notes to the financial information— (continued)

6.     Staff costs and directors’ remuneration

	2001	2000	1999

Staff numbers
The average monthly number of persons (including executive directors) employed during the year by function was:
Research, development and manufacturing	186	142	126
Sales and marketing	9	—	1
Managerial and administration	24	21	20

	219	163	147

	2001	2000	1999

	£000	£000	£000
Staff costs during the year in respect of the above employees
Wages and salaries	11,165	7,529	5,612
Social security costs	853	791	576
Pension costs	626	433	351

	12,644	8,753	6,539

	2001	2000	1999

	£000	£000	£000
Directors’ emoluments
Aggregate emoluments	1,596	1,243	926
Aggregate gains made on the exercise of share options	2,241	7,137	—
Company contributions to money purchase pension schemes	42	28	22
Compensation for loss of office	—	172	—
Sums paid to third parties for directors’ services	5	99	20

	3,884	8,679	968

In 2001, three directors (2000: four; 1999: two) had retirement benefits accruing under money purchase pension schemes.

	2001	2000	1999

	£000	£000	£000
Highest paid director
Aggregate emoluments	501	456	427
Aggregate gains made on exercise of share options	1,072	2,689	—

7.     Directors’ compensation

The following information provides details of the directors’ compensation for the three years ended 31 December 2001:

Directors’ Compensation 2001

	Salary/fees	Benefits(1)	Other	Bonus	Total	Pensions

	£’000	£’000	£’000	£’000	£’000	£’000
Executive Directors
M L Kranda(2)	330	22	—	149	501	—
Prof R B Parekh	175	16	—	53	244	15
Dr C Moyses	150	14	—	45	209	13
Dr S B Parker(3)	160	23	7	24	214	14

Notes to the financial information— (continued)

	Salary/fees	Benefits(1)	Other	Bonus	Total	Pensions

	£’000	£’000	£’000	£’000	£’000	£’000
Non-Executive Directors
G K Raab(4)	140	—	—	119	259	—
Prof M M Burger	27	—	—	—	27	—
Dr D L Drakeman	29	—	—	—	29	—
Prof R A Dwek(5)	75	—	—	—	75	—
Dr J F Hill	26	—	—	—	26	—
J L Rennocks(6)	12	—	—	—	12	—
J J Noble(7)	5	—	—	—	5	—

Notes:

(1)	Benefits include medical insurance, life insurance, cash allowances in lieu of the provision of company cars and housing allowances.

(2)	Mr M L Kranda resigned from the Board in March 2002.

(3)	Dr S B Parker’s other emoluments relate to relocation allowance payments. Dr S B Parker resigned from the Board post 31 December 2001.

(4)	Mr G K Raab was paid an exceptional bonus of £119,323 in recognition of his contributions during 2000. This payment (being £100,000 after deduction of tax) was used by Mr Raab to purchase shares in the Company, in respect of which he entered into an undertaking to retain such shares for a minimum period of three years.

(5)	Professor R A Dwek’s remuneration includes the amount of £50,000 (2000: £41,667; 1999: £25,000) received in his capacity as a consultant to the Group.

(6)	Mr J L Rennocks was appointed to the Board on 15 August 2001. Directors’ remuneration includes amounts due to Mr Rennocks from that date.

(7)	Mr J J Noble retired from the Board effective 10 May 2001. Directors’ remuneration includes amounts due to Mr Noble up to that date. The board fees payable to Mr Noble were paid directly to Ilex Management Limited.

Directors’ Compensation 2000

				Compensation
				for loss of
	Salary/fees	Benefits(1)	Other	office	Bonus	Total	Pensions

	£’000	£’000	£’000		£’000	£’000	£’000
Executive Directors
M L Kranda	285	21	—	—	150	456	—
Prof R B Parekh	146	16	—	—	53	215	12
Dr C Moyses	94	10	—	—	42	147	8
Dr S B Parker(2)	21	2	20	—	—	43	1
C P Triniman	87	12	—	172	20	291	7
Non-Executive Directors
G K Raab	114	—	—	—	—	114	—
Prof M M Burger	27	—	—	—	—	27	—
Dr D L Drakeman	12	—	—	—	—	12	—
Prof R A Dwek	77	—	10	—	—	87	—
Dr J F Hill	13	—	—	—	—	13	—
N J Lowcock	10	—	—	—	—	10	—
J J Noble	90	—	—	—	—	90	—
Dr G N Vernon	9	—	—	—	—	9	—

Notes to the financial information— (continued)

Directors’ Compensation 1999

	Salary/fees	Benefits(1)	Other	Bonus	Total	Pensions

	£’000	£’000	£’000	£’000	£’000	£’000
Executive Directors
M L Kranda	285	22	—	120	427	—
Prof R B Parekh	135	16	—	34	185	11
Dr C Moyses	—	—	—	—	—	—
Dr S B Parker(2)	—	—	—	—	—	—
C P Triniman	129	16	—	32	177	11
Non-Executive Directors
G K Raab	92	—	—	—	92	—
J Benjamin	—	—	—	—	—	—
Prof M M Burger	10	—	—	—	10	—
Prof R A Dwek	35	—	—	—	35	—
N J Lowcock	—	—	—	—	—	—
J J Noble	10	—	—	—	10	—
J E Thomas	—	—	—	—	—	—
Dr G N Vernon	10	—	—	—	10	—

Waiver of emoluments

In 2001, no directors waived emoluments (2000: one director waived emoluments totalling £95,000; 1999: two directors waived emoluments totalling £10,000).

Directors’ options

Directors have been granted options over ordinary shares under the 1989 Scheme and the 1994 Scheme, with vesting periods of up to five years. Pre-determined percentages of the options granted under these schemes may be exercised during each successive year from the date of grant over the duration of the vesting. All options granted under the 1989 Scheme and 1994 Scheme pre-date OGS’ floatation on the London Stock Exchange. The executive directors have also been granted options under the Executive Scheme during the year. In addition, executive directors are entitled to apply for options under the Sharesave Scheme. Details on all of these schemes are set out below:

2001

	Number of ordinary shares(1)					Exercise dates

	At 1			At 31
	January			December	Exercise
	2001	Granted	Exercised	2001	price, (£)(2)	Earliest	Latest

M L Kranda
1994 Scheme	408,945	—	(120,204)	288,741	1.425	Aug 97	Aug 06
	160,000	—	—	160,000	2.125	Dec 98	Dec 07
Executive Scheme	84,000	—	—	84,000	17.25	Mar 03	Mar 10
	11,158	—	—	11,158	15.325	Dec 03	Dec 10
	88,842 (3)		—	88,842	15.325	Dec 05	Dec 10
Sharesave Scheme	4,352	—	(4,352)	—	2.24	Jun 01	Dec 01
	—	1,153	—	1,153	8.40	Jun 04	Dec 04

	757,297	1,153	(124,556)	633,894

Notes to the financial information— (continued)

	Number of ordinary shares(1)							Exercise dates

	At 1					At 31
	January					December	Exercise
	2001		Granted		Exercised	2001	price, (£)(2)	Earliest	Latest

Prof R B Parekh
1989 Scheme	19,200		—		(19,200)	—	0.75	—	—
	16,000		—		(16,000)	—	0.75	—	—
	3,122		—		(3,122)	—	0.75	—	—
	24,000		—		(24,000)	—	0.75	—	—
	40,000		—		(40,000)	—	0.75	—	—
	16,076		—		(16,076)	—	0.75	—	—
1994 Scheme	8,000		—		—	8,000	1.25	Jan 96	Jan 05
	80,000		—		—	80,000	1.25	Jan 97	Jan 06
	40,000		—		—	40,000	1.425	Jan 98	Jan 07
	80,000		—		—	80,000	2.125	Dec 98	Dec 07
Executive Scheme	51,000		—		—	51,000	17.25	Mar 03	Mar 10
	30,000	(3)	—		—	30,000	15.325	Dec 05	Dec 10
	—		20,000	(4)	—	20,000	11.00	Jul 02	Jul 06
	—		20,000		—	20,000	11.00	Jul 04	Jul 11

	407,398		40,000		(118,398)	329,000

Dr C Moyses
1994 Scheme	8,000		—		(4,000)	4,000	1.425	Oct 97	Oct 06
	8,000		—		—	8,000	1.425	Jan 98	Jan 07
	12,000		—		—	12,000	2.125	Jul 98	Jul 07
	102,566		—		—	102,566	2.125	Dec 98	Dec 07
Executive Scheme	35,000		—		—	35,000	17.25	Mar 03	Mar 10
	27,000	(3)	—		—	27,000	15.325	Dec 05	Dec 10
	—		25,000	(4)	—	25,000	11.00	Jul 02	Jul 06
	—		25,000		—	25,000	11.00	Jul 04	Jul 11
Sharesave Scheme	7,700		—		—	7,700	2.24	Jul 03	Dec 03

	200,266		50,000		(4,000)	246,266

Dr S B Parker
Executive Scheme	51,038		—		—	51,038	14.45	Dec 03	Dec 10
	48,962	(3)	—		—	48,962	14.45	Dec 05	Dec 10
	—		15,000		—	15,000	11.00	Jul 02	Jul 06
	—		15,000		—	15,000	11.00	Jul 04	Jul 11
Sharesave Scheme	—		1,153		—	1,153	8.40	Jun 04	Dec 04

	100,000		31,153		—	131,153

Notes to the financial information— (continued)

	Number of ordinary shares(1)					Exercise dates

	At 1			At 31
	January			December	Exercise
	2001	Granted	Exercised	2001	price, (£)(2)	Earliest	Latest

G K Raab
1994 Scheme	156,971	—	—	156,971	1.25	Oct 96	Oct 05
	40,000	—	—	40,000	1.425	Aug 97	Aug 06
	40,000	—	—	40,000	2.125	Dec 98	Dec 07

	236,971	—	—	236,971

Prof M M Burger
1994 Scheme	10,000	—	—	10,000	2.125	Dec 98	Dec 07
	20,000	—	—	20,000	2.125	Feb 99	Feb 08

	30,000	—	—	30,000

Prof R A Dwek
1994 Scheme	10,000	—	—	10,000	2.125	Dec 98	Dec 07

	10,000	—	—	10,000

Notes:

(1)	No options lapsed during the year.

(2)	The market price of the OGS’ share at the end of the financial year was £6.425 and the range of market Closing Prices during the year was between £4.50 and £15.10.

(3)	These are Second Tier options which are subject to performance criteria. These options can be exercised from the fifth anniversary of grant provided that either the increase in the average Total Shareholder Return over the preceding 60 months falls in the upper quartile when ranked against companies in the FTSE Small Cap Index with respect to options granted prior to 10 May 2001 or the FTSE 350 Index with respect to options granted after that date, or OGS’ share price has at least doubled since the date of the grant.

(4)	These are Third Tier options exercisable as to one third on each of the first second and third anniversaries of the Grant Date.

(5)	These options have been granted over shares in OGS (UK), as a subsidiary of OGS. Exercise of options under this scheme results in the optionholder receiving ordinary shares in OGS of a quantity and at the exercise price as set out above.

2000

	Number of ordinary shares(1)						Exercise dates

	At 1				At 31
	January				December	Exercise
	2000	Granted		Exercised	2000	price (£)(2)	Earliest	Latest

M L Kranda
1994 Scheme	600,000	—		(191,055)	408,945	1.425	Aug 97	Aug 06
	160,000	—		—	160,000	2.125	Dec 98	Dec 07
Executive Scheme	—	84,000		—	84,000	17.25	Mar 03	Mar 10
	—	11,158		—	11,158	15.325	Dec 03	Dec 10
	—	88,842	(3)	—	88,842	15.325	Dec 05	Dec 10
Sharesave Scheme	4,352	—		—	4,352	2.24	Jun 01	Dec 01

	764,352	184,000		(191,055)	757,297

Notes to the financial information— (continued)

	Number of ordinary shares(1)						Exercise dates

	At 1				At 31
	January				December	Exercise
	2000	Granted		Exercised	2000	price (£)(2)	Earliest	Latest

Prof R B Parekh
1989 Scheme(4)	19,200	—		—	19,200	0.75	Aug 97	Aug 04
	16,000	—		—	16,000	0.75	Jan 97	Jan 04
	3,122	—		—	3,122	0.75	Mar 98	Mar 05
	24,000	—		—	24,000	0.75	Mar 98	Mar 05
	40,000	—		—	40,000	0.75	Mar 98	Mar 05
	16,076	—		—	16,076	0.75	Mar 98	Mar 05
1994 Scheme	8,000	—		—	8,000	1.25	Jan 96	Jan 05
	80,000	—		—	80,000	1.25	Jan 97	Jan 06
	113,600	—		(113,600)	—	1.25	—	—
	40,000	—		—	40,000	1.425	Jan 98	Jan 07
	80,000	—		—	80,000	2.125	Dec 98	Dec 07
Executive Scheme	—	51,000		—	51,000	17.25	Mar 03	Mar 10
	—	30,000	(3)	—	30,000	15.325	Dec 05	Dec 10

	439,998	81,000		(113,600)	407,398

Dr C Moyses
1994 Scheme	20,000	—		(12,000)	8,000	1.425	Oct 97	Oct 06
	20,000	—		(12,000)	8,000	1.425	Jan 98	Jan 07
	20,000	—		(8,000)	12,000	2.125	Jul 98	Ju1 07
	120,000	—		(17,434)	102,566	2.125	Dec 98	Dec 07
Executive Scheme	35,000	—		—	35,000	17.25	Mar 03	Mar 10
	—	27,000	(3)	—	27,000	15.325	Dec 05	Dec 10
Sharesave Scheme	7,700	—		—	7,700	2.24	Jun 03	Dec 03

	222,700	27,000		(49,434)	200,266

Dr S B Parker
Executive Scheme	—	51,038		—	51,038	14.45	Dec 03	Dec 10
	—	48,962	(3)	—	48,962	14.45	Dec 05	Dec 10

	—	100,000		—	100,000

G K Raab
1994 Scheme	240,000	—		(83,029)	156,971	1.25	Oct 96	Oct 05
	40,000	—		—	40,000	1.425	Aug 97	Aug 06
	40,000	—		—	40,000	2.125	Dec 98	Dec 07

	320,000	—		(83,029)	236,971

Prof M M Burger
1994 Scheme	12,000	—		(12,000)	—	1.25	—	—
	8,000	—		(8,000)	—	1.425	—	—
	10,000	—		—	10,000	2.125	Dec 98	Dec 07
	20,000	—		—	20,000	2.125	Feb 99	Feb 08

	50,000	—		(20,000)	30,000

Prof R A Dwek
1994 Scheme	10,000	—		—	10,000	2.125	Dec 98	Dec 07

	10,000	—		—	10,000

Notes to the financial information— (continued)

	Number of ordinary shares(1)					Exercise dates

	At 1			At 31
	January			December	Exercise
	2000	Granted	Exercised	2000	price (£)(2)	Earliest	Latest

J J Noble
1994 Scheme	20,000	—	—	20,000	1.425	Apr 98	Apr 07
	20,000	—	—	20,000	2.125	Feb 99	Feb 08

	40,000	—	—	40,000

1999

	Number of ordinary shares(1)					Exercise dates

	At 1			At 31
	January			December	Exercise
	1999	Granted	Exercised	1999	price (£)(2)	Earliest	Latest

ML Kranda
1994 Scheme	600,000	—	—	600,000	1.425	1997	2006
	160,000	—	—	160,000	2.125	1998	2007
Sharesave Scheme	4,352	—	—	4,352	2.24	2001	2001

	764,352	—	—	764,352

Prof R B Parekh
1989 Scheme	3,904	—	—	3,904	0.75	1998	2005
	30,000	—	—	30,000	0.75	1998	2005
	50,000	—	—	50,000	0.75	1998	2005
	20,096	—	—	20,096	0.75	1998	2005
	24,000	—	—	24,000	0.75	1997	2004
	20,000	—	—	20,000	0.75	1997	2004
1994 Scheme	8,000	—	—	8,000	1.25	1996	2005
	80,000	—	—	80,000	1.25	1997	2006
	113,600	—	—	113,600	1.25	1997	2006
	40,000	—	—	40,000	1.425	1998	2007
	80,000	—	—	80,000	2.125	1998	2007

	469,600	—	—	469,600

C P Triniman
1994 Scheme	160,000	—	—	160,000	2.125	1998	2007
	30,000	—	—	30,000	2.125	1999	2008
Sharesave Scheme	6,964	—	—	6,964	2.24	2005	2005

	196,964	—	—	196,964

G K Raab
1994 Scheme	240,000	—	—	240,000	1.25	1996	2005
	40,000	—	—	40,000	1.425	1997	2006
	40,000	—	—	40,000	2.125	1998	2007

	320,000	—	—	320,000

Prof M M Burger
1994 Scheme	12,000	—	—	12,000	1.25	1996	2005
	8,000	—	—	8,000	1.425	1998	2007
	10,000	—	—	10,000	2.125	1998	2007
	20,000	—	—	20,000	2.125	1999	2008

	50,000	—	—	50,000

Notes to the financial information— (continued)

	Number of ordinary shares(1)					Exercise dates

	At 1			At 31
	January			December	Exercise
	1999	Granted	Exercised	1999	price (£)(2)	Earliest	Latest

Prof R A Dwek
1994 Scheme	10,000	—	—	10,000	2.125	1998	2007

	10,000	—	—	10,000

J J Noble
1994 Scheme	20,000	—	—	20,000	1.425	1998	2007
	20,000	—	—	20,000	2.125	1999	2008

	40,000	—	—	—

Gains made by directors on share options

The table below shows gains made by individual directors from the exercise of share options:

	2001	2000	1999

	£000	£000	£000
G K Raab	—	1,183	—
M L Kranda	1,072	2,689	—
Professor R B Parekh	1,136	1,619	—
Dr C Moyses	33	678	—
Professor M M Burger	—	284	—
C P Triniman	—	684	—

Total	2,241	7,137	—

Directors’ interest in ordinary shares

The Directors who held office at the end of the financial year had interests in the shares of the Company described below, inclusive of family interests or interests as trustees, in addition to the options disclosed above. All of these were beneficial and related to the shares of OGS. Save as specially noted, there have been no changes to the holdings between 31 December 2001 and 20 March 2002.

	At 1	At 31	At 31	At 1
	December	December	December	January
	2001	2000	1999	1999

Directors’ interest in ordinary shares
G K Raab(1)	26,102	15,630	11,482	11,482
M L Kranda	50,000	5,444	4,000	4,000
Professor R B Parekh	71,212	21,212	20,812	20,812
Dr C Moyses	26,876	22,876	17,738	17,738
Professor M M Burger	52,878	52,878	58,759	58,759
Professor R A Dwek	47,799	51,777	102,009	102,009
Dr D L Drakeman(2)	1,142	—	—	—
Dr J F Hill(3)	1,204	—	—	—
J J Noble(4)	—	—	10,000	10,000
C P Triniman(5)	—	—	13,831	13,831
Dr G N Vernon(6)	—	—	30,039	30,039

Notes:

(1)	At 20 March 2002, the holding of Mr G K Raab had increased to 26,587 shares.

(2)	At 20 March 2002, the holding of Dr D L Drakeman had increased to 1,928 shares.

(3)	At 20 March 2002, the holding of Dr J F Hill had increased to 2,037 shares.

Notes to the financial information— (continued)

(4)	Mr J J Noble retired from the Board effective 10 May 2001.

(5)	Mr C P Triniman retired from the Board effective 1 September 2000.

(6)	Dr G N Vernon retired from the Board effective 4 May 2000.

Share schemes

The Group has four share schemes. Details of the two principal schemes under which grants of options may be made, the Executive Scheme and the Sharesave Scheme, are given below. The total number of shares that may be issued in pursuance of rights granted after 10 May 2001 under the Executive Scheme and the Sharesave Scheme may not in aggregate exceed ten per cent. of the issued share capital of OGS.

The Executive Scheme is divided into two elements. The first element is used to grant options on a basis within Inland Revenue limits. The second element is for granting options beyond the Inland Revenue limits. Options granted under the Executive Scheme are also divided into First, Second and Third Tier Options. First Tier options may be granted to qualifying employees and may be exercised three years after the date of grant and are not subject to demanding performance criteria. Second Tier options may be granted to qualifying employees but are subject to demanding performance criteria and may be exercised five years after the date of the grant. Third Tier options may be granted to qualifying employees, vest one-third annually on the anniversary of grant for three years after grant, and are not subject to performance criteria. The sum of First, Second and Third Tier options granted to new recruits may not exceed the value of eight times annual salary, except in exceptional circumstances. Thereafter, the sum of First, Second and Third Tier options that may be granted to qualifying existing employees in any year may not exceed the value of four times annual salary, except in exceptional circumstances. First and Second Tier options have a ten year life. Third Tier options have a five year life.

The Sharesave Scheme is available for participation to qualifying employees of OGS and its participating subsidiaries. Under this scheme, options may only be granted to employees entering an Inland Revenue approved savings contract with a nominated savings institution. During the year, the fourth invitation to apply for options under the Sharesave Scheme was issued and as a result options over 66,988 ordinary shares were granted. Mr M L Kranda and Dr S B Parker participated in this grant.

8.     Interest receivable

	2001	2000	1999

	£000	£000	£000
On bank deposits	9,733	3,156	1,807

9.     Loss on ordinary activities before taxation

Loss on ordinary activities before taxation is arrived at after charging/(crediting):

	2001	2000	1999	1999

			(original)	(restated)
	£000	£000	£000	£000
Depreciation— owned tangible assets	4,419	2,926	2,383	2,383
Revenue from government grant	(14)	—	(23)	(23)
Profit on disposal of tangible fixed assets	(1)	(59)	1	1
Operating lease rentals
hire of plant & machinery	148	39	23	23
hire of other assets	1,052	586	517	517
Auditors’ remuneration
audit services	78	41	46	46
other services	147	23	8	8
Exchange (profit)/loss	(131)	227	31	31
Direct research and development expenditure	36,242	22,233	15,569	16,243
Indirect research and development expenditure	5,448	3,167	2,561	2,561

Notes to the financial information— (continued)

Included within share issue costs (note 23) is auditors’ remuneration for other services of £9,000 (2000: £737,000; 1999: £nil).

10.     Tax on loss on ordinary activities

No liability arose to UK corporation taxation during the year. In 2001, the Group has losses computed for taxation purposes of approximately £73.1 million (2000: £64.0 million, 1999: £48.0 million) available to carry forward to future periods.

The Group has recognised Research and Development Tax Credits totalling £2.9 million (2000: £1.2 million; 1999: £nil) in the accounts, relating to the period from 1 January 2001 to 31 December 2001. Under this scheme, qualifying losses may be surrendered in return for credits at 24 per cent. of the qualifying losses, which are receivable in cash.

11.     Loss per ordinary share

Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year.

For diluted loss per share, the weighted average number of ordinary shares in issue is adjusted to assume exercise of all options, which would be potentially dilutive. Due to the loss making position of the Group, the exercise of share options does not increase the basic loss per share and therefore according to FRS14 “Earnings Per Share”, the basic and diluted loss per share remain the same. There is no difference between the basic and diluted loss per share.

		Weighted
	Loss	Average
	for the	number	Per share
	year	of shares	amount

	£000	’000	pence
1999 (original)	(9,688)	37,256	(26.00)
1999 (restated)	(10,362)	37,256	(27.81)
2000	(15,609)	40,397	(38.64)
2001	(25,348)	55,052	(46.04)

12.     Tangible fixed assets

	Leasehold	Other
	Improvements	Assets	Total

	£000	£000	£000
Cost:
At 1 January 1999	2,400	6,758	9,158
Additions	1,832	1,845	3,677
Disposals	(1)	(102)	(103)

At 31 December 1999	4,231	8,501	12,732

Additions	5,249	4,672	9,921
Disposals	—	(235)	(235)

At 31 December 2000	9,480	12,938	22,418

Additions	870	5,038	5,908
Disposals	—	(12)	(12)

At 31 December 2001	10,350	17,964	28,314

Notes to the financial information— (continued)

	Leasehold	Other
	Improvements	Assets	Total

	£000	£000	£000
Depreciation:
At 1 January 1999	1,038	3,634	4,672
Charge for year	342	2,041	2,383
Disposals	(1)	(65)	(66)

At 31 December 1999	1,379	5,610	6,989

Charge for year	629	2,297	2,926
Disposals	—	(235)	(235)

At 31 December 2000	2,008	7,672	9,680

Charge for year	972	3,447	4,419
Disposals	—	(6)	(6)

At 31 December 2001	2,980	11,113	14,093

Net book value:
At 31 December 1999	2,852	2,891	5,743

At 31 December 2000	7,472	5,266	12,738

At 31 December 2001	7,370	6,851	14,221

At 31 December 2001, the Group had contractually committed to £2.0 million (2000: £1.2 million; 1999: £0.1 million) of capital expenditure, which had not been delivered prior to 31 December and hence was not provided in the accounts.

13.     Fixed asset investments

Investment in joint venture

£000

Cost:
At 1 January 2001	—
Additions	15,000

At 31 December 2001	15,000

Movements:
At 1 January 2001	—
Share of joint venture losses	2,007
Provision for unrealised profit	2,708

At 31 December 2001	4,715

Net book value:
At 31 December 2001	10,285

Net book value:
At 31 December 2000 and 1999	—

In June 2001, OGS (UK) subscribed £15.0 million in cash for 50 per cent. of the issued shares in Confirmant. Confirmant will provide database services to pharmaceutical and biotechnology companies.

Payments received from Confirmant for marketing rights and data analysis software are being taken to revenue. A total of £6.5 million has been received by OGS; £3.8 million has been taken to revenue during the year and a provision for unrealised profit of £2.7 million has been recorded. The provision for unrealised profit is being released to revenue over the expected useful life of the assets to which it relates, being three years.

Notes to the financial information— (continued)

Other investments

£000

Cost:
At 1 January 2001	—
Additions	4,251

At 31 December 2001	4,251

Provisions:
At 1 January 2001 and 31 December 2001	—

Net book value:
At 31 December 2001	4,251

At 31 December 2000 and 1999	—

The Group’s other investment of £4.3 million consists of one million convertible preference shares in NeoGenesis Inc, which were received as part of a three year drug discovery collaboration. The shares received were recorded at £4.23 ($5.97) each, which reflected the most recent subscription price for NeoGenesis Inc’s equity, and the aggregate subscription price of $6.0 million was paid in cash. The preference shares are convertible into ordinary shares and represented not greater than 5 per cent. of NeoGenesis Inc’s issued share capital at 31 December 2001.

Investment in subsidiary

		Loans to
	Cost	subsidiaries	Total

	£000	£000	£000
Cost:
At 1 January 1999 and 31 December 1999, 2000 and 2001	85	36,974	37,059

Amounts written off:
At 1 January 1999 and 31 December 1999, 2000 and 2001	—	393	393

Net book value:
At 31 December 1999, 2000 and 2001	85	36,581	36,666

At 31 December 2001, OGS had the following wholly owned subsidiaries which operate principally in their country of incorporation:

Subsidiary Undertaking	Principal business activity	Country of incorporation	Description of shares held

OGS (UK)	Drug discovery using proteome technology	England & Wales	Ordinary 1 pence shares
OGS GT Ltd	Dormant	England & Wales	Ordinary 1 pence shares
OGS Inc	Business development	USA	Ordinary $1 shares

All interests are direct except, the interest in OGS Inc which is by virtue of OGS’ interest in OGS (UK). The results of the above companies are included in the consolidated financial statements.

14.     Stock

	2001	2000	1999

	£000	£000	£000
Raw materials and consumables	346	206	202
Work in progress	—	10	9
Finished goods	—	10	11

	346	226	222

Notes to the financial information— (continued)

15.     Debtors

	2001	2000	1999

	£000	£000	£000
Amounts falling due within one year:
Trade debtors	3,355	3,630	3,399
Other debtors	4,195	1,622	124
Prepayments and accrued income	1,703	827	256
Amounts falling due after more than one year:
Other debtors	30	30	30
Prepayments and accrued income	343	—	—

	9,626	6,109	3,809

Other debtors include £4.1 million (2000: £1.2 million; 1999: £ nil) in relation to Research and Development Tax Credits receivable within one year (note 10).

16.     Creditors: amounts falling due within one year

	2001	2000	1999

	£000	£000	£000
Trade creditors	2,885	2,126	1,743
Other taxation and social security	532	236	169
Other creditors	—	—	81
Deferred income (note 17)	7,341	3,250	1,730
Accruals	7,492	5,113	2,083

	18,250	10,725	5,806

17.     Creditors: amounts falling due after more than one year

	2001	2000	1999

	£000	£000	£000
Deferred income	2,399	2,383	3,197

Deferred income is released to the profit and loss account to match revenues with the underlying deliverables required to fulfill each specific agreement.

18.     Provisions for liabilities and charges

	At	Charge	At	Charge	At	Charge	At
	1 January	in the	31 December	in the	31 December	in the	31 December
	1999	year	1999	year	2000	year	2001

	£000	£000	£000	£000	£000	£000	£000
Provision for National Insurance	—	—	—	73	73	(73)	—
Other provisions	—	—	—	108	108	(21)	87

	—	—	—	181	181	(94)	87

Provision for National Insurance relates to the employer’s National Insurance charge which will be payable on certain share option gains made by employees. The charge is calculated using the market value of the shares at the balance sheet date, and is accrued over the period from the date of grant to the end of the performance period.

Other provisions relate to gains due to employees associated with the exercising of share options. Amounts may become due when the employees exercise the relevant share options, and the amount will be determined by the share price on the exercise date. The maximum amount payable is being accrued over the period from the date of grant of the share options to the end of the performance period. The maturity profile of these provisions is set out below:

Notes to the financial information— (continued)

Other provisions

	2001	2000	1999

	£000	£000	£000
Less than one year to eight years	75	—	—
Between one and nine years	12	50	—
Between two and ten years	—	58	—

	87	108	—

19.     Financial instruments

Note 1(e) provides an explanation of the role that financial instruments have had during the period in creating or changing the risks the Group faces in its activities. The explanation summarises the objectives and policies for holding or issuing financial instruments and similar contracts, and the strategies for achieving those objectives that have been followed during the period.

The numerical disclosures in these notes deal with the financial assets and liabilities as defined in FRS 13 “Derivatives and Other Financial Instruments”. The period end position is considered representative of the Group’s position during the year and is consistent with its objectives.

Short term debtors and creditors

Short term debtors and creditors have been excluded from the following disclosures, other than in the currency risk disclosures.

Interest rate profile of financial assets

The interest rate risk profile of the Group’s financial assets at 31 December was:

	2001	2001		2000	2000		1999	1999
	Fixed	Floating	2001	Fixed	Floating	2000	Fixed	Floating	1999
	rate	rate	Total	rate	rate	Total	rate	rate	Total

	£000	£000	£000	£000	£000	£000	£000	£000	£000
Sterling	145,235	33,669	178,904	199,500	1,930	201,430	25,308	591	25,899
US Dollar	1,798	172	1,970	2,177	104	2,281	—	98	98
Other	—	25	25	—	211	211	—	2	2

	147,033	33,866	180,899	201,677	2,245	203,922	25,308	691	25,999

of which:
short-term deposits	147,033	15,556	162,589	201,677	369	202,046	25,308	—	25,308
cash at bank and in hand	—	14,029	14,029	—	1,846	1,846	—	661	661
other long term debtors	—	30	30	—	30	30	—	30	30
other investment	—	4,251	4,251	—	—	—	—	—	—

	147,033	33,866	180,899	201,677	2,245	203,922	25,308	691	25,999

Under FRS 13 “Derivatives and Other Financial Instruments”, all short term deposits are considered to be floating rate. However OGS believes it is appropriate to give the above information regarding these items. Fixed rate short term deposits in sterling are placed with banks up to a maximum period of one year. Contracts in place at 31 December 2001 had a weighted average period to maturity of 2.0 months, (2000: 1.7 months; 1999: 2.8 months) and a weighted average annualised rate of interest of 4.27 per cent (2000: 5.8 per cent.; 1999: 5.8 per cent.). Floating rate cash earns interest at prevailing market rates.

The Group’s other investment of £4.3 million consists of one million preference shares in NeoGenesis Inc, which were received for cash consideration (note 13).

Financial liabilities

The Group’s only financial liabilities, other than short term trade creditors, other creditors and accruals, are deferred income received under its collaboration arrangements (notes 16 and 17) and provisions for liabilities and charges (note 18). These represent non-interest bearing financial liabilities.

Notes to the financial information— (continued)

Fair value

The fair value of financial assets and liabilities, based on the directors’ best estimate, is not materially different from the reported book values.

Currency exposures

The Group has one principal functional currency, sterling. The table below shows the extent to which the Group has monetary assets and liabilities in currencies other than sterling. Foreign exchange differences on re-translation of these assets and liabilities are charged to the profit and loss account.

	Net foreign currency monetary assets/(liabilities)

	2001	2001	2001	2000	2000	2000	1999	1999	1999
	US Dollar	Other	Total	US Dollar	Other	Total	US Dollar	Other	Total

	£000	£000	£000	£000	£000	£000	£000	£000	£000
Functional currency of Group operation	276	(6)	270	4,362	64	4,426	3,121	(166)	2,955

20.     Deferred taxation

There is no potential liability for deferred taxation in the current or previous years. Details of the tax losses of the Group are set out in note 9.

21.     Share capital

	Ordinary shares of		Ordinary shares of		Ordinary shares of
	5 pence nominal		5 pence nominal		5 pence nominal
	value		value		value

	2001	2001	2000	2000	1999	1999

	Number	£000	Number	£000	Number	£000
Authorised
Ordinary shares	80,000,000	4,000	80,000,000	4,000	80,000,000	4,000

Allotted, called up and fully paid
Ordinary shares	55,565,759	2,778	54,530,955	2,727	37,320,774	1,866

2001

During the year ended 31 December 2001, ordinary shares of 5 pence each were allotted for cash as follows:

1.	389,642 shares were allotted pursuant to the exercise of options under OGS’ share option schemes.

2.	645,162 shares were allotted to Marconi pursuant to a subscription agreement dated 15 June 2001.

2000

During the year ended 31 December 2000, ordinary shares of 5 pence each were allotted as follows:

1.	1,130,252 shares were allotted pursuant to the exercise of options under OGS’ share option schemes.

2.	2,074,765 shares were allotted pursuant to the completion of a Placing and Open Offer in March 2000.

3.	360,163 shares were allotted pursuant to exercise of warrants.

4.	94,383 shares were allotted to Pfizer and 185,913 shares to Medarex pursuant to collaborative agreements.

5.	13,364,705 shares were allotted to the completion of an Open Offer and International Offering in December 2000.

1999

During the year ended 31 December 1999, 85,316 ordinary shares of 5 pence nominal value were allotted pursuant to the exercise of options under OGS’ share option schemes.

Notes to the financial information— (continued)

22.     Share options

2001

(a)     Grants of options

Option grants during the year ended 31 December 2001 consisted of:

1 66,988 ordinary shares under the Sharesave Scheme at a subscription price of £8.40.

2 871,770 ordinary shares under the Executive Scheme at exercise prices between £5,725 and £14,125. These were designated as Tier 1, Tier 2 or Tier 3 options.

(b)     Options outstanding

At 31 December 2001, options outstanding were as follows:

	Number of shares			Exercisable in
				normal
	2001	2000	Exercise price	circumstances

1989 Scheme(1)	2,480	123,278	£0.75	From 1995 to 2005
1994 Scheme	1,421,854	1,633,496	From £1.25 to £2.125	From 1994 to 2008
Executive Scheme	2,221,606	1,387,046	From £1.69 to £23.40	From 2001 to 2011
Sharesave Scheme	211,770	196,891	From £2.24 to £26.20	From 2001 to 2008
Contractual rights:
University of Oxford	10,000	20,000	£1.25	From 1995 to 2002

Note:

(1)	The 1989 Scheme provides options to subscribe for shares of 1 pence nominal value in OGS (UK). Option holders exercising options under the 1989 Scheme are required to relinquish their rights to ordinary shares of 1 pence nominal value in OGS (UK) in consideration for the issue of four ordinary shares of 5 pence nominal value in OGS for every five ordinary shares of 1 pence nominal value in OGS (UK). The numbers for the 1989 Scheme in the above table take account of this right and reflect the number of ordinary shares of 5 pence nominal value to which holders of options under the scheme would be entitled.

2000

(a)     Grants of options

Option grants during the year ended 31 December 2000 consisted of:

1 4,571 ordinary shares under the Sharesave Scheme at a subscription price of £26.20.

2 1,180,050 ordinary shares under the Executive Scheme at exercise prices between £14.45 and £23.40. These were designated as Tier 1 or Tier 2 options.

(b)     Options outstanding

At 31 December 2000, options outstanding were as follows:

	Number of shares			Exercisable in
				normal
	2000	1999	Exercise price	circumstances

1989 Scheme(1)	123,278	150,792	£0.75	From 1995 to 2005
1994 Scheme	1,633,496	2,744,508	From £1.25 to £2.125	From 1994 to 2008
Executive Scheme	1,387,046	373,386	From £1.69 to £23.40	From 2001 to 2010
Sharesave Scheme	196,891	207,967	From £2.24 to £26.20	From 2001 to 2007
Contractual rights:
University of Oxford	20,000	30,000	£1.25	From 1995 to 2002

Notes to the financial information— (continued)

Note:

(1)	The 1989 Scheme provides options to subscribe for shares of 1 pence nominal value in OGS (UK). Option holders exercising options under the 1989 Scheme are required to relinquish their rights to ordinary shares of 1 pence nominal value in OGS (UK) in consideration for the issue of four ordinary shares of 5 pence nominal value in OGS for every five ordinary shares of 1 pence nominal value in OGS (UK). The numbers for the 1989 Scheme in the above table take account of this right and reflect the number of ordinary shares of 5 pence nominal value to which holders of options under the scheme would be entitled.

Warrants

The treatment of warrants is set out in note 1(e).

1999

(a)     Grants of options

During the year, options over OGS’ ordinary shares were granted as follows:

(i)	Over 63,758 ordinary shares of 5 pence nominal value under the Sharesave Scheme at subscriptions prices of 247.6 pence.

(ii)	Over 236,712 ordinary shares of 5 pence nominal value under the Executive Scheme at exercise prices between £3.09 and £3.45 per share.

All options under the Executive Scheme granted during the year were designated as recruitment and Tier I options. It is the policy of the Compensation Committee that future grants over a market value of £30,000 (as valued at the date of grant) would be split equally between Tier I and Tier 2 options.

(b)     Options outstanding

At 31 December 1999 options outstanding were as follows:

	Number of shares of
	5 pence nominal value
				Exercisable in normal
	1999	1998	Subscription price	circumstances

1989 Scheme(1)	150,792	168,112	£0.75	From 1996 to 2005
1994 Scheme	2,744,508	2,870,300	From £1.25 to £2.125	From 1996 to 2008
Executive Scheme	373,386	140,020	From £1.69 to £3.45	From 2001 to 2009
Sharesave Scheme	207,967	156,954	From £2.24 to £2.476	From 2001 to 2006
Contractual rights:
University of Oxford	30,000	50,000	£1.25	From 1995 to 2002

Note:

(1)	The 1989 Scheme provides options to subscribe for shares of 1 pence nominal value in OGS (UK). Option holders exercising options under the 1989 Scheme are required to relinquish their rights to ordinary shares of 1 pence nominal value in OGS (UK) in consideration for the issue of four ordinary shares of 5 pence nominal value in OGS for every five ordinary shares of 1 pence nominal value in OGS (UK). The numbers for the 1989 Scheme in the above table take account of this right and reflect the number of ordinary shares of 5 pence nominal value to which holders of options under the scheme would be entitled.

Notes to the financial information— (continued)

23.     Reserves

	Share
	premium	Capital	Warrant	Profit and
	account	reserve(1)	reserve	loss account	Total

	£000	£000	£000	£000	£000
Balances at 1 January 1999 as previously reported	67,249	11,107	—	(43,905)	34,451
Premium on shares issued during the year	111	—	—	—	111
Loss for the year	—	—	—	(9,688)	(9,688)

Balances at 31 December 1999 as originally stated	67,360	11,107	—	(53,593)	24,874

Prior year adjustment—warrants as restated	—	—	674	(674)	—
	67,360	11,107	674	(54,267)	24,874

Premium on shares issued	213,012	—	—	—	213,012
Expenses of shares issued	(15,328)	—	—	—	(15,328)
Warrants exercised during the year	674	—	(674)	—	—
Loss for the year	—	—	—	(15,609)	(15,609)

Balances at 31 December 2000	265,718	11,107	—	(69,876)	206,949

Premium on shares issued	10,501	—	—	—	10,501
Expenses of shares issued	(269)	—	—	—	(269)
Retained profit for the year	—	—	—	(25,348)	(25,348)

Balances at 31 December 2001	275,950	11,107	—	(95,224)	191,833

Note:

(1)	The capital reserve represents the excess of the issued capital and share premium account of OGS (UK) over the nominal value of the shares issued by OGS in consideration of its acquisition in 1992. The entire share capital of OGS (UK) was acquired by OGS on the basis of two shares in OGS for one share in OGS (UK) and was accounted for as a merger.

Warrants

During the year ended 31 December 1999 OGS issued warrants to G D Searle & Co over 360,163 ordinary shares of 5 pence nominal value, exercisable from 11 November 1999 to 10 November 2004 at a price of £3.78 per share. These warrants were transferable in units of no less than 20,000 and were not listed on any public exchange.

As explained in note 1(b), the directors have revised the approach to valuing warrants issued for non-cash consideration. The new approach results in a valuation of the warrants of £674,000, which has been charged to the profit and loss account as a direct research expense and treated as a prior year adjustment. All warrants held by G D Searle & Co were exercised during 2000.

24.     Reconciliation of movements in shareholders’ funds

	2001	2000	1999	1999

			(original)	(restated)
	£000	£000	£000	£000
Loss for the year	(25,348)	(15,609)	(9,688)	(10,362)
New share capital issued	10,552	213,873	115	115
Expenses of share issue	(269)	(15,328)	—	—
Prior year adjustment— warrants	—	—	—	674

Net addition to/(reduction in) shareholders’ funds	(15,065)	182,936	(9,573)	(9,573)
Opening shareholders’ funds	209,676	26,740	36,313	36,313

Closing shareholders’ funds	194,611	209,676	26,740	26,740

Notes to the financial information— (continued)

25.     Financial commitments

The Group had annual commitments under non-cancellable operating leases as follows:

	2001		2000		1999
	Land and	2001	Land and	2000	Land and	1999
	buildings	Other	buildings	Other	buildings	Other

	£000	£000	£000	£000	£000	£000
Expiring within one year	41	—	1	4	16	9
Expiring between one and two years	418	25	41	—	—	11
Expiring between two and five years	209	29	239	47	267	1
Expiring after five years	475	—	475	—	475	—

	1,143	54	756	51	758	21

In addition to the above, the Group has a number of long term financial commitments in relation to existing collaborative agreements. During the year ended 31 December 2001, the Group entered into an agreement to lease a further property with an annual rental of approximately £1.2 million.

26.	Summary of differences between UK and US generally accepted accounting principles

Reconciliation of loss for the year and equity shareholders’ funds

The Group’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) which differ in certain significant respects from generally accepted accounting principles in the United States (“US GAAP”).

The effect of the US GAAP adjustments to the loss for the years ended 31 December 2000 and 2001 and equity shareholders’ funds as at 31 December 2000 and 2001 are set out in the tables below. US GAAP adjustments were not presented in the consolidated financial statements for the year ended 31 December 1999.

(a)     Reconciliation of loss for the year to US GAAP

	Notes		2001	2000

			£000	£000
Loss for the year under UK GAAP			(25,348)	(15,609)
US GAAP adjustments
Revenue
Revenue recognition	(i	)	3,175	1,420
Confirmant revenue	(ii	)	(3,792)	—
Operating expenses:
Share compensation expense	(iii	)	(87)	(77)
Capitalisation of software costs	(iv	)	—	154
Depreciation of capitalised software costs	(iv	)	(77)	(19)
Payroll tax on share options	(v	)	(73)	73
Share of joint venture loss	(ii	)	542	—
Amortisation of negative goodwill	(ii	)	325	—

Net loss for the year under US GAAP			(25,335)	(14,058)

Basic and diluted loss per share under US GAAP			(46.02p )	(34.80p )

Notes to the financial information— (continued)

(b)     Reconciliation of equity shareholders’ funds to US GAAP

	Notes		2001	2000

			£000	£000
Equity shareholders’ funds under UK GAAP			194,611	209,676
US GAAP adjustments:
Deferred income: Revenue recognition	(i	)	(1,107)	(4,282)
Tangible Fixed Assets
Capitalisation of software costs	(iv	)	154	154
Depreciation of capitalised software costs	(iv	)	(96)	(19)
Provisions for liabilities and charges
Payroll tax on share options	(v	)	—	73
Negative goodwill	(ii	)	(3,250)	—
Amortisation of negative goodwill	(ii	)	325	—

Shareholders’ equity under US GAAP			190,637	205,602

(i)  Revenue recognition

Under UK GAAP, revenues from collaborative research agreements are recognised in order to match revenues with the underlying deliverables required to fulfil the specific agreement, or they are recognised upon the achievement of specific objectives, including the delivery of software.

Under US GAAP, revenues from such collaborative research agreements, including up front fees, technology and software licence fees, ongoing research payments and milestone fees, are recognised as if the entire contract were a single element arrangement using the lesser of non-refundable cash received or the result achieved using percentage of completion accounting.

(ii) Confirmant

See notes 4 and 13.

In June 2001, Confirmant was formed as a joint venture between OGS (UK) and Marconi, each owning 50 per cent. of the issued share capital. Confirmant was formed primarily for the purpose of marketing proteomics and genomics databases to pharmaceutical and biotechnology companies for use in their research.

OGS (UK) and Marconi each invested £15.0 million in cash as a capital contribution. At the same time, OGS (UK) received £5.0 million as consideration for granting Confirmant exclusive licences to intellectual property on three specific databases, and £1.5 million as consideration for granting a licence to use data analysis software.

Under UK GAAP, OGS (UK)’s investment was recorded at £15.0 million and the amount received for database and software licences is being recognised as revenue, with Marconi’s share recognised immediately and the balance of £3.3 million recognised over the life of the related assets, being three years.

Under US GAAP, because OGS (UK) received £6.5 million for certain intangible assets simultaneously with its cash investment in Confirmant, OGS (UK)’s investment in Confirmant was effectively £8.5 million in cash plus intangible assets with a carrying value of zero. However, Marconi contributed £15.0 million for its share of the joint venture and, therefore, negative goodwill of £3.3 million was recognised by OGS (UK) upon the formation of the joint venture. This negative goodwill is being amortised over its expected useful life of five years.

OGS (UK) also entered into a Database Services Agreement with Confirmant to provide services in connection with the continued population of the three licensed databases. As consideration for these services, Confirmant will pay up to £22.5 million, of which £3.0 million was received by OGS (UK) in advance.

Notes to the financial information— (continued)

(iii) Share compensation expense

Under UK GAAP, no accounting recognition has been given to share options where the exercise price is equal to the market price of the security on the date of grant of the option. Under US GAAP, equity instruments issued to non-employees are required to be measured at fair value and included as compensation in the profit and loss account over the vesting period of the options. In addition, discounts given to employees under the Sharesave Plan are recorded as compensation charge over the vesting period of the options.

The Group has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB25”). Under APB 25, an excess of market value at the date of grant over exercise price of the options is charged to shareholders’ equity as an unearned compensation upon issuance of options under the plans, and subsequently amortised over the vesting period.

(iv) Capitalisation of software costs

Under UK GAAP, the cost of internally developed software, for both internal and external use, is expenses as incurred. Under US GAAP, such costs are capitalised once technological feasibility is established, if the software is sold or marketed to external users. Capitalisation ceases once such software is available for general release. Amounts capitalised are amortised over their useful life of two years.

(v) Payroll tax on share options

Under UK GAAP, employer’s payroll is accrued for over the period from the date share options are granted to the date of exercise (see note 1(o)). Under US GAAP, such tax is recognised when the options are exercised.

Unaudited Interim Results of the OGS Group

for the Six Months Ended 30 June 2002

1.     Nature of Financial Information

The financial information in this Appendix III(C) has been extracted without material adjustment from the unaudited consolidated interim announcement of OGS for the six months to 30 June 2002, as released on 26 September 2002.

2.     Highlights of the year to date

Organisational

• Appointment of Dr David Ebsworth as Chief Executive Officer

• Completion of strategic review of OGS operations

• Implementation of cost control efforts to reduce burn-rate

• Divisionalisation of OGS into three business units— Proteomics, Inherited Storage Disorders and Oncology

• Appointment of Denis Mulhall as new Chief Financial Officer

Commercial

• Positive CPMP opinion recommending EU approval for Zavesca

• Marketing collaboration for Zavesca in EU signed with Acetelion representing significant cost savings, equitable profit share and faster route to market for Zavesca

• Medarex collaboration progressing well and on target to file an Investigational New Drug Application (IND) for MDX-OGS 001 in Q2 2003

• Three year collaboration signed with BioInvent to identify, develop, manufacture and commercialise novel therapeutic antibodies

• First licence issued to GeneProt to operate under OGS’ proteomics patents

• New collaboration with Cystic Fibrosis Foundation Therapeutics Inc to discover and validate serum biomarkers of cystic fibrosis

• Acceptance of the first clinically valid protein targets by Bayer using OGS’s core proteomics technologies

• Cooperative Research and Development Agreement (CRADA) signed with FDA to identify serum biomarkers for the early prediction and evaluation of drug induced toxicities

Financial review

• Revenue of £5.8 million for the six months to 30 June 2002 (H1 2001: £8.7 million)

• Loss for the period was £19.5 million (H1 2001: £7.2 million), reflecting the expansion of OGS’s drug discovery programmes with NeoGenesis and BioInvent, and manufacturing costs associated with Zavesca launch

• Cash balance at 30 June 2002 of £153.4 million (at 31 December 2001: £176.6 million)

3.     Chairman’s Statement

The year to date has held several challenges for OGS. In July, we were delighted to receive a positive opinion from the Committee for Proprietary Medicinal Products (CPMP) for recommendation of Zavesca, our oral therapy against type 1 Gaucher Disease, for approval by the European Commission.

Following the CPMP’s positive opinion, our priority is to continue working with the regulators to complete the final steps in the process to achieve full approval for the drug in Europe, which we expect to be by the end of the year. It is our goal to establish a market presence in type 1 Gaucher Disease, to expand the product label and explore new previously untreatable indications. A new dosing schedule/switch trial with Zavesca in Europe is planned to begin shortly. In addition to Zavesca, we have a second product, OGT 923, which has shown promising results in in vivo studies and we expect it to enter the clinic by the end of 2002.

The success of our marketing application in Europe was balanced by the receipt of a “complete response” letter from the US Food and Drug Administration (“FDA”) indicating that Zavesca is not approvable in the US at present based upon the dossier submitted in August 2001. OGS had a meeting with the FDA on 24 September and we expect additional guidance in the near future. Our study OGT-918 005 is continuing at New York University.

In Israel, IRB permission to recommence drug trials was received in July. In conjunction with our Israeli marketing partner, Teva, we plan to file Zavesca before the year end. Additionally, we plan to initiate an access protocol for those patients that want to continue to receive Zavesca at the end of clinical studies.

A trial exploring Zavesca in Niemann-Pick type C has commenced. We expect similar trials in type 3 Gaucher Disease and Late Onset Tay Sachs to begin recruiting in 2002. These indications represent a potential pool of some 2,000 additional patients for which there is no alternative therapy.

In July, we announced a European marketing and distribution partnership with Actelion Ltd, the Swiss biotechnology company, which has recently had its first drug approved in the EU and US. Under the terms of this partnership, Actelion will market Zavesca in the EU. This is a five year agreement that provides excellent economics for OGS and offers substantial cost savings and risk reduction when compared to the alternative of building our own infrastructure. It also offers a quicker route to market for Zavesca.

In the area of drug discovery, we entered into a second collaboration in monoclonal antibodies, with BioInvent, a Swedish biotechnology company. BioInvent is a leading player in phage display technologies, giving OGS an additional means of discovering antibody therapies. Most of the ensuing antibody discoveries will be wholly owned by OGS. As part of this collaboration, OGS invested $5m in BioInvent.

During the period, significant collaborations were also signed with our industry-leading proteomics group and a number of our existing collaborations extended. A new proteomics initiative was signed with Cystic Fibrosis Foundation Therapeutics Inc to discover and validate serum biomarkers of cystic fibrosis and associated pulmonary complications. More recently, OGS entered into a Cooperative Research and Development Agreement (CRADA) with the Center for Drug Evaluation and Research of the FDA. The research collaboration will aim to identify serum protein biomarkers that could be useful across species during drug development for early prediction and evaluation of drug-induced toxicities.

In addition, we were pleased to extend our proteomics collaborations with Pfizer, to identify biomarkers for Alzheimer’s disease and atherosclerosis, and Bayer, for the identification of therapeutic targets for asthma and Chronic Obstructive Pulmonary Disorder. Bayer has recently accepted targets under its collaboration, which means that our targets have met stringent validation criteria and will go directly into screening for discovery of potential therapeutic drugs. Finally, we were pleased to validate our investment in intellectual property with the issuance of the first licence to our core proteomics patents and technologies to GeneProt.

We continue to work to bring antibodies and small molecules to the clinic in both the cancer and glycolipid storage disorder therapeutic areas. Preclinical development of OGT 923, an analogue of Zavesca, is in its final stages and we are on target for a first dose in man by the end of 2002. We have, however, discontinued preclinical development of our first anti-heparanase new chemical entity (NCE), OGT 2492, after inconclusive preclinical results. We are currently evaluating various back-up compounds and expect to bring the chosen candidate into the clinic by the end of 2004. From our imino sugar research, we have identified a number of compounds with anti-cancer activity. A lead compound, OGT 2378, is being explored in preclinical oncology models and we have a target IND date of Q1 2004.

We are also pleased with the progress being made in our collaboration with Medarex. The efforts exerted by the research and development teams are showing results and we anticipate that an IND for an oncology indication will be filed for MDX-OGS 001 (Heparanase 1 antibody) in Q2 2003.

Following the response to our New Drug Application (NDA) for Zavesca by the FDA, we have moved swiftly to reduce our cost base. We have closed our Bridgewater, New Jersey facility and Don DeGolyer, who was appointed to the Board during the period, resigned from the Board and the Company. We have also carried out a review of our UK operations and made some selective redundancies, and restructured and streamlined some of our existing alliances. The strategic steps being taken by the Company following these changes are described below.

During the period, Michael Kranda, who served the Company as Chief Executive Officer since 1996, announced his decision to resign from the Company for personal reasons. We were all saddened by this decision as Michael led the Company through its flotation onto the London Stock Exchange in 1998 and the NASDAQ listing in 2000. I am delighted to report that Michael has now taken up a position as CEO of a biotechnology start-up in Seattle, Washington. I hope that he will guide it to as much success as he had with OGS.

We were delighted to appoint Dr David Ebsworth to succeed Michael. David joins us following a successful career in Bayer where he was Global Head of Pharmaceuticals. He has already moved the Company forward implementing significant changes to control costs, improve focus and build the potential for long-term profitability. His management as well as his sales and marketing experience have also been invaluable in determining the right course to launch Zavesca in Europe. We very much look forward to continued success under his leadership.

In addition, we have appointed Denis Mulhall as Chief Financial Officer. He is a senior executive with a strong international background in finance and operations, and will be taking over from Stephen Parker who will be leaving the Company with immediate effect.

Over the last six months, the global stock markets have proved challenging for companies in all sectors and OGS has been affected along with many other biotechnology companies. We are grateful for the continued support of our shareholders along with the great commitment and efforts of our staff during the period and look forward to the improved development of the Group, guided by a clear strategy and regained momentum.

G Kirk Raab

Chairman

26 September 2002

4.     Chief Executive’s Statement

In the period since I took over as CEO of OGS, I have taken the opportunity to review the operations and cost base of the company. It is clear that, in light of the delays in the approval of Zavesca in the US, we must focus on those parts of our business that will enhance shareholder value in the shortest possible time.

OGS has a leading technology base in its world-class proteomics platform, several molecules with high potential in the field of cancer and inherited storage disorders approaching the clinic and, of course, Zavesca. We also have sufficient resources with which to build value, including a cash balance of £153.4 million at 30 June 2002.

As part of the review, and in light of our core competencies, the Board accepted a recommendation to reorganise the Company in order to focus clearly on our areas of strength. We will increase transparency, responsibility and accountability through the creation of three business units: Inherited Storage Disorders (ISD), Proteomics and Oncology. ISD and Oncology will each form the core of our research and product development activities. They will each be supported by Proteomics, which will be tasked with extending its commercial relationships, commercialising its existing intellectual property and creating new product offerings so that it rapidly achieves profitability.

From January 2003, we will report these as distinct business units. Each unit will be tasked with leveraging the internal expertise within the company, and the external expertise of our partners in order to maximise progress and value creation, whilst controlling costs and minimising cash burn. Proteomics has the key objective of achieving profitability in 2003 and ISD of achieving profitability in 2005.

Oncology will become an increasing focus for OGS and the major portion of OGS cash will be allocated to funding the development of high quality oncology products. Operationally, the oncology business unit will focus on the development of OGS’ current pipeline, with strategic acquisitions of products and, where appropriate, companies to fill the gap in our clinical pipeline.

In summary, the goal of the company moving forward is to become an R&D based pharmaceutical company with a focus on delivering shareholder value from products for oncology and inherited storage disorders, supported by world-class proteomics.

I am committed to ensuring that this new organisation will form the basis for rapid improvement in OGS’ performance.

David R Ebsworth, PhD

Chief Executive Officer

26 September 2002

5.     Independent review report

Introduction

We have been instructed by Oxford GlycoSciences Plc to review the financial information for the six months ended 30 June 2002 which comprises the Profit and Loss Account, Balance Sheet and Cash Flow Statement and the related notes 1 to 7. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

Directors’ responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performance

We conducted our review in accordance with guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with United Kingdom Auditing Standards and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 June 2002.

Ernst & Young LLP

Reading

26 September 2002

Unaudited Consolidated Profit and Loss Account

		Half year	Half year	Year
		ended	ended	ended
	Notes	30.06.02	30.06.01	31.12.01

		£’000	£’000	£’000
Turnover	2,3	5,780	8,712	13,376
Net operating costs		(28,767)	(22,879)	(49,396)

Operating loss		(22,987)	(14,167)	(36,020)
Share of joint venture loss	3	(1,641)	—	(2,007)
Profit on disposal		—	109	82

Loss on ordinary activities before interest and taxation		(24,628)	(14,058)	(37,945)
Net interest receivable		3,256	5,413	9,733

Loss on ordinary activities before taxation		(21,372)	(8,645)	(28,212)
Tax on loss on ordinary activities		1,853	1,413	2,864

Loss for the period		(19,519)	(7,232)	(25,348)

Loss per ordinary 5 pence share
basic and diluted	4	(35.11p )	(13.25p )	(46.04p )

The Group has no recognised gains and losses other than the losses above and therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the losses on ordinary activities before taxation and the losses for the periods stated above, and their historical cost equivalents.

Unaudited Group Balance Sheet

	Notes	30.06.02	30.06.01	31.12.01

		£’000	£’000	£’000
Fixed assets
Tangible assets		14,800	14,089	14,221

Investments
Investment in joint venture—share of gross assets		11,874	15,000	14,679
Investment in joint venture—share of gross liabilities		(522)	—	(1,686)
Investment in joint venture—provision for unrealised profit		(2,162)	(3,250)	(2,708)

	3	9,190	11,750	10,285
Other investments	5	7,779	—	4,251

		31,769	25,839	28,757

Current assets
Stock		321	251	346
Debtors		10,116	9,837	9,626
Cash at bank and in hand		153,376	195,872	175,618

		163,813	205,960	185,590

Creditors: amounts falling due within one year		(18,622)	(15,836)	(18,250)

Net current assets		145,191	190,124	168,340

Total assets less current liabilities		176,960	215,963	197,097
Creditors: amounts falling due after more than one year		(1,614)	(3,640)	(2,399)
Provisions for liabilities and charges		—	(73)	(87)

Net assets		175,346	212,250	194,611

Capital and reserves
Share capital		2,785	2,761	2,778
Share premium account		276,197	275,490	275,950
Capital reserve		11,107	11,107	11,107
Profit and loss account (deficit)		(114,743)	(77,108)	(95,224)

Equity shareholders’ funds	6	175,346	212,250	194,611

The financial information contained in this interim report does not constitute statutory accounts as defined in section 240 of the Companies Act 1985. This statement of half year results will be sent to all shareholders. Copies are available to members of the public at the Group’s registered office shown at the back of this report.

The comparative figures for the year ended 31 December 2001 have been extracted from the Group’s statutory financial statements for that financial year. Those accounts carried an unqualified audit report and have been filed with the Registrar of Companies.

Unaudited Consolidated Cash Flow Statement

		Half year	Half year
		ended	ended	Year ended
	Notes	30.06.02	30.06.01	31.12.01

		£’000	£’000	£’000
Net cash outflow from operating activities	A	(22,379)	(3,649)	(22,164)
Returns on investments and servicing of finance		4,677	3,437	9,042
Taxation		1,281	—	—
Purchases of tangible fixed assets		(3,547)	(3,011)	(5,306)
Purchases of fixed asset investments		(3,528)	(15,000)	(19,251)
Disposals— cash consideration		—	115	122

Net cash outflow before management of liquid resources and financing		(23,496)	(18,108)	(37,557)
Management of liquid resources		32,104	23,585	39,480
Financing		254	10,088	10,283

Increase in net cash	B	8,862	15,565	12,206

A Reconciliation of operating loss to net cash outflow from operating activities
Operating loss		(22,987)	(14,167)	(36,020)
Depreciation charges		2,476	2,001	4,418
Decrease/(increase) in stock		25	(47)	(170)
(Increase)/decrease in debtors		(1,339)	(344)	34
(Decrease)/increase in deferred income		(1,585)	5,721	6,815
Increase in creditors		1,031	3,187	2,759

		608	10,518	13,856

Net cash outflow from operating activities		(22,379)	(3,649)	(22,164)

B Reconciliation of net cash flow to movement in net funds
Increase in cash in the period		8,862	15,565	12,206
Cash inflow from movement in liquid resources		(32,104)	(23,585)	(39,480)

Movement in net funds in the period		(23,242)	(8,020)	(27,274)
Net funds at commencement of the period		176,618	203,892	203,892

Net funds at the end of the period	7	153,376	195,872	176,618

Notes to the Accounts

1     Accounting policies

The interim financial statements have been prepared on the basis of the accounting policies set out in the Group’s 2001 statutory accounts. The statements were approved by a duly appointed and authorised committee of the Board of Directors on 26 September 2002.

2     Segmental information

The geographical analysis of turnover, all arising in the UK, by destination is as follows:

	Half	Half
	year	year	Year
	ended	ended	ended
	30.06.02	30.06.01	31.12.01

	£’000	£’000	£’000
United Kingdom	1,946	3,260	5,422
Continental Europe	866	597	1,180
USA and Canada	2,915	4,853	6,772
Rest of the World	53	2	2

	5,780	8,712	13,376

Details of turnover from Confirmant, a joint venture owned by OGS and Marconi, are given in note 3.

3     Interest in joint venture

In June 2001, OGS formed a joint venture with Marconi, called Confirmant, which will provide database services to pharmaceutical and biotechnology companies.

As at 30 June 2002, there is a provision for unrealised profit, £2.2 million, representing revenue from the sale of marketing rights and data analysis software to Confirmant. This amount will be released over the life of the assets to which it relates. Sales by OGS to Confirmant during the period ended 30 June 2002 amounted to £1.9 million (2001: £3.3 million).

4     Losses per share

The basic loss per share is calculated by dividing the loss attributable to ordinary shareholders of £19.5 million (2001: £7.2 million) by the weighted average number of ordinary shares in issue during the period, 55.6 million (2001: 54.6 million).

For diluted loss per share, the weighted average number of ordinary shares in issue is adjusted to assume the exercise of all options which would be potentially dilutive. There is no difference between the basic and diluted loss per share.

5     Other investments

	BioInvent	NeoGenesis Inc.	Total

	£’000	£’000	£’000
Cost:
At 1 January 2002	—	4,251	4,251
Additions	3,528	—	3,528

At 30 June 2002	3,528	4,251	7,779

Provisions:
At 1 January 2002 and 30 June 2002	—	—	—

Net book value:
At 30 June 2002	3,528	4,251	7,779

Net book value:
At 31 December 2001	—	4,251	4,251

Notes to the Accounts— (continued)

On 16 May 2002, OGS subscribed SEK52.0 million in cash at SEK39.1 per share in BioInvent, as part of a research collaboration.

At 30 June 2002, BioInvent’s share price was SEK28.5 per share. However, this investment, and the investment in NeoGenesis Inc. is not held for resale and management do not consider that any permanent diminution in value existed at that date.

6     Reconciliation of movements in shareholders’ funds

	Half year	Half year	Year
	ended	ended	ended
	30.06.02	30.06.01	31.12.01

	£’000	£’000	£’000
Loss for the period	(19,519)	(7,232)	(25,348)
New shares issued	254	10,091	10,552
Expenses of shares issued	—	(285)	(269)

Net (reduction in)/addition to shareholders’ funds	(19,265)	2,574	(15,065)
Opening shareholders’ funds	194,611	209,676	209,676

Closing shareholders’ funds	175,346	212,250	194,611

7     Analysis of net funds

	31.12.01	Cash flow	30.06.02

	£’000	£’000	£’000
Cash at bank and in hand	14,052	8,862	22,914
Bank deposits— liquid resources	162,566	(32,104)	130,462

	176,618	(23,242)	153,376

Liquid resources represent all deposits with an original maturity of between 24 hours and one year. Cash includes cash in hand and deposits of up to 24 hours which are payable on demand.

Appendix IV

Financial Information Relating to the Celltech Group

The following financial information has been extracted, without material adjustment, from the audited consolidated statements of the Celltech Group for the two years ended 31 December 2001 and from the interim report for the six months ended 30 June, 2002.

This financial information does not constitute statutory accounts within the meaning of section 240 of the Companies Act.

Copies of the financial statements for each of the periods referred to above have been delivered to the Registrar of Companies in England and Wales. Ernst & Young LLP, Registered Auditors, of Becket House, 1 Lambeth Palace Road, London SE1 7EU have made reports under section 235 of the Companies Act in respect of the statutory accounts for the year ended 31 December, 2000.

This report was unqualified and did not contain a statement under sub-section 237(2) or sub-section 237(3) of the Companies Act. KPMG Audit plc, Chartered Accountants of 8, Salisbury Square, London EC4Y 8BB have made reports under section 235 of the Companies Act in respect of the statutory accounts for the year ended 31 December 2001. These reports were unqualified and did not contain a statement under sub-section 237(2) or sub-section 237(3) of the Companies Act.

Consolidated Profit and Loss Account

			Restructuring			Restructuring
		Pre restructuring	items and	Total	Pre restructuring	items and	Total
		items & goodwill	goodwill	12 months	items & goodwill	goodwill	12 months
		12 months to	12 months to	to	12 months to	12 months to	to
	Notes	31 Dec 2001	31 Dec 2001	31 Dec 2001	31 Dec 2000	31 Dec 2000	31 Dec 2000

		£m	£m	£m	£m*	£m*	£m*
Turnover	2	303.1	—	303.1	235.5	—	235.5
Cost of sales		(83.5)	—	(83.5)	(69.7)	—	(69.7)

Gross profit		219.6	—	219.6	165.8	—	165.8

Investment in research and development		(90.7)	—	(90.7)	(74.8)	—	(74.8)
Selling, marketing and distribution expenses		(78.6)	—	(78.6)	(46.8)	—	(46.8)

Corporate and general administration expenses excluding restructuring items and goodwill charges		(24.9)	—	(24.9)	(24.2)	—	(24.2)
Restructuring costs	5	—	(7.8)	(7.8)	—	(19.2)	(19.2)
Goodwill amortisation		—	(92.6)	(92.6)	—	(78.7)	(78.7)
Goodwill impairment		—	—	—	—	(353.9)	(353.9)

General administration total		(24.9)	(100.4)	(125.3)	(24.2)	(451.8)	(476.0)

Operating profit/(loss) before other income		25.4	(100.4)	(75.0)	20.0	(451.8)	(431.8)
Other income	3	18.8	—	18.8	4.6	—	4.6

Operating profit/(loss)	4	44.2	(100.4)	(56.2)	24.6	(451.8)	(427.2)
Net interest receivable	6	3.6	—	3.6	1.6	—	1.6

Profit/(loss) on ordinary activities before taxation		47.8	(100.4)	(52.6)	26.2	(451.8)	(425.6)
Tax on profit/(loss) on ordinary activities	8	(8.1)	5.2	(2.9)	(3.9)	5.0	1.1

Profit/(loss) on ordinary activities after taxation		39.7	(95.2)	(55.5)	22.3	(446.8)	(424.5)

Accrual for unpaid preference share dividend	25	(0.2)	—	(0.2)	(0.2)	—	(0.2)

Transfer to/(from) profit and loss reserve	25	39.5	(95.2)	(55.7)	22.1	(446.8)	(424.7)

Basic earnings/(loss) per share	9	14.4		(20.3)	8.4		(161.6)
Diluted earnings/(loss) per share	9	14.2		(20.3)	8.2		(161.6)

*	Restated for FRS 19, see note 8

The results presented above arise from continuing operations. The acquisition of Thiemann in Germany became effective on 1 October 2001. Since the contribution from this business in the period is not material, no separate columnar disclosure has been provided (see note 22).

The 31 December 2000 comparative presented above excludes the results of Medeva prior to its joining the Celltech Group on 26 January 2000.

Consolidated Balance Sheet

	Notes	31 Dec 2001	31 Dec 2000

		£m	£m*
Fixed assets
Intangible assets	11	498.3	543.6
Tangible assets	12	103.5	98.3
Investments	13	38.3	25.3

		640.1	667.2

Current assets
Stock	14	45.7	38.7
Debtors	15	82.7	61.9
Businesses held for resale	23	—	15.2
Equity investments	16	2.0	15.1
Cash and liquid resources	17	90.4	76.6

		220.8	207.5
Creditors: amounts falling due within one year	18	(119.2)	(93.1)

Net current assets		101.6	114.4

Total assets less current liabilities		741.7	781.6
Creditors: amounts falling due after more than one year	19	(45.6)	(43.2)
Provisions for liabilities and charges	20	(76.9)	(69.0)

Net assets		619.2	669.4

Capital and reserves
Called up share capital	25	141.0	140.4
Share premium account	25	81.6	77.2
Other reserves	25	621.2	621.0
Profit and loss account	25	(224.6)	(169.2)

Shareholders’ funds		619.2	669.4

* Restated for FRS 19, see note 8

An analysis of shareholders’ funds between equity and non-equity interests is given in note 25.

Consolidated Cash Flow Statement

		12 months	12 months
		to	to
	Notes	31 Dec 2001	31 Dec 2000

		£m	£m
Net cash inflow from operating activities	29	38.7	12.5
Returns on investments and servicing of finance
Interest received		5.1	4.1
Interest paid		(2.4)	(2.5)
Interest paid on finance leases		(0.2)	(0.3)

Net cash inflow from returns on investment and servicing of finance		2.5	1.3

Taxation
Taxation paid		(4.3)	(3.1)
Taxation refunded		13.0	7.9

Taxation inflow		8.7	4.8

Capital expenditure and financial investment
Payments made to acquire tangible fixed assets		(16.1)	(15.7)
Payments made to acquire intangible fixed assets		(11.8)	—
Payments made to acquire fixed asset investments		(7.0)	—
Proceeds from disposal of equity investments		11.5	—
Proceeds from sale of fixed assets		1.1	2.4
Receipts from sale of ESOP shares		—	1.6

Net cash outflow from capital expenditure and financial investment		(22.3)	(11.7)

Acquisitions and disposals
Deferred consideration		(1.5)	(3.7)
Proceeds from disposal of Rapigene		—	7.4
Cash acquired less acquisition expenses of Medeva and Cistron		—	13.8
Acquisition of Thiemann, less cash acquired	22	(26.2)	—
Net proceeds from European asset sales	24	3.0	—
Cash funding in respect of businesses held for resale		(4.1)	(47.2)
Proceeds from sale of businesses held for disposal	23	15.3	30.2

Net cash (outflow)/inflow from disposals and acquisitions of businesses		(13.5)	0.5

Net cash inflow before management of liquid resources and financing		14.1	7.4
Management of liquid resources		(7.0)	61.2
Financing
Receipts from issuing shares		5.0	23.0
Capital element of finance lease rental payments		(1.3)	(1.3)
Repayment of loan of acquired subsidiaries		(5.4)	(75.0)

Net cash outflow from financing		(1.7)	(53.3)

Increase in cash in the period		5.4	15.3

Notes to the Financial Statements

at 31 December 2001

1.     Accounting policies

Accounting convention

The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards.

Basis of consolidation

The consolidated accounts include the results of the Company and all of its subsidiary undertakings. No profit and loss account is presented for Celltech Group plc as provided by section 230 of the Companies Act 1985. The results of businesses acquired are included in the Group accounts from their date of acquisition.

Income recognition

Revenue from product sales is recognised upon shipment to customers. Provision for discounts and rebates to customers, returns and other adjustments is made in the period that the related sales are recorded.

Research and development milestones and royalties receivable under collaborative agreements are recognised as they accrue; patent royalties receivable under licensing agreements are recognised when they are earned.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of the net separable assets acquired at the date of acquisition. Goodwill arising after 1 January 1998 is capitalised and amortised over its useful economic life, normally not exceeding 20 years, on a straight line basis. Prior to 1 January 1998 goodwill was written off directly to reserves and on disposal would be charged to the profit and loss account.

Intangibles

Intangible assets represent acquired licences, patents, know-how and marketing rights, where these relate to specific compounds, products or know-how which are being developed or used for commercial applications. Intangible assets acquired separately from a business are capitalised at cost. Intangible assets acquired as part of a business are capitalised separately where their value can be measured reliably; otherwise they are treated as part of goodwill acquired with that business. Separately capitalised intangible assets are stated at cost less provision for amortisation. Intangible assets in relation to licences, patents and marketing rights are amortised over their estimated useful lives to match the sales of the related products or, where this is not readily identifiable, on a straight-line basis. Estimated useful lives are reviewed annually and are generally not presumed to exceed 20 years. Platform technologies supporting the Group’s discovery research strategy is presumed to have an indefinite life and consequently is subject to annual reviews and amortised as necessary if impairment is considered to have taken place.

Research and development

Research and development expenditure, including appropriate administrative overheads, is written off as incurred, except for clinical trial material stocks which are written off upon use.

Depreciation

Depreciation is provided on all fixed assets at rates calculated to write off the cost of each asset evenly over its expected useful life, as follows:

Leasehold properties and improvements	—	the shorter of 20 years or the lease term
Freehold buildings	—	50 years
Freehold land	—	No depreciation
Plant and machinery	—	2 to 10 years

Notes to the Financial Statements
at 31 December 2001—(continued)

Stocks

Stock of material for use in scheduled clinical trials is written off to investment in research and development upon use. Other stocks are stated at the lower of cost and net realisable value.

Leased assets

Assets acquired under finance leasing arrangements are capitalised at cost upon inception and depreciated over their expected useful lives.

The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to the profit and loss account as they accrue.

Foreign currencies

Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date.

Transactions in foreign currencies are recorded at the rate ruling at the previous months close or at the contracted rate if the transaction is covered by a forward exchange contract. The operating results of overseas subsidiary companies are translated into sterling at the average rate of exchange for the period. Exchange differences arising on consolidation are recorded as movements on reserves. All other exchange differences are taken to the profit and loss account.

Preference share dividends

Accumulated unpaid preference share dividends are accounted for as a reserves accrual (see note 25).

Pensions

The Group operates contributory and non-contributory defined benefit and defined contribution pension schemes covering the majority of its employees. The schemes’ funds are administered by trustees and are independent of the Group’s finances. Contributions are paid to the schemes in accordance with the recommendations of independent actuaries. The Group’s contributions are charged to the profit and loss account so as to spread the costs of pensions over employee’s working lives with the Group.

Equity investments

Equity investments are valued at the lower of cost and net realisable value. In determining net realisable values, market values are used in the case of listed investments and Directors’ estimates are used in the case of unlisted investments.

Deferred taxation

Deferred taxation is provided on timing differences that have originated but not reversed by the balance sheet date on a non-discounted basis. Deferred taxation assets are recognised only to the extent that it is more likely than not that there will be suitable taxable profits from which future reversals of the underlying timing difference can be deducted.

The adoption of FRS 19 “Deferred taxation” has resulted in the recognition of an additional £15.3m deferred tax liability on the acquisition of Medeva along with a £15.3m goodwill asset. In addition the adoption has resulted in a prior year adjustment of £5.0m as discussed in note 8. Had FRS 19 not been adopted the current year tax charge would have been £8.1m.

Financial instruments

The Group uses financial instruments, in particular forward exchange contracts to manage the financial risks associated with the Group’s underlying business activities and the financing of those activities. The Group does not undertake any trading activity in financial instruments.

Notes to the Financial Statements
at 31 December 2001—(continued)

A discussion of how the Group manages its financial risks is included in the Financial Review and in note 21. The primary financial instruments used by the Group are forward exchange contracts which are used to hedge foreign exchange exposures arising on forecast receipts and payments in foreign currencies. Forward foreign exchange contracts for existing transactions are stated at fair value at the balance sheet date and the gains/ losses arising are recognised in the Group profit and loss account. Contracts to hedge anticipated exposures are not marked to market and gains/ losses are deferred until the transaction is complete.

The aggregate fair values at the balance sheet date of the hedging instruments described above are disclosed in note 21 to these accounts.

Newly adopted accounting standards

UK Financial Reporting Standard 18 (FRS 18)— “Accounting Policies” requires an entity to adopt accounting policies most appropriate to its particular circumstances, to review them regularly for appropriateness and to disclose sufficient information to enable users of financial statements to understand the policies adopted and how they have been implemented. The impact of adoption on Celltech’s Financial Statements was not material.

The Group has adopted FRS 19 “Deferred Tax” in the year, the impact on adoption is described above.

In addition, the following new accounting standard has been issued but has not yet been fully adopted:

UK Financial Reporting Standard 17 (FRS 17)— “Retirement Benefits” becomes fully effective for accounting periods ending on or after 22 June 2003, with increasing levels of disclosure required for each accounting period ending on or after 22 June 2001. It sets out the requirements for accounting for retirement benefits, including the fair value of assets and liabilities arising from employer’s obligations, the treatment of related costs, and level of disclosure. Celltech has adopted FRS 17 to the extent of the mandated disclosure requirements for the year ended 31 December 2001 and these are included in note 27 to the Financial Statements.

2.     Analysis of turnover, profit and net assets

Turnover is represented by product sales and royalties receivable during the year. Income receivable as milestones arising from research and development collaborations is treated as other operating income.

(a)     Turnover by geographical destination

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
UK	46.3	48.1
Rest of Europe	29.6	26.2
USA	220.2	152.5
Rest of World	7.0	8.7

	303.1	235.5

Turnover comprises of £241.7m (2000: £197.8m) of product sales and £61.4m (2000: £37.7m) of royalty income.

Notes to the Financial Statements
at 31 December 2001—(continued)

(b)     Segmental analysis by country of origin

			Operating profit
			before goodwill and
	Turnover		restructuring items		Operating loss		Net assets

	12 months	12 months	12 months	12 months	12 months	12 months	12 months	12 months
	to	to	to	to	to	to	to	to
	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	£m	£m	£m	£m	£m	£m	£m	£m
UK	102.5	80.1	(15.1)	(31.5)	(39.4)	(152.9)	178.0	182.8
Rest of Europe	34.2	26.1	11.3	7.6	2.2	(33.9)	79.5	60.1
USA	166.4	129.3	48.0	48.5	(19.0)	(240.4)	361.7	426.5

Total	303.1	235.5	44.2	24.6	(56.2)	(427.2)	619.2	669.4

Substantially all turnover and operating profits are generated from the Group’s principal activity being the research and development of novel therapeutic products for human use and the manufacture and sale of prescription pharmaceutical products.

3.     Other income

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Pharmacia income	17.5	—
Milestones	1.3	4.6

	18.8	4.6

The Pharmacia income relates to $25m (£17.5m) of the $50m initial payment received from the company for the co-development and co-promotion of CDP 870. The income recognised is in relation to the non-refundable, non-creditable signature payment for the licence. The remainder of the upfront payment will be offset against CDP 870 research and development expenditure incurred by the Group. Research and development expenditure in 2001 is shown net of £8.4m funding, with the remaining £9.1m held on the balance sheet within accruals and deferred income (note 18).

4.     Operating loss

The operating loss is stated after charging:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

Depreciation
owned assets	12.2	10.4
assets held under finance leases	0.4	0.8
Operating lease rentals
land and buildings	3.7	2.9
other	0.7	0.7

Notes to the Financial Statements
at 31 December 2001—(continued)

Fees paid to auditors

KPMG Audit Plc succeeded Ernst & Young as the Group’s auditor on 24 May 2001. The following summarises the audit and non-audit fees paid to each auditor:

	2001	2000

	£m	£m
Audit fees
KPMG Audit Plc	0.3	—
Ernst & Young	—	0.4
Fees for other services
KPMG Audit Plc	0.4	—
Ernst & Young	—	0.7

Included in the fees for other services are £0.2m in the year ended 31 December 2001 paid to KPMG Audit Plc and associates in respect of the acquisition of Thiemann and £0.6m in the year ended 31 December 2000 paid to Ernst & Young in respect of the acquisitions of Medeva and Cistron. These fees were capitalised as costs of the respective transactions.

The Company audit fee amounted to £25,000 (2000: £55,000).

5.     Restructuring

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Redundancy	6.9	—
Thiemann integration (name change, consulting)	0.6	—
Medeva integration (redundancy, relocation)	—	8.5
Consulting	—	1.5
Discontinued R&D	—	6.1
Other	0.3	3.1

	7.8	19.2

During 2001 the Group undertook a restructuring programme predominantly affecting the US business but also impacting the UK operations of the Company. In addition on 1 October 2001 the Group acquired effective control of Thiemann resulting in certain other integration costs.

On 26 January 2000 the Group acquired Medeva. The cost of restructuring the Medeva and Celltech businesses was £19.2m.

As at 31 December 2001 £5.9m still remained to be spent of the 2001 and 2000 restructuring amounts. The remaining provision is expected to be utilised within the next financial year.

Notes to the Financial Statements
at 31 December 2001—(continued)

6.     Net interest receivable

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Bank interest receivable	4.0	3.5
Interest on PowderJect loan note receivable	2.1	0.4

	6.1	3.9

Interest payable on $50m senior debt	(2.3)	(2.0)
Interest paid on finance leases	(0.2)	(0.3)

	(2.5)	(2.3)

Net interest	3.6	1.6

7.     Staff costs

(a)	Staff costs, including the emoluments of the Executive Directors, amounted to:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Salaries	74.8	70.3
Social security costs	7.6	7.4
Other costs including pensions	8.6	7.6

	91.0	85.3

The 2000 presentation has been changed to correspond with the current year presentation.

(b)	The average number of staff employed by the Group, including Executive Directors, during the year was:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

Production	619	560
Sales and distribution	646	474
General and administration	156	161
Research and technical	608	608

	2,029	1,803

(c)	Details of Directors’ Remuneration for each Director, compensation for loss of office, pension entitlements and share options are included in the Remuneration Report.

Notes to the Financial Statements
at 31 December 2001—(continued)

8.     Taxation

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
UK corporation tax at 30% (2000: 30%)	5.0	24.0
Utilisation of tax losses	(5.0)	—
Double taxation relief	—	(23.3)

UK corporation tax	—	0.7

Overseas
— federal and state tax	2.1	(8.4)
— deferred tax	6.0	11.3
Withholding tax suffered on overseas receipts	—	0.3

Overseas taxation	8.1	3.2

Taxation before restructuring items and goodwill	8.1	3.9
Deferred tax credit on goodwill	(5.2)	(5.0)

Taxation	2.9	(1.1)

The effective rate is lower than the UK statutory rate principally due to the availability of brought forward losses.

The deferred tax credit on goodwill arises as a result of the adoption of FRS 19 “Deferred Tax” during the year. The standard requires that a full provision is recognised for deferred tax liabilities including those in respect of goodwill on which tax benefits are obtained. This has resulted in the Group recognising an additional deferred tax liability on the acquisition of Medeva of £15.3m, recorded as a prior year adjustment, of which £5m has been taken as a credit in 2000 and £5.2m has reversed in 2001.

A tax credit has not been taken on the restructuring costs due to the availability of tax losses.

The table below reconciles the actual income tax charge to the expected tax rate. Computed by applying the UK tax rate of 30% (2000: 30%) to the loss on ordinary activities before taxation:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

Expected tax charge/(credit) at UK corporation tax rate	(15.8)	(127.7)
Permanent difference on goodwill	23.4	125.4
Restructuring costs	2.3	5.8
Difference in local tax rates	(3.5)	(6.8)
Utilisation of losses	(5.0)	—
Other	1.5	2.2

	2.9	(1.1)

The deferred taxation provision at the end of the year is set out below:

Deferred taxation	31 Dec 2001	31 Dec 2000

	£m	£m
Accelerated capital allowances	6.1	11.3
Losses and other timing differences	59.4	45.1

	65.5	56.4

The movement in the provision in the year is set out in note 20.

There are taxation losses of approximately £278m (2000: £272m) which have not been recognised.

Notes to the Financial Statements
at 31 December 2001—(continued)

9.     Earnings per share

The basic loss per share is based upon a loss of £55.7m (2000: loss of £424.7m) after deduction of accrued unpaid preference share dividends of £0.2m (2000: £0.2m).

In addition for the twelve months ended 31 December 2001 the earnings per share before goodwill and restructuring items is provided which is based on profits of £39.5m (2000: profit of £22.1m). This is reconciled to the loss of £55.7m (2000: loss of £424.7m) as set out below:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Attributable loss	(55.7)	(424.7)
Goodwill amortisation	92.6	78.7
Goodwill impairment	—	353.9
Restructuring costs	7.8	19.2
Tax on goodwill	(5.2)	(5.0)

Adjusted profit	39.5	22.1

The diluted earnings/(loss) per share, takes into account the dilutive effect of share options and preference shares. A reconciliation between the number of shares used in the calculation of the basic and diluted earnings/(loss) per share is shown in the table below:

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	Number m	Number m
Basic weighted average number of shares	274.5	262.8
Share options	2.6	4.7
Convertible preference shares	1.9	1.8

Diluted number of shares	279.0	269.3

Due to the loss making position of the Group, the exercise of share options and conversion of preference shares do not increase the basic loss per share and therefore according to FRS 14 the Basic and Diluted loss per share remain the same. The 2000 and 2001 earnings per share before goodwill and restructuring items has been adjusted for the dilutive effect.

10.     Profit attributable to members of the holding company

In accordance with the exemption allowed by Section 230 of the Companies Act 1985 the Company has not presented its own profit and loss account.

The profit dealt with in the financial statements of the Company was £7.7m (2000: profit £51.5m).

Notes to the Financial Statements
at 31 December 2001—(continued)

11.     Intangible fixed assets

		Intangible
	Goodwill	Assets	Group

	£m	£m	£m
Cost
At beginning of the year	960.9	—	960.9
FRS 19 prior year adjustment	15.3	—	15.3

At beginning of the year—restated	976.2	—	976.2
Medeva amendments (note 22 (i))	2.9	—	2.9
Thiemann (note 22 (ii))	32.6	—	32.6
Abgenix (see below)	—	11.8	11.8

	1,011.7	11.8	1,023.5

Provisions for amortisation
At beginning of the year	432.6	—	432.6
Amortisation charged in the year	92.6	—	92.6

	525.2	—	525.2

Net book value:
At 31 December 2001	486.5	11.8	498.3

At 31 December 2000	543.6	—	543.6

The goodwill amortisation charge reflects a full years ownership of Medeva (£90.7m) and Cistron (£0.7m). The acquisition of Thiemann was effective from 1 October 2001 and a three month charge (£1.2m) is therefore reflected.

The intangible addition is in respect of the payment of $17m (£11.8m) to Abgenix for extensive access to its SLAM technology. Amortisation has not been charged on this in the year as the Directors consider that it has an indefinite life and that there has been no impairment in the underlying value of the technology. As required by FRS 10 Goodwill and Intangible Assets, the Directors have undertaken to carry out annual impairment tests to support future determinations of the value.

12.     Tangible fixed assets

	Land & buildings		Plant & Machinery

		Long			Group
	Freehold	leasehold	Owned	Leased	Total

	£m	£m	£m	£m	£m
Cost:
At 31 December 2000	36.8	23.1	90.7	3.7	154.3
Acquisition of subsidiary—Thiemann	1.4	—	0.1	—	1.5
Additions	3.2	2.3	10.6	—	16.1
Disposals	(1.2)	—	(2.6)	(1.0)	(4.8)
Exchange	0.9	0.1	1.2	—	2.2

At 31 December 2001	41.1	25.5	100.0	2.7	169.3

Depreciation:
At 31 December 2000	4.9	6.0	43.3	1.8	56.0
Provided during the period	1.1	1.1	10.0	0.4	12.6
Disposals	(0.9)	—	(1.9)	(0.5)	(3.3)
Exchange	0.1	—	0.4	—	0.5

At 31 December 2001	5.2	7.1	51.8	1.7	65.8

Notes to the Financial Statements
at 31 December 2001—(continued)

	Land & buildings		Plant & Machinery

		Long			Group
	Freehold	leasehold	Owned	Leased	Total

	£m	£m	£m	£m	£m
Net book value:
At 31 December 2001	35.9	18.4	48.2	1.0	103.5

At 31 December 2000	31.9	17.1	47.4	1.9	98.3

Included in the above are items held under finance leases with a net book value of £2.4m (2000: £4.6m).

13.     Investments

Long term investments:

	Group		Company

	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	£m	£m	£m	£m
Loan notes	31.0	25.0	—	—
Investment in companies	7.0	—	—	—
Investments in subsidiary undertakings	—	—	199.3	199.3
Loans to subsidiary undertakings	—	—	91.9	90.1
Own Shares (held in Chiroscience ESOP)	0.3	0.3	—	—

	38.3	25.3	291.2	289.4

Loans to subsidiary undertakings have been subordinated by Celltech Group in favour of any third party liabilities that may accrue.

Investments include two five year convertible redeemable loan notes issued by PowderJect Pharmaceuticals plc, one for £25m issued on 2 October 2000 and a second for £6m issued on 30 March 2001. These were issued at par, pay interest half yearly at 4% per annum and have a yield to maturity of 7%. Interest is being accrued and credited in the profit and loss account at the 7% rate. The loan notes are convertible by Celltech into PowderJect ordinary shares at a fixed price of £7.19. The loan notes can be redeemed at par by PowderJect, subject to the payment of a redemption premium of 13% per annum thereon.

Celltech has acquired a minority interest in Neogenesis for $10m (£7.0m). This investment will allow Celltech to access its innovative focused libraries and screening technology. This investment is of a long-term strategic nature and is carried in the balance sheet at the lower of cost and net realisable value to the Group.

Movements in investments during the year are as follows:

	Group	Company

	£m	£m
At 31 December 2000	25.3	289.4
Loan notes received	6.0	—
Investment in Neogenesis	7.0	—
Movement in loans to subsidiary undertakings	—	1.8

At 31 December 2001	38.3	291.2

Notes to the Financial Statements
at 31 December 2001—(continued)

The following information relates to the Company’s principal subsidiary undertakings:

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001		Nature of business

Celltech R&D Limited	England	Ordinary Shares	100%	*	Research and Development
Celltech Therapeutics Inc.	USA	Common Stock	100%		Commercial
Chiroscience Group Limited	England	Ordinary Shares	100%	*	Holding Company
Darwin Discovery Limited	England	Ordinary Shares	100%		Research and Development
Chiroscience R&D Limited	England	Ordinary Shares	100%		Research and Development
Celltech R&D Inc.	USA	Common Stock	100%		Research and Development
Darwin Molecular Corp.	USA	Common Stock	100%		Holding Company

Medeva Limited	England	Ordinary shares	100%	*	Holding company

Thiemann Arzneimittel GmbH & Co. KG	Germany	Ordinary Shares	100%
Celltech Pharmaceuticals Limited	England	Ordinary shares	100%

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

International Medication	England	Ordinary shares	100%

Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

Systems (U.K) Ltd.
pharmaceutical products

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

Celltech Pharma SA	Spain	Ordinary shares	100%
Celltech Pharma SA	France	Ordinary shares	100%
Celltech Pharma SA	Belgium	Ordinary shares	100%

Celltech Manufacturing CA Inc.	USA	Common stock	100%

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

Celltech Pharmaceuticals	USA	Common stock	100%
pharmaceutical products

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

Inc.
Celltech Manufacturing Inc.	USA	Common stock	100%
Celltech Holdings Inc.	USA	Common stock	100%
Holding Companies

			Proportion
	Country of		held at
Name of Company	incorporation	Holding	31 Dec 2001	Nature of business

Celltech Americas Inc.	USA	Common stock	100%

Medeva BV	Netherlands	Ordinary shares	100%	Owns licences and other intellectual property relating to pharmaceutical products

Cistron Biotechnology Inc.	USA	Common stock	100%	Research and Development

*	Directly held

A full list of subsidiaries will be annexed to the Company’s next annual return filed with the Registrar of Companies.

Notes to the Financial Statements
at 31 December 2001—(continued)

14.     Stock

	Group

	31 Dec 2001	31 Dec 2000

	£m	£m
Raw materials and consumables	6.6	8.1
Clinical trials material	6.6	7.8
Work in progress	13.2	5.9
Finished goods and goods for resale	19.3	16.9

	45.7	38.7

The Group has now valued work in progress across all its US manufacturing sites on a direct cost plus attributable overhead basis rather than purely on a direct cost basis. This overhead allocation methodology has been used by all sites to value finished goods consistently and is considered by the Group to be the most appropriate for its operations. Had the Group continued to use a direct cost only approach, year end work in progress would have been £3.6m lower, the adjustment to 2000 would not have been material.

15.     Debtors

	Group

	31 Dec 2001	31 Dec 2000

	£m	£m
Trade debtors	56.7	46.2
Other debtors	15.5	4.9
Prepayments and accrued income	10.5	10.8

	82.7	61.9

Other debtors includes £5.7m (2000: £0.2m) which is recoverable in more than one year. This relates to $3m (£2.1m) of deferred consideration in respect of the disposal of Armstrong and $3.6m (£2.5m) of funds moved to a trust account in accordance with pension scheme rules in the US and £1.1m of rolled up PowderJect interest.

Other debtors also includes £0.7m (2000: £nil) receivable on the Armstrong disposal within one year, £0.4m (2000: £nil) in relation to a pension surplus within Thiemann and £1.7m (2000: £nil) of accrued PowderJect income.

16.     Equity investments

Equity investments are valued at the lower of cost and net realisable value. As at 31 December 2001 equity investments comprised the following:

		No. of shares
	Market	held at
	listed	31 Dec 2001	£m

Targeted Genetics Corporation	NASDAQ	937,000	1.8
Matrix Pharmaceuticals Inc.	NASDAQ	207,500	0.2

Total equity investments			2.0

During the year the Group disposed of 459,167 shares in Matrix Pharmaceuticals Inc., 1,588,235 shares in Acambis Plc, 531,341 shares in Connetics Corporation and 490,392 shares in Targeted Genetics Corporation. The total proceeds were £11.5m from these disposals. A net loss of £1.6m has been recorded to goodwill as a result of the disposal of these former Medeva holdings and marking to market the remaining shareholding as at 31 December 2001.

Notes to the Financial Statements
at 31 December 2001—(continued)

17.     Cash and liquid resources

Celltech manages its funds in a portfolio of cash, short term bank deposits and liquid resources, with maturities chosen to meet its short and medium term requirements. These liquid resources are held in fully negotiable instruments.

	Group		Company

	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	£m	£m	£m	£m
Cash	36.3	29.5	15.0	4.1
Liquid Resources	54.1	47.1	—	—

Total cash and liquid resources	90.4	76.6	15.0	4.1

18.     Creditors: amounts falling due within one year

	Group

	31 Dec 2001	31 Dec 2000

	£m	£m
Trade creditors	36.9	31.4
Other creditors	25.6	22.3
Accruals and deferred income	53.5	36.2
Deferred consideration	—	1.1
Leasing obligations	1.5	2.1
Corporation taxes	1.7	—

	119.2	93.1

19.     Creditors: amounts falling due after more than one year

	31 Dec 2001	31 Dec 2000

	£m	£m
Senior loan notes	34.5	33.6
Other creditors	4.0	0.8
Deferred consideration	5.8	6.5
Leasing obligations	1.3	2.3

	45.6	43.2

The senior loan notes were issued on 17 December 1998 by Medeva, by means of a Private Placement with US qualified institutional investors. They are unsecured, carry a fixed coupon rate of 6.51% and are repayable in December 2003.

Other long term creditors of £4.0m relates to provided pension obligations. As at 31 December 2000 these obligations were shown within provisions for liabilities and charges as well as other long term and short term creditors and totalled £3.9m.

Obligations under finance and operating leases

Finance leases	31 Dec 2001	31 Dec 2000

	£m	£m
Amounts payable:
Within one year	1.6	2.0
Between two and five years	1.5	3.0
Less interest element	(0.3)	(0.6)

	2.8	4.4

Notes to the Financial Statements
at 31 December 2001—(continued)

Operating leases

The Group has annual commitments under non-cancellable operating leases as follows:

	Land and buildings		Other

	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	£m	£m	£m	£m
Operating leases which expire:
Within one year	—	0.6	0.4	0.2
Between two and five years	1.1	—	1.0	0.4
Over five years	4.4	3.4	—	0.1

	5.5	4.0	1.4	0.7

The Company has no commitments under operating or finance leases.

20.     Provisions for liabilities and charges

			Business
		Restructuring	held for
Deferred tax	Deferred tax	and other(i)	resale	Pensions	Total

	£m	£m	£m	£m	£m
Balance at 1 January 2001	46.1	6.0	4.7	1.9	58.7
FRS 19 prior year adjustment	10.3	—	—	—	10.3

Balance at 1 January 2001 restated	56.4	6.0	4.7	1.9	69.0
Medeva adjustments (see note 22)	(2.1)	5.6	—	—	3.5
Profit and loss account charge	6.0	7.8	—	—	13.8
Utilised in year	—	(8.0)	(4.7)	(0.3)	(13.0)
Currency translation	0.7	—	—	—	0.7
Transferred from/(to) creditors	4.5	—	—	(1.6)	2.9

At 31 December 2001	65.5	11.4	—	—	76.9

(i)	The remaining provision relates to restructuring charges booked during the year as described in note 5 and final adjustments in relation to the Medeva acquisition as described in note 22.

There are no material deferred tax liabilities in the Company.

21.     Derivatives and other financial instruments

The main risks arising from the Group’s financial instruments and the strategy for managing these is set out below:

Interest rate risk

The Group has £34.5m ($50m) of long term fixed borrowings in the form of a Private Placement which carries an interest rate of 6.51%.

Liquidity risk

The Group ensures that it has sufficient long term funding and committed bank facilities to meet foreseeable peak borrowing requirements. At 31 December 2001 the Group had £125.5m of committed facilities of which £91.0m were undrawn.

Foreign currency risk

Approximately 42% of the Group assets (excluding goodwill) are in the US. The Group’s only borrowing is denominated in US$ which provides a partial hedge against exchange gains or losses on these assets. However, the Group does not currently actively hedge against the effect of exchange rate differences resulting from the

Notes to the Financial Statements
at 31 December 2001—(continued)

translation of foreign currency earnings but does, where appropriate, seek to hedge significant transaction exposures.

The Group occasionally uses financial derivatives, in particular forward exchange contracts, to manage the financial risks associated with the Group’s underlying business activity.

The Group does not undertake any trading activity in financial instruments. Further loan stock was acquired during the year as a result of the disposal of the vaccines business in 2000.

The disclosures below and overleaf, with the exception of currency exposures, exclude short term debtors and creditors.

(a)     Interest rate risk

	At fixed	Interest		At fixed	Interest
	interest	free	Total	interest	free	Total
Interest rate risk profile of financial liabilities	2001	2001	2001	2000	2000	2000

	£m	£m	£m	£m	£m	£m
Sterling	2.8	1.0	3.8	4.4	1.5	5.9
US dollar	34.5	3.0	37.5	33.6	—	33.6
Swiss francs	—	5.8	5.8	—	5.8	5.8

	37.3	9.8	47.1	38.0	7.3	45.3

		Weighted average		Weighted average
	Weighted average	period for which	Weighted average	period for which
	fixed interest rates	rates are fixed	fixed interest rates	rates are fixed
Fixed rate financial liabilities	2001	2001	2000	2000

	%	Months	%	Months
Sterling	7.2	35	7.9	37
US dollars	6.5	24	6.5	36

	6.6	25	6.7	36

The interest free liabilities are primarily in relation to deferred consideration on which there is no fixed repayment date.

The financial liabilities of the Group comprised:

	At 31 Dec 2001	At 31 Dec 2000

	£m	£m
Borrowings	34.5	33.6
Finance leases	2.8	4.4
Deferred consideration	5.8	6.5
Other creditors	4.0	0.8

	47.1	45.3

	At fixed	At floating	Interest
	interest rates	interest rates	free	Total
Interest rate risk profile of financial assets	2001	2001	2001	2001

	£m	£m	£m	£m
Sterling	31.0	39.9	—	70.9
US dollar	—	41.3	9.0	50.3
Euro	—	9.2	—	9.2
Swiss Francs	—	—	—	—

At 31 December 2001	31.0	90.4	9.0	130.4

Notes to the Financial Statements
at 31 December 2001—(continued)

	At fixed	At floating	Interest
	interest rates	interest rates	free	Total
Interest rate risk profile of financial assets	2000	2000	2000	2000

	£m	£m	£m	£m
Sterling	28.5	39.6	1.0	69.1
US Dollar	—	30.3	14.1	44.4
Euro	—	3.1	—	3.1
Swiss Francs	—	0.1	—	0.1

At 31 December 2000	28.5	73.1	15.1	116.7

Floating rate financial assets comprise cash deposits on money market call, certificates of deposit and commercial paper. Fixed rate deposits comprise a £31m (2000: £25m) convertible loan note carrying an interest rate to maturity of 7%. There are no fixed rate certificates of deposit or commercial paper in place as at 31 December 2001. At 31 December 2000 there were £3.5m of such deposits with a weighted average interest rate of 5.95% and which were fixed for a weighted average period of 2 months.

(b)     Currency exposures

The table below shows the Group’s transactional currency exposures that give rise to net currency gains and losses in the profit and loss account. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the functional currency of the operating unit involved.

	Net monetary assets/(liabilities)

	US $	Euro	Other	Total

	£m	£m	£m	£m
At 31 December 2001	—	2.9	0.1	3.0
At 31 December 2000	(1.1)	3.4	0.1	2.4

(c)     Maturity of financial liabilities

The maturity profile of the Group’s financial liabilities as at 31 December 2001 was as follows:

	2001	2000

	£m	£m
In one year or less	1.5	2.1
In more than one year but not more than two years	35.1	1.0
In more than two years but not more than five years	4.7	35.7

	41.3	38.8

The above analysis excludes deferred consideration amounting to £5.8m on which there is no fixed repayment date.

(d)     Committed borrowing facilities

The facilities available as at 31 December 2001 were as follows:

	Committed	Undrawn

	£m	£m
Revolving credit facility	80.0	80.0
$50m senior loan notes	34.5	—
Overdraft facility	11.0	11.0

	125.5	91.0

Expiring in less than one year		11.0

Expiring in more than one year but less than two years		80.0

Notes to the Financial Statements
at 31 December 2001—(continued)

(e)     Fair value of financial instruments

	Book value	Fair value	Book value	Fair value
	31 Dec 2001	31 Dec 2001	31 Dec 2000	31 Dec 2000

	£m	£m	£m	£m
Primary financial instruments:
Cash and short-term deposits	90.4	90.4	76.6	76.6
Convertible loan notes	31.0	31.0	25.0	25.0
Investment in Neogenesis	7.0	7.0	—	—
Other creditors	(4.0)	(4.0)	(0.8)	(0.8)
Finance leases	(2.8)	(2.8)	(4.4)	(4.4)
Senior loan notes	(34.5)	(34.5)	(33.6)	(33.6)
Deferred consideration	(5.8)	(5.8)	(6.5)	(6.5)
Equity investments	2.0	2.0	15.1	17.3
Derivative financial instruments— forward exchange contracts	—	1.9	—	1.5

	83.3	85.2	71.4	75.1

Market values have been used to determine the fair value of short-term deposits, equity investments and the derivative financial instruments. The Directors have assessed the fair value of the senior loan notes and convertible loan stock based on (i) the availability of alternative finance for the loan notes and (ii) the risk premium attached to the convertible notes. It was determined in both cases that the book values fairly represented the actual value to the Company as at 31 December 2001. Other amounts are determined to be equal to their book values.

(f)     Gains and losses on hedges

No financial instruments were held for the purposes of dealing or other financial instrument trading activities.

The unrecognised gains at 31 December 2000 were £1.5m, which were recognised during the year ended 31 December 2001. The unrecognised gains at 31 December 2001 are £1.9m, of which £1.3m are expected to be realised during 2002 and £0.6m in the year ending 31 December 2003.

22.     Acquisition of subsidiary undertakings

(i)     Medeva

Fair value adjustments

On 26 January 2000, the Group acquired Medeva PLC. Given the size and complexity of the acquisition, the fair values established in 2000 were provisional and gave rise to goodwill of £600.2m. The fair values have since been finalised and are presented below.

Notes to the Financial Statements
at 31 December 2001—(continued)

The assets and liabilities of Medeva acquired as follows:

	Provisional value				Total
	2000	Adjustments	Notes		fair value

	£m	£m			£m
Fixed assets—tangible	67.7	2.8	(a	)	70.5
Stocks	24.1	—			24.1
Debtors	71.3	2.1	(b	)	73.4
Equity investments	15.1	(1.6)	(c	)	13.5
Cash	17.0	—			17.0
Creditors	(145.2)	(1.4)	(d	)	(146.6)
Loans and finance leases	(108.9)				(108.9)
Provisions for liabilities	(28.9)	(5.6)	(e	)	(34.5)
Businesses held for resale	70.2	0.8	(f	)	71.0

Net assets acquired	(17.6)	(2.9)			(20.5)

Goodwill as originally stated, after impairment (£954.1m less £353.9m)					600.2
FRS 19. prior year adjustment			(g	)	15.3

Original goodwill revised for FRS 19					615.5
Adjustments (as above)					2.9

Goodwill—final					618.4

The material adjustments to the provisional fair values of Medeva were determined as follows:

(a)  During the year, the Group sold part of its French and Belgian businesses, realising a profit of £2.8m. On acquisition of Medeva the fair value of these operations had been assumed to be equivalent to book value.

(b)  Additional tax refunds of £2.1m, over and above those that been assumed were received during 2001.

(c)  As part of the Medeva acquisition, the Group inherited certain equity investments which had been purchased by Medeva as part of its research and development relationships. Due to the size of the holdings and the nature of the underlying relationships it has taken Celltech some time to dispose of these investments. The profits made on disposals during the year along with a writedown required of the remaining holdings as at 31 December 2001 has been taken to goodwill. In total a net loss of £1.6m has been adjusted.

(d)  Adjustment to reflect non-recoverable debtors and other additional liabilities of the Medeva Group.

(e)  This reflects the provision that has been determined to be required for additional onerous commercial contracts of the Medeva Group, now identified, that were existing at the time of the transaction.

(f)  This reflects the final determination of the value of the businesses held for disposal in 2000.

(g)  This relates to the adjustment required on the adoption of FRS 19 as discussed in note 8.

(ii)     Thiemann

On 1 October 2001, the Group acquired effective control of Thiemann SA, the parent company of Thiemann Arzneimittel GmbH & Co KG (“Thiemann”).

The total cost of the acquisition was DM89.8m (£28.8m) and in addition Celltech inherited a loan of DM16.9m that was immediately repaid on acquisition, and cash of DM9.6m. The total net cash outflow was thus DM97.1m (£31.2m).

Goodwill of £32.6m has been capitalised and is being amortised over 7 years which is based on the directors’ estimate of useful economic life.

Notes to the Financial Statements
at 31 December 2001—(continued)

The assets and liabilities of Thiemann acquired were as follows:

					Total
	Notes		Book value	Fair value	fair value

			£m	£m	£m
Fixed assets
tangible	(a	)	1.4	—	1.4
intangible	(b	)	11.2	(11.2)	—
Stocks	(c	)	2.2	(0.4)	1.8
Debtors	(d	)	1.8	(0.5)	1.3
Cash			3.0	—	3.0
Creditors			(1.6)	(0.2)	(1.8)
Provisions for liabilities	(e	)	(0.8)	(2.9)	(3.7)
Loans			(5.4)	—	(5.4)

Net liabilities acquired			11.8	(15.2)	(3.4)
Total consideration					28.8
Costs of acquisition					0.4

Goodwill					32.6

The provisional fair value adjustments to the net assets of Thiemann were determined as follows:

(a)	Tangible fixed asset fair values have been based on current market price where these were available. As at the date of these financial statements property valuations had not been finalised.

(b)	Intangible assets consisted of capitalised goodwill from prior Thiemann transactions. This has been subsumed into the overall goodwill on acquisition.

(c)	Stocks have been valued at the lower of replacement cost and net realisable value. Consequently promotional stocks held by Thiemann have been written off.

(d)	Net pension assets have been reduced by an actuarial valuation conducted as at 31 December 2001.

(e)	The adjustment consists of two components:

£m

Provision for onerous contracts	0.9
Deferred taxation	2.0

2.9

The turnover and operating profits of the business, before restructuring and goodwill items, consolidated by the Group for the period since acquisition are £6.6m and £1.0m respectively.

23.     Businesses held for resale

During the first quarter of 2001 the Group completed the process of disposing of the businesses it had identified for resale with the acquisition of Medeva.

The total receipts in 2001 from these disposals (primarily Armstrong) was £15.3m, compared with the £15.2m which was anticipated. After taking into account amounts still receivable and final disposal costs a final adjustment of £0.8m has been made to goodwill (see note 22(i)-f).

The total turnover not consolidated, under FRS 2, in these statements as it relates to businesses identified for disposal was £4.1m (2000: £54.8m). The operating loss excluded is £0.1m (2000: £1.1m).

24.     European asset sales

On 31 March 2001 the Group disposed of its Belgian Fine Chemicals business for £2.4m; the assets disposed of were also £2.4m, resulting in neither a gain nor a loss on disposal.

Notes to the Financial Statements
at 31 December 2001—(continued)

On 1 January 2001 the Group disposed of its rights to various French “over the counter” products. The receipts were £3.0m after taking account of expenses the Group achieved a profit of £2.8m on this disposal which has been booked to goodwill (see note 22(i)-a).

25.     Shareholders’ funds

	Called up	Share		Profit
	share	premium	Other	and loss
Group	capital	account	reserves	account	Total

	£m	£m	£m	£m	£m
At 31 December 2000, as previously stated	140.4	77.2	621.0	(174.2)	664.4
Prior year adjustment	—	—	—	5.0	5.0

At beginning of year as restated	140.4	77.2	621.0	(169.2)	669.4
Proceeds of exercise of Celltech share options	0.6	4.4	—	—	5.0
Exchange differences on retranslation of net assets of subsidiary undertaking	—	—	—	0.3	0.3
Accrual for unpaid preference share dividends transferred to other reserves	—	—	0.2	(0.2)	—
Net transfer to profit and loss account	—	—	—	(55.5)	(55.5)

At 31 December 2001	141.0	81.6	621.2	(224.6)	619.2

Other reserves arise from the reorganisation of the Group structure on 1 October 1997, the accrual for unpaid preference share dividends and the acquisitions of Darwin Molecular Corporation, Medeva and Cistron together with merger adjustments in relation to the merger of Celltech and Chiroscience, and the reserve transfer on the disposal of ChiroTech.

The cumulative goodwill written off directly to reserves was £60.5m (2000: £60.5m).

	Called up	Share		Profit
	share	premium	Other	and loss	2000
Company	capital	account	reserves	account	Total

	£m	£m	£m	£m	£m
At 31 December 2000	140.4	77.2	2.0	73.9	293.5
Proceeds of exercise of share options	0.6	4.4	—	—	5.0
Accrual for unpaid preference share dividends transferred to other reserves	—	—	0.2	(0.2)	—
Net transfer from profit and loss account	—	—	—	7.7	7.7

At 31 December 2001	141.0	81.6	2.2	81.4	306.2

An accrual has been made for dividends not paid on convertible preference shares. Preference share dividends become payable in cash only if and to the extent the consolidated balance sheet of Celltech Group plc shows positive distributable reserves.

The accrual of £2.1m is held in other reserves since it is likely that the dividends will be discharged at the time of conversion of the preference shares by the issue of additional ordinary shares.

Analysis of shareholders’ funds

	Group		Company

	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	£m	£m	£m	£m
Equity interests	613.6	664.0	300.6	288.1
Non equity interests	5.6	5.4	5.6	5.4

Shareholders’ funds	619.2	669.4	306.2	293.5

Notes to the Financial Statements
at 31 December 2001—(continued)

Non equity interests comprise 6.9% convertible redeemable preference shares and accrued unpaid preference share dividends.

Analysis of share capital

Authorised	31 Dec 2001	31 Dec 2000

	Number	Number
Ordinary shares of 50p each	373,064,416	373,064,416
6.9% convertible redeemable cumulative preference shares of £1 each	3,467,790	3,467,790

Allotted, called up and fully paid	31 Dec 2001	31 Dec 2000	31 Dec 2001	31 Dec 2000

	Number	Number	£m	£m
Ordinary shares of 50p each	274,967,263	273,845,647	137.5	137.0
6.9% convertible redeemable cumulative preference shares of £1 each	3,467,790	3,467,790	3.4	3.4

			140.9	140.4

The preference shares have a term of 10 years, and can be converted to ordinary shares at a price of £3 per ordinary share at any time until 31 March 2003.

During the period 1,121,566 ordinary shares with a nominal value of £0.6m were issued fully paid upon the exercise of share options. The cash consideration received amounted to £5.0m and resulted in an increase in the share premium account of £4.4m.

Share options outstanding to employees of the Group as at 31 December 2001 are as follows:

Celltech Executive Share Option Schemes

1,657 employees hold options (including unapproved options) to subscribe for up to 6,889,475 shares at prices ranging between 128p and 1295p per share exercisable between 2002 and 2011. This includes both Chiroscience and Medeva originating Executive options. Included in this figure are 57,298 options held under the Chiroscience ESOP Trust.

Celltech Savings Related Share Option Schemes (includes Celltech, Chiroscience and Medeva originating schemes)

563 employees hold options to subscribe for up to 678,253 ordinary shares at prices between 238p and 948p per share exercisable between 2002 and 2008.

Deferred Bonus Plan

12 employees hold options to subscribe for up to 60,946 shares. The shares are held under the Celltech Group plc Employee Share Trust.

26.     Capital commitments

	31 Dec 2001	31 Dec 2000

	£m	£m
Contracted	1.8	1.2

Notes to the Financial Statements
at 31 December 2001—(continued)

27.     Pension arrangements

The Group operates a number of pension schemes, the majority being defined benefit arrangements. Details of the Group’s schemes are as follows:

(i)     Pension schemes

The charge for the year comprises:

	31 Dec 2001	31 Dec 2000

	£m	£m
Celltech pension and life assurance scheme	1.3	1.0
Medeva UK pension plan	0.7	0.7
Medeva senior executive plan	0.2	0.3
US qualified scheme	1.0	0.8
US non-qualified scheme	0.5	0.4
Thiemann plan	0.1	—
Defined contribution schemes (US and UK)	1.8	1.7

	5.6	4.9

The defined contribution schemes relate primarily to the Celltech Group Personal Pension Plan (CGPPP) and US 401K plans. The CGPPP was introduced as of 1 January 2000 for all new UK employees of the Group. The Celltech Pension and Life Assurance Scheme, the Medeva UK Pension Plan and the Medeva Senior Executive Plan are all closed to automatic new membership, although membership to the Celltech defined benefit scheme may on certain rare occasions be authorised by the Group, if approved by the Trustees of the fund.

Under the CGPPP the Group contributes 8% of salary to individual plans for employees.

The contributions outstanding at the end of the financial year in respect of the Group’s UK pension schemes was £0.2m. These were paid in accordance with trust rules during January 2002.

Details of the Group’s defined benefit schemes are set out below:

UK Schemes

The last full actuarial valuation of the UK schemes, for SSAP 24 purposes, was as set out below:

Celltech Pension and Life Assurance Scheme	(“CPLA”)	30 September 1999
Medeva UK Pension Plan	(“MUKP”)	6 April 1999
Medeva Senior Executive Pension Plan	(“MSEP”)	5 April 2000

The actuarial valuations have been updated for all the schemes to 30 September 2001. Asset values have been further updated to 31 December 2001. The main financial assumptions used in these updates were as follows:

%

Inflation assumption	2.5
Rate of increase in salaries	4.0
Rate of increase of pensions in payment	2.5
Discount rate	6.25

The assets and liabilities of the schemes was as follows:

	CPLA	MUKP	MSEP	Total

Assets	15.6	19.4	5.1	40.1
Liabilities	(15.5)	(19.2)	(5.2)	(39.9)

Surplus/(deficit) in scheme	0.1	0.2	(0.1)	0.2

Notes to the Financial Statements
at 31 December 2001—(continued)

The Group’s UK Pension Schemes are thus funded at 101% of the liabilities.

Market value was used to assess the value of the schemes assets and the attained age methodology to obtain the actuarial valuation for liabilities. The attained age methodology is the most appropriate in the circumstances of these schemes which have been closed to new membership.

The Group’s UK defined benefit schemes have been funded in accordance with actuarial advice in all periods and consequently there is no material surplus or deficit between the pension cost and the amounts actually paid into the plans.

On the basis of the actuarial reviews the Group expects that the future service contribution rates will be 16% for the CPLA, 13% for the MUKP and 39.2% for the MSEP. Pension costs are not expected to increase significantly as a result of the revised funding requirements. The surplus/(deficit) in the schemes has been spread as a percentage of payroll over the future working lifetime of the active membership. The variation from the regular pension cost arising under SAAP 24 is not significant for the Group’s UK schemes and has therefore not been separately disclosed.

The UK defined benefit plans are managed and funded in accordance with actuarial advice, on a SSAP 24 basis, which is regularly received and for which the most recent results and conclusions are presented above.

US Qualified Scheme

The most recent valuation of the plan under US accounting standards was carried out on 31 December 2001. At the valuation date the market value of the assets of the plan was £8.5m and the liabilities were £12.6m. Thus the assets of the plan represented 67.5% of the value of the benefits that had accrued to members after allowing for expected future increases in earnings.

On the basis of the above valuation and the December 2000 valuation, contribution rates have been agreed with the schemes actuary and are funded at the maximum levels permissible whilst still retaining tax allowable status.

The funding of the US plan in respect of the year that has just ended is typically not paid to the trust until several months after the year end, which is in accordance with US regulations on this matter. The anticipated funding for 2001 is $1.7m (£1.2m) which would reduce the underfunding reported above.

The projected unit method was used to derive the valuation above and the key actuarial assumptions are identical to those set out in (ii) below.

US Unqualified Scheme

The most recent valuation of the plan under US accounting standards was carried out on 31 December 2001. The liabilities of the scheme at this date were £3.1m, the plan is unfunded. However, the Group is carrying a liability in creditors of £3.0m against this obligation and also holds a “Rabbi” trust account of £2.5m for this liability (see (ii) below).

The projected unit method was used to derive the valuation above and the key actuarial assumptions are identical to those set out in (ii) below.

Thiemann Plan

On 1 October 2001 the Group acquired Thiemann in Germany. The most recent valuation of the plan was carried out as at 31 December 2001. At the valuation date the market value of the assets of the plan was £5.1m and the liabilities were £4.7m. Thus the assets of the plan represented 109% of the value of the benefits that had accrued to members after allowing for expected future increases in earnings.

The key actuarial assumptions that were used are as set out in (ii) below.

(ii)     FRS 17 disclosures

As explained in note 1 “New Accounting Standards” the Group has adopted FRS 17 to the extent of the mandated disclosure requirements for the year ended 31 December 2001. FRS 17 is more prescriptive than SSAP 24 in the assumptions and methodology that must be used in order to assess actuarial liabilities. In particular FRS 17 prescribes the use of the projected unit method of valuation and a discount rate obtained from corporate bonds rather than equities. The results of the FRS 17 review are presented below.

Notes to the Financial Statements
at 31 December 2001—(continued)

Qualified independent actuaries updated the actuarial valuations of the major defined benefit schemes operated by the Group to 31 December 2001. The main financial assumptions used in this update were as follows:

	UK	US	Germany

Inflation assumption	2.6%	3.0%	2.0%
Rate of increase in salaries	4.1%	5.0%	3.0%
Rate of increase of pensions in payment	2.0 - 2.6%	—	2.0%
Discount rate	5.9%	7.0%	6.0%

The assets and liabilities of the major defined benefit schemes operated by the Group at 31 December 2001 are as follows:

	UK	US	Germany	Total

	£m	£m	£m	£m
Equities	38.5	5.7	—	44.2
Bonds	1.6	2.8	5.1	9.5
“Rabbi” trust account	—	2.5	—	2.5

Total fair value of assets	40.1	11.0	5.1	56.2
Present value of scheme liabilities	(48.0)	(15.7)	(4.7)	(68.4)

(Deficit)/surplus in the scheme	(7.9)	(4.7)	0.4	(12.2)

The scheme deficits shown above are before taking account of creditors and provisions of £1.0m (UK), £3.0m (US) and an asset of £0.4m (Germany) which are already included in the accounts in accordance with SSAP 24 with respect to these schemes.

The “Rabbi” trust account is held in the Group’s own name and is shown within other debtors in note 15. This account can only be used by the Group to pay the pension liabilities of the US Unqualified Scheme, except in the case of bankruptcy when it would become part of the general pool of assets and pensioners would rank as ordinary creditors.

28.     Contingent liabilities

(a)	The Group has an unsecured and undrawn overdraft facilities of £11m net. The Company has provided guarantees to finance companies in respect of finance leases to Celltech Chiroscience Limited not exceeding £2,782,062 (2000: £2,980,424) of which £1,781,411 (2000: £2,162,745) has been utilised.

(b)	The principal litigations in which the Group has been involved in 2001 are discussed below. In common with most trading companies, Celltech and various of its subsidiary undertakings are the subject of a number of legal claims or potential claims against the Group, the outcome of which cannot at present be determined. Provision has been made in these accounts for all liabilities, which might be reasonably expected to materialise from these claims.

Litigation relating to 69kD: Celltech is the owner of patents for 69kD, the Bordetella pertussis protein also know as pertactin. Celltech has granted GlaxoSmithKline an exclusive worldwide license to use the patents. Under the terms of the license, Celltech has the first option to take proceedings to enforce the patents. Litigation has arisen in Europe and Canada involving Celltech’s patents and acellular pertussis vaccines owned by Chiron and its subsidiaries and Aventis Pasteur (formerly Connaught Laboratories Ltd).

Europe: On 23 July, 1998, Celltech issued infringement proceedings against Chiron SpA (and a local chemist shop) in Milan, Italy for infringement of one of Celltech’s patents relating to the 69kD antigen and seeking an injunction to prevent Chiron from marketing its product. Chiron is defending that action, and has counterclaimed for a declaration of invalidity of the patent. Court experts have been appointed, but the date when their report will be provided is not known. This patent is also subject to opposition proceedings in the European Patent Office brought by Aventis Pasteur on 8 October, 1997 and Chiron on 22 January, 1997. The European Patent Office has determined in a decision issued in November 2000 that the patent should be revoked. This decision of the EPO is the subject of an appeal by Celltech.

Notes to the Financial Statements
at 31 December 2001—(continued)

Canada: On 3 July, 1996, Aventis Pasteur filed proceedings seeking a declaration of non-infringement by its acellular pertussis vaccines of Celltech’s Canadian patent number 1,253,073, the Canadian patent covering the 69kD antigen, and a declaration of invalidity of Celltech’s Canadian 69kD patent in the Canadian Federal Court in Toronto. Celltech has counterclaimed for infringement. Both the original proceedings and the counterclaim have been withdrawn following the agreement by GlaxoSmithKline to grant Aventis a worldwide sub-licence to the 69kD patents.

Ionamin: In July 1997 significant health concerns were raised over the use of the so-called “fen-phen diet” (co-prescription of fenfluramine and phentermine). These concerns resulted in the voluntary withdrawal from the market of fenfluramine and a related drug dexfenfluaramine in September 1997. These withdrawals were followed by the commencement of a significant number of lawsuits in the US against manufacturers and prescribers of fenfluramine, dexfenfluramine and phentermine. The most common allegation is that the “fen-phen diet” caused heart valve problems, neurological dysfunction and, much less frequently, primary pulmonary hypertension, a rare, frequently fatal disease of the lungs. Celltech has been named in approximately 5,900 of these cases, approximately 3,000 of which were pending as at 31 December 2001. The Group’s involvement derives from the sale by a Celltech subsidiary, since 2 July 1996, of Ionamin, the phentermine prescription pharmaceutical acquired from Fisons Corporation (“Fisons”) on that date. At 12 March 2002 the Group had been dismissed from approximately 2,750 of these cases without payment of any sums by way of damages or costs to third parties, and dismissals of more than 2,500 additional cases, also without payment, were filed but were not yet effective.

Celltech denies liability on a number of grounds, including fundamentally that Ionamin does not cause the health conditions complained of. Ionamin has been marketed since 1959 and the FDA did not request that Ionamin or any other phentermine be withdrawn from the market. Moreover, Celltech believes it will be indemnified for any unanticipated liability by Fisons (for Ionamin sold prior to 2 July 1996) and by Celltech’s product liability insurance carriers (for Ionamin sold after 2 July 1996). Celltech’s defence costs are being paid by Fisons and its insurance carriers as required by their contractual indemnities. Fisons’ indemnity obligations are guaranteed by Rhone Poulenc Rorer Inc, now part of Aventis Pharmaceuticals.

Based on the merits of its defences and based on the third party insurance coverage benefiting Celltech discussed above, Celltech believes that the ultimate outcome of this litigation will not have a material adverse effect on its financial position and results of the operations. However, if the Company were ultimately held liable in these lawsuits and the indemnities and insurance discussed above were not available or were inadequate, the ultimate liability could have a material adverse effect (a reasonable estimate of which cannot be made at this time) on the financial position and results of operations of the Company.

(c)  Self insurance

Since 20 September 2001 the Group has been required to increase its levels of self insurance in respect of methylphenidate. Accordingly the Group has decided to retain a level of self insurance of up to £10m, to establish its own captive insurer and to enter into alternative financing arrangements in respect of an additional £40m.

No methylphenidate claims have been received since 20 September 2001.

Notes to the Financial Statements
at 31 December 2001—(continued)

29.     Consolidated cash flow statements

Reconciliation of operating loss to net cash outflow from operating activities

	12 months	12 months
	to	to
	31 Dec 2001	31 Dec 2000

	£m	£m
Operating loss	(56.2)	(427.2)
Restructuring	7.8	19.2

Operating loss before restructuring costs	(48.4)	(408.0)
Depreciation	12.6	11.2
Goodwill impairment	—	353.9
Goodwill amortisation	92.6	78.7
Increase in stocks	(5.5)	(7.5)
(Increase)/Decrease in debtors	(26.2)	12.1
Increase/(Decrease) in creditors	20.5	(15.5)

Net cash inflow from operating activities before restructuring costs	45.6	24.9
Outflow relating to restructuring costs	(6.9)	(12.4)

Net cash inflow from operating activities	38.7	12.5

Analysis of net funds

	At				Exchange	At
	1 Jan 2001	Acquisition	Disposal	Cash flow	Movements	31 Dec 2001

	£m	£m	£m	£m	£m	£m
Cash	29.5	—	—	5.4	1.4	36.3
Liquid resources	47.1	—	—	7.0	—	54.1
Finance leases	(4.4)	—	0.3	1.3	—	(2.8)
Loans	(33.6)	(5.4)	—	5.4	(0.9)	(34.5)

Net funds	38.6	(5.4)	0.3	19.1	0.5	53.1

Celltech Group PLC

Interim Report for the Six Months Ended 30th June 2002

Celltech’s business model is centred upon its commitment to innovative R&D, supported by revenues from its cash-generative pharmaceutical business. This enables Celltech to sustain a competitive level of R&D investment, while maintaining its profitable, self-financing profile. During the last six months this strategy has continued to perform well. There have been advances with Celltech’s broad pipeline, in particular with CDP 870, where Pharmacia is initiating Phase III development, with patient dosing scheduled to begin during October. This has been coupled with a significant increase in turnover and a substantial growth in operating profit before other income and goodwill charges.

Financial results

•	*Turnover: £155.6 million (+16%)

•	Product sales: £116.8 million (+10%)

•	Royalty income: £38.8 million (+41%)

•	Operating profit before other income and goodwill charges: £10.1 million (+36%)

•	Increase in insurance costs: £2.7 million

•	Net profit before taxation and goodwill charges: £11.9 million (2001: £27.4 million, which included a £17.5 million initial payment from Pharmacia)

•	EPS: 3.6p (2001: 8.3p, incl. 5.3p from Pharmacia payment)

•	Cash (at 30 June 2002): £98.8 million

Operating profit, excluding other income and goodwill charges, showed strong growth to £10.1 million (+36%), notwithstanding R&D investment of £45.1 million, an increase of £3.4 million (+8%), and sales and marketing costs of £38.8 million, a rise of £7.8 million (+25%). Sales and marketing expenditure will reduce significantly in the second half of 2002, following restructuring of the US sales force.

The operating income statement incorporates an additional charge of £2.7 million for insurance costs, including £1.5 million related to the establishment of a captive insurance company, in response to large rises in insurance costs since September 2001. The effect of the anticipated charge of £3 million for the captive insurance company for the year will be to decrease earnings per share from previous market expectations by approximately 1.0p. Excluding this charge, operating profit before other income and goodwill charges would have grown by 73% compared to the same period in 2001. Proforma earnings per share were 3.6p, compared to 8.3p in the first half of 2001, which included an initial CDP 870 collaboration payment of $25 million (£17.5 million; EPS effect of 5.3p) from Pharmacia.

New product pipeline

Celltech has an extensive development portfolio, with six products in Phase II or Phase III clinical development and a further four products in earlier stage development. Recent advances with these pipeline products include the following highlights:

•	CDP 870: Results from Phase II studies in RA, reported previously, demonstrated a competitive clinical profile for CDP 870, a humanised PEGylated anti-TNFa antibody fragment. These have been confirmed through further Phase II studies. Pharmacia has developed a revised formulation of the product which will be used for the extensive Phase III programme, and subsequently in-market. Following FDA review of this new formulation, and of the Phase III clinical plans, Pharmacia are initiating Phase III development, with patient dosing scheduled to begin during October 2002. Celltech will receive a milestone payment in the second half of 2002 related to the entry of the product into Phase III studies.

* Turnover comparisons are stated at constant exchange rates

In May 2002 Celltech reported that a small Phase II study with CDP 870 in Crohn’s disease, administered intravenously, confirmed earlier efficacy and safety findings obtained from a large Phase II subcutaneous dosing study. Planning is ongoing for Phase III studies with CDP 870 in Crohn’s disease.

•	CDP 571: Celltech announced in July results of two large Phase III studies in Crohn’s disease, with this humanised anti-TNFa antibody. In the main study, in 400 patients, the treatment achieved statistically significant efficacy in respect of a range of acute and 28-week clinical endpoints, but did not reach significance in relation to the primary 28-week endpoint. Celltech intends to seek guidance from US and European regulatory authorities with regard to the probable requirements for CDP 571 approval for the acute treatment of active Crohn’s disease, and for its clinical management on a periodic, as-needed basis.

•	PDE4 inhibitor: Merck is progressing a potent and specific oral once-daily PDE4 inhibitor, which arose from their collaboration with Celltech, in several Phase II studies, in both asthma and chronic obstructive pulmonary disease.

•	CDP 323: a novel small molecule integrin antagonist, has been entered into development as a potential new treatment for immune and inflammatory disorders.

In addition, Celltech has entered into strategic manufacturing alliances with BioChemie (a Novartis subsidiary) and BioReliance for long-term large-scale supply of PEGylated antibody fragment-based products, reflecting the importance of these products within Celltech’s development pipeline.

Discovery operations

Celltech has continued to invest in novel technologies, which underpin its substantial drug discovery efforts. Highlights in the first half have included:

•	A new collaboration with Amgen on novel antibody fragment-based osteoporosis treatments

•	Access to Seattle Genetics’ linker and cytoxic drug technology, for new cancer approaches and other applications.

Celltech Pharmaceutical Operations

The pharmaceutical business, which supports Celltech’s substantial R&D investment, performed well in the first half of 2002, with product sales increasing by 10% to £116.8 million.

The acquisition from Pharmacia of US and EU promotional rights for Dipentum, a treatment for inflammatory bowel disorders, will enable Celltech to accelerate the transformation of this business into one that is able in the future to support marketing of its own novel pipeline products to specialist prescribing audiences. Celltech will establish a gastroenterology salesforce in the US to market Dipentum, initially with 30 representatives. In Europe a part of each of the existing salesforces will be used to address gastroenterology specialists.

Linked to this refocusing of its sales and marketing capabilities, Celltech recently announced a reduction of its US general primary care salesforce, from 350 to 170 representatives, following the conclusion of the immediate post-launch promotional effort on Metadate CD. The restructured salesforce will continue to detail Celltech’s cough/cold range of products and Zaroxolyn, and will support a more focused marketing campaign with Metadate CD. Following the salesforce restructuring, Celltech expects Metadate CD to make a significant positive financial contribution to the business. The restructuring will not result in any exceptional charges in the second-half financial results.

Commenting on the results, Dr Peter Fellner, Chief Executive Officer, said:

“Celltech’s long-term commitment to R&D has continued to be underpinned by its strong financial performance in the first half of 2002. Important mid-and late-phase pipeline products have advanced further, including CDP 870, and Celltech’s business model, with its cash-generative financial profile, is enabling it to sustain the level of R&D investment required to generate substantial new value”.

Celltech Group plc (LSE: CCH; NYSE: CLL) is one of Europe’s largest biotechnology companies, with an extensive late stage development pipeline and a profitable, cash-generative pharmaceutical business. Celltech also possesses drug discovery capabilities of exceptional strength, including a leading position in antibody engineering. More details can be found at www.celltechgroup.com.

Celltech desires to take advantage of the “Safe Harbor” provisions of the US Private Securities Litigation Reform Act of 1995, with respect to forward looking statements contained within this document. In particular certain statements with regard to the maintenance of profit margins, the conduct of clinical trials with CDP 870 and other development products, and planned discussions with regulatory authorities regarding the probable requirements for the registration of CDP 571, are all forward looking in nature. By their nature forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward looking statements. In addition to factors set forth elsewhere in this document, the following factors, although not exhaustive, could cause actual results to differ materially from those the Company expects: pricing and product initiatives of the Company’s competitors, including the introduction of branded competition or generic substitution for the Company’s products, unanticipated difficulties in the design or implementation of clinical trials, studies and investigations, results from clinical trials, studies and investigations that are inconsistent with previous results and the Company’s expectations, failure to obtain and maintain required approvals for products from governmental authorities, unavailability of raw materials or other interruptions in production or product distribution both internal and external, unexpected difficulties in the scale-up of production to viable commercial levels, fluctuations in currency exchange rates, inability of the Company to market existing and new products effectively, the failure of the Company’s development, manufacturing and marketing partners to perform their contractual obligations and the risk of substantial product liability claims. Other factors that could affect these forward-looking statements are described in the Company’s reports filed with the US Securities and Exchange Commission. The forward looking statements included in this document represent the Company’s best judgement as of the date hereof based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward looking statements.

Highlights

Financial*

•	Turnover: £155.6 million (+16%).

•	Operating profit before other income: £10.1 million (+36%).

—	R&D investment: £45.1 million (+8%).

—	Increase in insurance costs: £2.7 million

•	Net profit before taxation: £11.9 million (2001: £27.4 million, which included a £17.5 million initial payment from Pharmacia).

•	EPS: 3.6p (2001: 8.3p, incl. 5.3p attributable to Pharmacia payment).

•	Cash and liquid resources (at 30 June 2002): £98.8 million.

New product pipeline

•	CDP 870: Pharmacia is initiating Phase III development in rheumatoid arthritis, with initial patient dosing scheduled to begin in October 2002. Celltech has obtained encouraging Phase II results in Crohn’s disease.

•	CDP 571: two large Phase III Crohn’s disease studies have been completed; discussions are planned with regulatory authorities.

•	PDE4 inhibitor: Merck is continuing to progress a potent selective PDE4 inhibitor, which arose from their collaboration with Celltech, in Phase II studies in asthma and chronic pulmonary disease.

•	CDP 323, a novel small molecule orally active integrin antagonist, has been entered into development, as a potential treatment for immune and inflammatory disorders.

•	Strategic manufacturing alliances have been established with Biochemie (Novartis) and BioReliance, for long-term supply of PEGylated antibody fragment-based products.

Discovery programmes and technology

•	A new collaboration with Amgen, on novel antibody fragment-based osteoporosis treatments.

•	Access to Seattle Genetics’ linker and cytotoxic drug technology, for new approaches to cancer and other applications.

Pharmaceutical business

•	Product sales: £116.8 million (+10%).

•	Acquisition from Pharmacia, in July 2002, of rights to Dipentum in US and Europe; to be promoted by new Celltech specialist sales forces.

Overview

Celltech’s long-term business strategy is centred upon its commitment to innovative R&D as the principal route to creating new shareholder value, supported by revenues from its cash-generative pharmaceutical business. This business enables Celltech’s R&D investment to be sustained at an internationally competitive level, whilst maintaining the Company’s profitability.

In parallel, Celltech focuses upon retaining pipeline value through its partnering arrangements, which include co-marketing rights and profit-sharing elements. Celltech’s partnering strategy also enables it to manage pipeline risk effectively, by pursuing a broad portfolio of products. The Company’s business model, with its strong balance sheet and self-financing profile, enables it to consistently pursue the development of its pipeline, independent of capital market conditions.

Celltech’s business has continued to progress well since its last Annual Report. Extensive progress has been made with key pipeline products, in particular the anti-TNFa antibody fragment CDP 870, where Pharmacia is

* The operational profit and loss account, which excludes goodwill amortisation and is set out on page 126, has been used when discussing the financial performance of the Group. Sales and royalties are stated at constant exchange rates.

initiating Phase III development in rheumatoid arthritis, with patient dosing scheduled to begin in October 2002. In addition, Celltech has obtained encouraging results with CDP 870 in two Phase II studies in Crohn’s disease.

Celltech’s partners continue to progress other important new treatments in mid-or late-phase clinical studies. These include Merck, which is progressing a potent, selective PDE 4 inhibitor for respiratory diseases in Phase II studies, and Bristol-Myers Squibb which is continuing to evaluate BMS 275291 as a novel lung cancer treatment in Phase II/III studies.

Following the announcement of Phase III results with CDP 571 in Crohn’s disease in July, Celltech intends to seek guidance from US and European regulatory authorities with regard to their likely requirements for marketing approval for the acute treatment of active Crohn’s disease, and for its clinical management on an as-needed basis.

Recent additions to the pipeline, CDP 484 for arthritis and CDP 791 for cancer, are advancing well towards entry into initial clinical studies. A further novel small molecule orally-active product candidate, CDP 323, a potent VLA4 antagonist, has recently been entered into preclinical development, as a new potential treatment for a range of serious immune and inflammatory disorders.

Celltech is making significant progress towards refocusing its pharmaceutical business, which will play an important role in the future in leveraging value from its current pipeline products. The acquisition of promotional rights from Pharmacia for Dipentum, a treatment for inflammatory bowel disorders, will enable Celltech to accelerate the transformation of this business into one that is able to support marketing of novel products to specialist prescribing audiences. Celltech will establish small specialist gastroenterology salesforces in the US and Europe, initially to market Dipentum. It is intended that these salesforces will ultimately market CDP 571 and CDP 870 in Crohn’s disease.

The existing pharmaceutical business, which along with Celltech’s royalty income provides a consistent revenue stream to support Celltech’s substantial investment in R&D, continued to perform well, with sales and royalties increasing by 16% to £155.6 million in the first half of 2002.

Operating profit, excluding other income and goodwill changes, showed strong underlying growth of 36% to £10.1 million, notwithstanding an 8% increase in R&D investment to £45.1 million. The operating income statement also includes an additional charge of £2.7 million for insurance costs, including a charge of £1.5 million related to the liability for self-insured risk underwritten by the newly-created captive insurance company, in response to large rises in insurance costs since September 2001. Excluding this charge, operating profit before other income and goodwill charges would have grown by 73% compared to the same period in 2001.

Profit before tax is markedly influenced by R&D-related milestone payments from collaborators, which can vary significantly year on year. Proforma earnings per share were 3.6p, compared to 8.3p in the first half of 2001, which included an initial CDP 870 collaboration payment of $25 million (£17.5 million; EPS effect of 5.3p) from Pharmacia. Sales, marketing and distribution expenses increased by 25% to £38.8 million, reflecting both the effect of the US salesforce expansion in the first half of 2001, and of the Thiemann acquisition. This figure is expected to be lower in the second half following the restructuring of the US salesforce announced in July 2002. This restructuring, which reduced Celltech’s US general salesforce from 350 to 170 representatives, was carried out following the conclusion of the planned post-launch promotion period for Metadate CD, and an appraisal of its ongoing in-market performance. Following the salesforce restructuring, Celltech expects Metadate CD to make a significant positive financial contribution to the business. The restructuring will not result in any exceptional charges in the second-half financial results.

Celltech has continued to invest significantly in its discovery programmes and technology. It has entered into an important collaboration with Amgen to develop new treatments for osteoporosis, based upon the exploitation of a novel Celltech target, and using its antibody fragment technology. In March 2002, Celltech gained access to Seattle Genetics’ novel linker and cytotoxic drug technology, enabling Celltech to pursue cytotoxic approaches in its core disease areas of immune/ inflammatory disorders and cancer. This complements technology acquisitions made during 2001 from Abgenix and Neogenesis, which are now fully integrated into Celltech’s discovery operations, and have both produced extremely encouraging results to date.

In order to ensure that Celltech has robust long-term availability of products for preclinical and clinical development, and for in-market supply, it has entered into two strategic manufacturing agreements during 2002. A recent agreement with Biochemie, a Novartis subsidiary, provides Celltech with flexible capacity for the large-scale manufacture of PEGylated antibody fragments, whilst its agreement with BioReliance, announced in March 2002, will provide supplies of products for preclinical and early stage clinical trials.

Operational Review

Celltech development pipeline

Product	Phase	Indication	Partner

Immune and inflammatory disorders
CDP 571	III	Crohn’s disease	Biogen
CDP 870	III	Rheumatoid arthritis	Pharmacia
	II	Crohn’s disease
PDE4 inhibitor	II	Asthma/COPD	Merck
CDP 484	Preclinical	Arthritis	—
CDP 323	Preclinical	Immune/ inflammatory disorders	—
Cancer
BMS 275291	II/III	Lung cancer	Bristol-Myers Squibb
CDP 860	II	Cancer	—
CMC-544	Preclinical	Non-Hodgkin’s lymphoma	Wyeth
CDP 791	Preclinical	Cancer	—
Other
AAVCF	II	Cystic fibrosis	Targeted Genetics

New product development

Celltech continues to invest substantial resources in its drug discovery efforts, and in vigorously developing the innovative pipeline products arising from these programmes. Celltech is committed to maximising the returns it will receive from these pipeline products, by undertaking most or all of the development of certain products itself, and partnering others with leading pharmaceutical or biotechnology companies. This enables Celltech to pursue a broad portfolio, ensuring that overall pipeline development risks are effectively managed.

Celltech has assembled a strong technology platform underpinning its R&D efforts, including its PEGylated antibody fragment technology, which is now being used in four of its development programmes. This platform has been further strengthened during 2002 with access to Seattle Genetics’ novel linker and cytotoxic drug technology. In addition, Celltech has successfully integrated both Abgenix’s SLAM technology and Neogenesis’s screening capabilities into its own research efforts, and substantial progress is being made in a range of discovery programmes employing these technologies. The productivity of Celltech’s discovery efforts is illustrated by the recent advance of a further novel entity, CDP 323, into preclinical development.

Celltech currently has an extensive product portfolio with six products in Phase II or Phase III development and a further four products in earlier stage development. Advances with the key mid- or late-phase products, and their current status, are outlined below.

CDP 870

CDP 870, a PEGylated humanised anti-TNFa antibody fragment, is being developed as a new treatment for rheumatoid arthritis (RA) and Crohn’s disease through a major collaboration with Pharmacia. The market for existing anti-TNFa products is growing substantially, with annualised sales for this drug class currently running at around $2 billion. Significant further growth is expected, from increased penetration of existing indications, and through the entry of this product class into additional therapeutic areas.

Results from Phase II studies in RA, reported previously, demonstrated a competitive clinical profile for CDP 870, which has been confirmed through further Phase II studies. Pharmacia has now developed a revised formulation of the product which will be used for the extensive Phase III programme, and subsequently in-market. Following FDA review of this new formulation, and of the Phase III clinical plans, Pharmacia are initiating Phase III studies, with patient dosing scheduled to begin in October 2002. Celltech will receive a milestone payment during the second half of 2002 related to the entry of the product into Phase III studies.

In May 2002 Celltech reported that a small Phase II study with CDP 870 administered intravenously in Crohn’s disease confirmed earlier efficacy and safety findings obtained from a large subcutaneous dosing study. Planning is ongoing for Phase III studies with CDP 870 in Crohn’s disease.

Celltech’s collaboration with Pharmacia provides Celltech with co-development and co-marketing rights in the US, EU and Japan. Celltech will earn a share of the profits arising from product sales in RA and Crohn’s disease in these territories, along with royalties on sales elsewhere. In July 2002, Pfizer announced that it had signed a definitive agreement to acquire Pharmacia. The terms of Celltech’s collaboration agreement are unaffected by this transaction.

CDP 571

Celltech recently announced the results of two large Phase III studies with its humanised anti-TNFa antibody CDP 571 (previously called Humicade) in Crohn’s disease.

The principal study, involving 400 patients, assessed the efficacy and safety of CDP 571 in achieving acute clinical responses, and in maintaining responses over 28 weeks. CDP 571 was administered intravenously, at 8-weekly intervals, at a dose of 10mg/kg. Treatment-related benefit was assessed by the numbers attaining a significant reduction in Crohn’s disease activity index (CDAI) or disease remission.

CDP 571 treatment achieved statistically significant efficacy in respect of a range of acute and 28-week clinical endpoints. The 28-week combined primary endpoint (CDAI reduction ≥ 100 points and/or remission) was not reached when analysed on an intent to treat basis, but did achieve statistical significance on per protocol data analysis.

Celltech has sought input from gastroenterology clinical opinion leaders with regard to the management of Crohn’s disease by anti-TNFa drugs. It has been advised that their acute use, to control disease flare, followed by cessation of use until required to treat a further episode of flare, would be a desirable profile. The results obtained with CDP 571 suggest that it is potentially well suited for such episodic treatment, as evidenced by the significant efficacy observed at the 2- and 4-week endpoints, combined with its excellent safety profile. Importantly, very low immunogenicity was observed on repeated dosing.

Celltech has also conducted a pilot open label study in patients who are hypersensitive to infliximab, which showed that CDP 571 is well tolerated and demonstrated encouraging efficacy in relation to acute endpoints in these patients.

Celltech intends to seek guidance from US and European regulatory authorities with regard to the database likely to be required for CDP 571 marketing approval for acute treatment of active Crohn’s disease, and for its ongoing clinical management on a periodic, as-needed basis.

CDP 571 is partnered with Biogen, under an equal profit sharing arrangement. Biogen and Celltech intend to review the collaboration following the discussions with regulatory authorities.

PDE4 inhibitors

Phosphodiesterase 4 (PDE4) is a key mediator of underlying inflammation in a number of diseases, including respiratory disorders such as asthma and chronic obstructive pulmonary disorder (COPD). Antagonism of PDE4 by a small molecule orally-active product represents a potentially important therapeutic advance in the treatment of these diseases.

Merck continues to progress a novel, potent once-daily PDE4 inhibitor, which arose from their collaboration with Celltech, in Phase II studies for the treatment of asthma and COPD. Under the terms of the collaboration Celltech will receive progress-related milestone payments, and royalties on worldwide product sales. Celltech also has an option to obtain a share of future profits, through a contribution to Phase III development costs.

Separately, Schering-Plough has notified Celltech that they intend to discontinue development of their PDE4 inhibitor SCH 351591, which was in Phase I studies.

SCH 55700

Schering-Plough has informed Celltech that, following the results of a large Phase II study of SCH 55700, a humanised anti-interleukin 5 antibody, in moderate-severe asthma, they do not intend to pursue development of SCH 55700 in this indication, since the marked and sustained suppression of eosinophils which was observed did not correlate with a clinically useful reduction in asthma symptoms.

CDP 860

CDP 860 is a PEGylated humanised antibody fragment targeted against the beta-receptor for Platelet Derived Growth Factor (PDGF). Recent published research has highlighted the potential for inhibition of the PDGFß receptor as a novel approach for the treatment of cancer. CDP 860 will shortly enter an initial Phase II study to determine whether the drug is able to selectively enhance tumour uptake of a standard chemotherapy regimen. The results from this study are expected during 2003.

Celltech retains full commercial rights to CDP 860.

BMS 275291

Bristol-Myers Squibb continues to evaluate this selective matrix metalloproteinase inhibitor in a large Phase II/III trial in non-small cell lung cancer, which is expected to be completed during 2003.

Celltech will receive further substantial milestone payments and royalties, should the product be successfully commercialised.

Early stage pipeline

There have been continuing advances with novel early-stage development and research programmes. Two PEGylated antibody fragment candidates, CDP 484 for arthritis and CDP 791 for cancer, were entered into preclinical development in late 2001. Both these products are expected to enter Phase I clinical studies in the first half of 2003.

A further product candidate, CDP 323, has recently entered preclinical development. This product is a novel, orally active small molecule, which exhibits potent activity in anti-inflammatory and immunomodulatory models. It acts as a selective, high affinity antagonist of the integrin VLA4, a validated mechanism which has potential in a number of diseases, including rheumatoid arthritis, inflammatory bowel disease and multiple sclerosis.

Excellent progress is also being made with Celltech’s research pipeline, in particular with the anti-sclerostin programme for osteoporosis, recently partnered with Amgen, which possesses considerable expertise in bone biology. Other discovery opportunities, focused in Celltech’s core areas of immune/ inflammatory disorders and cancer, are continuing to progress well.

Pharmaceuticals

Celltech’s pharmaceuticals business performs two key strategic roles, firstly to provide sustained operational cashflow to finance the development of key pipeline products, and secondly to provide a platform for the future specialised marketing of some of those products.

Substantial progress has been made in the last six months in refocusing Celltech’s pharmaceutical operations. The acquisition from Pharmacia of US and European promotional rights to Dipentum announced in July 2002, will enable Celltech to accelerate the transformation of the business into one that is able to support marketing of its pipeline products to specialist prescribing audiences. This agreement gives Celltech exclusive sales, marketing and distribution rights for the product in the US, and also provides Celltech with an option to acquire all rights to the product in the US and rest of world excluding Europe in January 2005. Celltech has made an initial payment to Pharmacia of $6 million in respect of these rights, and may make additional payments of up to $12 million, should it elect to exercise its option. Celltech has also recently completed the purchase of European rights for Dipentum, involving total payments of $20 million, to be made during 2002 and 2003. Celltech will establish a gastroenterology salesforce in the US, initially with 30 representatives to market Dipentum. In Europe, a part of each salesforce will be refocused from their current primary care area to address specialist gastroenterology audiences. The overall size of the European sales organisation will remain broadly similar to its current level. It is intended that these salesforces will in the future market CDP 571 and CDP 870 in Crohn’s disease. Celltech will continue to evaluate further small product opportunities that can be marketed by its specialist salesforces.

The Thiemann organisation, now renamed Celltech, which provides the Group with a substantial sales and marketing platform in Germany, has been successfully integrated into the pharmaceutical business, and Celltech is currently exploring a number of options to facilitate salesforce coverage of the remaining major European markets.

As part of its overall strategy of refocusing its sales and marketing capabilities towards specialist audiences, Celltech also recently announced a restructuring of its US general salesforce. The US salesforce was expanded during 2001 in order to support the launch of Metadate CD. Following the conclusion of the immediate post-launch promotional effort, and an appraisal of the in-market performance of Metadate CD, Celltech reduced the US general salesforce, from 350 to 170 representatives, during the third quarter of 2002. The restructured salesforce will continue to detail Celltech’s cough/ cold range of products and Zaroxolyn, and will support a more focused marketing campaign with Metadate CD.

The existing pharmaceutical business is providing Celltech with a stable revenue base, with an overall increase of 10% in first half product sales. Excluding the impact of the Thiemann acquisition in September 2001, product sales were slightly lower, at £104.3 million (2001: £106.7 million). This was due mainly to significant US distributor restocking during H1 2001, following planned inventory reductions during 2000. Product sales and royalties are reported in the accompanying table at constant exchange rates (CER), although the effect of exchange differences in the first half of 2002 against the corresponding period in 2001 is immaterial.

Sales of major products and royalty income

	2002	2001*	% change

	£ million	£ million
Tussionex	24.7	25.2	-2
Zaroxolyn	15.7	14.4	+9
Metadate CD	11.4	5.0	+129
Generic Methylphenidate	7.5	9.2	-18
Delsym	4.1	2.3	+79
Ionamin	4.0	2.8	+43
Perenterol	3.9	—	n/a
Coracten	2.8	2.6	+8
Pediapred	2.3	3.7	-38
Semprex-D	1.7	5.2	-67
Other	38.7	36.3	+7

Total product sales	116.8	106.7	+10
Antibody engineering	26.3	16.4	+60
Pertactin	5.1	3.7	+38
Asacol	4.2	4.9	-14
Mylotarg	1.7	2.1	-19
Other	1.5	0.4	+276

Total royalties	38.8	27.5	+41

Total sales	155.6	134.2	+16
Effect of exchange differences	—	0.4	n/a

As reported	155.6	134.6	+16

*	At constant exchange rates

The performances of major products were as follows:

Cough/cold products

Sales of Celltech’s cough/cold range of products, including Tussionex and Delsym, performed solidly in the first half of 2002, notwithstanding a weak cough/cold season in the US. Tussionex, a prescription-only anti-tussive agent with a 12-hour action, showed steady sales at £24.7 million for the first half (2001: £25.2 million). Delsym, an over the counter cough medicine, increased sales to £4.1 million (2001: £2.3 million).

Celltech is developing a further product, Codeprex, using its Pennkinetic sustained release technology, which is a 12-hour duration codeine-based product. A US NDA was submitted to the FDA in May 2001, and an approvable letter was received in February 2002. Celltech is currently addressing the points made in the approvable letter; and it is anticipated that the product will be launched during 2003.

Zaroxolyn

This diuretic for the treatment of congestive heart failure increased sales by 9% to £15.7 million (2001: £14.4 million).

Methylphenidate products

Sales of generic methylphenidate products, for the treatment of attention deficit hyperactivity disorder (ADHD), continue to decline as patients switch to newer once-daily treatments. Celltech’s generic methylphenidate products declined in line with the overall market, by 18% to £7.5 million (2001: £9.2 million). This decline is expected to continue in line with the trend towards prescription of once-daily formulations.

Metadate CD, Celltech’s once-daily treatment for ADHD, was launched in May 2001 and has achieved over 11% of prescriptions in the once-daily methylphenidate market, and over 3% market share of the overall ADHD market. Sales of Metadate CD for the first half of 2002 were £11.4 million (2001: £5.0 million). Following the salesforce restructuring detailed above, Celltech expects Metadate CD to make a significant positive financial contribution to the business, although it is not anticipated that the product will grow substantially from its current level.

Financial results

The financial results for the first half of 2002 reflect a strong underlying performance by the business of the Group, with an increase in operating profit before other income of 36%. The operating expenses for the first half of 2002 incorporate an increase in insurance costs in the period of £2.7 million following the dramatic changes in the insurance market since September 2001. Excluding this charge, operating profit before other income would have shown an increase of 73%.

Operational profit and loss account for Celltech Group for the six months to 30 June 2002

	2002	2001	% change

	£ million	£ million
Sales	155.6	134.6	+16
Cost of sales	(48.8)	(41.9)	+16

Gross profit	106.8	92.7	+14
Research and development	(45.1)	(41.7)	+8
Sales, marketing and distribution	(38.8)	(31.0)	+25
Corporate and general administration	(12.8)	(12.6)	+2

Total expenses	(96.7)	(85.3)	+13
Operating profit before other income	10.1	7.4	+36
Other income	0.9	17.8	nm

Operating income: pre goodwill charges	11.0	25.2	nm
Interest	0.9	2.2

Net profit: pre goodwill charges	11.9	27.4

Total sales and royalties grew by 16% to £155.6 million, with product sales increasing by 10% to £116.8 million. The performance of key products is detailed in the operational review. Royalty income continued to show strong growth, driven predominately by a 60% increase in antibody engineering revenues, reflecting the strong growth in the underlying products.

Research and development expenses increased to £45.1 million (2001: £41.7 million), net of £2.9 million deferred funding for CDP 870 development in Crohn’s disease from Pharmacia (2001: £4.6 million). This investment is expected to increase in the second half of 2002 as Celltech prepares for the entry into clinical development of several new pipeline products.

Sales and marketing expenses of £38.8 million (2001: £31.0 million) reflected the full effect of the US salesforce expansion undertaken during 2001, in addition to the impact of the Thiemann acquisition. Following the reduction in the US general salesforce announced in July 2002, these expenses will reduce significantly in the second half of 2002, partly offset by a charge related to the restructuring, which will be included within operating expenses.

Celltech, like many other companies, has been significantly impacted by the global increase in insurance premiums, which was exacerbated by the events of 11 September 2001. Premiums in the insurance year to September 2002 have increased by 57% to £6.1 million. This situation would have been considerably more adverse had a three year agreement not been in place for certain layers of product liability insurance. It is estimated that this agreement will have saved Celltech some £4 million of premiums for each of the years 2002 and 2003.

As a consequence of these onerous changes in the insurance market, which has continued to harden for the annual renewal of cover to September 2003, and in anticipation of significant further increases in liability premiums in 2003/ 4, Celltech has formed a subsidiary captive insurance company to underwrite certain areas of risk. An initial charge of £1.5 million has been recorded in the six months to June 2002 and it is anticipated that a similar charge will be required in the second half. A further charge is likely to be required in 2003 to reflect the risks underwritten by this captive insurance company based on estimates of future incidence. It will initially cover certain product liability risks, but from September 2003 will underwrite broader liability risks, thereby allowing Celltech to reduce the level of premiums paid to external insurers. The charge in 2002 and any charge required in 2003 will impact profits in those years; in the six months to 30 June 2002 insurance costs, which are predominantly included in cost of sales, have consequently increased by £2.7 million compared to the equivalent period last year. The effect of this charge for the captive insurance subsidiary will be to decrease earnings per share for the year from previous market expectations by approximately 1.0p.

Corporate and general administration expenses were tightly controlled during 2002, with a 2% increase from the first half of 2001.

Notwithstanding the increase in operating expenses detailed above, operating profit, excluding other operating income, increased by 36% to £10.1 million. Overall operating profit was £11.0 million (2001: £25.2 million, including a £17.5 million up front payment from Pharmacia in respect of the CDP 870 collaboration), with net profit before tax and goodwill amortisation amounting to £11.9 million. Earnings per share before goodwill amortisation were 3.6p.

Other operating income includes milestone income of £1.6 million relating predominately to Celltech’s collaborations with Biogen, Abbott and Amgen, less a £0.7 million write down required in respect of the Group’s small portfolio of equity investments.

The cash position of the Group remains strong, with a gross cash position of £98.8 million as at 30 June 2002, partially offset by $50 million (£32.6 million) senior loan notes repayable December 2003. In addition, the Group has committed undrawn borrowing facilities of £80 million. The Group believes its finances will be adequate for currently envisaged operational requirements and small technology or infrastructure acquisitions.

Interest income for the six months to June 2002 was lower than the equivalent period in 2001. This was attributable to lower interest rates during the period on cash balances, particularly in the US, in addition to a lower average cash balance.

The effective tax rate for the six months to June 2002 was 16% (2001: 17%). Due to the availability of tax losses, Celltech expects to maintain a tax rate of not more than 20% for at least three years, based upon the current fiscal environment in the US and UK.

Consolidated Profit and Loss Account

for the six months ended 30 June 2002

		Six months ended 30 June					6 months
		2002		2002	2002		ended		Year ended
							30 June		31 December
		Before					2001		2001
	Notes	Goodwill		Goodwill	Total		Total		Total

		£m		£m	£m		£m*		£m
Turnover		155.6		—	155.6		134.6		303.1
Cost of sales		(48.8)		—	(48.8)		(41.9)		(83.5)

Gross profit		106.8		—	106.8		92.7		219.6

Expenses:
Research and development		(45.1)		—	(45.1)		(41.7)		(90.7)
Selling, marketing and distribution expenses		(38.8)		—	(38.8)		(31.0)		(78.6)
General administrative expenses excluding integration items and goodwill charges		(12.8)		—	(12.8)		(12.6)		(24.9)
Integration costs		—		—	—		—		(7.8)
Goodwill amortisation		—		(46.8)	(46.8)		(43.1)		(92.6)

Total expenses		(96.7)		(46.8)	(143.5)		(128.4)		(294.6)

Operating profit/(loss) before other income		10.1		(46.8)	(36.7)		(35.7)		(75.0)
Other operating income	2	0.9		—	0.9		17.8		18.8

Operating profit/(loss)		11.0		(46.8)	(35.8)		(17.9)		(56.2)
Net interest receivable		0.9		—	0.9		2.2		3.6

Profit/(loss) on ordinary activities before taxation		11.9		(46.8)	(34.9)		(15.7)		(52.6)
Tax on profit/(loss) on ordinary activities	3	(1.9)		2.5	0.6		(2.0)		(2.9)

Profit/(loss) on ordinary activities after taxation		10.0		(44.3)	(34.3)		(17.7)		(55.5)

Accrual for unpaid preference share dividend		(0.1)		—	(0.1)		(0.1)		(0.2)

Transfer to/(from) profit and loss reserve		9.9		(44.3)	(34.4)		(17.8)		(55.7)

Basic earnings per share	4	3.6	p		(12.5	)p	(6.5	)p	(20.3	)p
Diluted earnings per share	4	3.6	p		(12.5	)p	(6.5	)p	(20.3	)p

*	Restated for FRS 19, see note 3.

The pro-forma results of the Group for the comparative periods are presented on page 137.

Consolidated Balance Sheet

as at 30 June 2002

		As at	As at	As at
	Notes	30 June 2002	30 June 2001	31 December 2001

		£m	£m*	£m
Fixed assets
Intangible assets		452.8	500.5	498.3
Tangible assets		98.8	99.3	103.5
Investments	6	38.3	31.1	38.3

		589.9	630.9	640.1

Current assets
Stocks		48.3	41.1	45.7
Debtors		56.5	72.1	82.7
Equity investments	7	0.5	12.0	2.0
Cash and liquid resources		98.8	123.3	90.4

		204.1	248.5	220.8

Creditors—amounts due within one year	8	(96.8)	(107.9)	(119.2)

Net current assets		107.3	140.6	101.6

Total assets less current liabilities		697.2	771.5	741.7
Creditors—amounts due after more than one year	8	(43.7)	(43.8)	(45.6)
Provisions for liabilities and charges	9	(71.3)	(69.7)	(76.9)

Net assets		582.2	658.0	619.2

Capital and reserves
Called up share capital	10	141.2	140.8	141.0
Share premium account		83.0	80.5	81.6
Other reserves		621.3	621.0	621.2
Profit and loss account		(263.3)	(184.3)	(224.6)

Shareholders’ funds		582.2	658.0	619.2

* Restated for FRS 19, see note 3.

Consolidated Cash Flow Statement

for the six months ended 30 June 2002

		6 months	6 months
		ended	ended	Year ended
		30 June	30 June	31 December
	Notes	2002	2001	2001

		£m	£m	£m
Cash inflow from operating activities	a	16.5	19.7	38.7
Returns on investments and servicing of finance
Net interest received		—	1.7	2.5

		16.5	21.4	41.2

Taxation paid		(0.9)	(3.0)	(4.3)
Taxation refunded		0.2	13.0	13.0

Taxation (outflow)/inflow		(0.7)	10.0	8.7

Capital expenditure and financial investment
Payments made to acquire fixed assets		(6.2)	(5.4)	(16.1)
Proceeds from sale of fixed assets		0.2	0.4	1.1
Proceeds from disposal of investments		0.8	3.0	11.5
Payments made to acquire intangible fixed assets		(1.3)	—	(11.8)
Payments made to acquire fixed asset investments		—	—	(7.0)
Other		—	0.2	—

Net cash outflow from capital expenditure and financial investment		(6.5)	(1.8)	(22.3)

Disposals and acquisitions of businesses
Deferred consideration		—	(1.5)	(1.5)
Acquisition of Thiemann, less cash acquired		—	—	(26.2)
Net proceeds from European asset sales		—	1.5	3.0
Cash funding in respect of businesses held for resale		—	(3.4)	(4.1)
Proceeds from sale of business held for resale		—	15.3	15.3

Net cash inflow/(outflow) from disposals and acquisitions of businesses		—	11.9	(13.5)

Net cash inflow before management of liquid resources and financing		9.3	41.5	14.1
Management of liquid resources		11.7	(14.6)	(7.0)
Financing
Receipts from issuing shares		1.6	3.7	5.0
Capital element of finance lease rental payments		(0.2)	(0.2)	(1.3)
Repayment of loan of acquired subsidiaries		—	—	(5.4)

Net cash inflow/(outflow) from financing		1.4	3.5	(1.7)

Increase in cash in the period	b	22.4	30.4	5.4

Notes to the Consolidated Cash Flow Statement

for the six months ended 30 June 2002

(a)     Net cash inflow from operating activities

	6 months	6 months
	ended	ended	Year ended
	30 June	30 June	31 December
	2002	2001	2001

	£m	£m	£m
Operating loss	(35.8)	(17.9)	(56.2)
Integration	—	—	7.8

Operating loss before integration costs	(35.8)	(17.9)	(48.4)
Amortisation	46.8	43.1	92.6
Depreciation	7.0	6.6	12.6
Increase in stocks	(4.0)	(2.3)	(5.5)
Decrease/(increase) in debtors	25.7	(7.9)	(26.2)
(Decrease)/increase in creditors	(21.0)	1.7	20.5

Net cash inflow from operating activities before integration costs	18.7	23.3	45.6
Outflow relating to integration costs	(2.2)	(3.6)	(6.9)

Net cash inflow from operating activities	16.5	19.7	38.7

(b)     Reconciliation of net cash flow to movement in net funds

	6 months	6 months
	ended	ended	Year ended
	30 June	30 June	31 December
	2002	2001	2001

	£m	£m	£m
Increase in cash in the period	22.4	30.4	5.4
Management of liquid resources	(11.7)	14.6	7.0
Loans and finance leases acquired with subsidiaries	—	—	(5.4)
Loans and finance leases disposed with businesses sold	—	0.3	0.3
Decrease in long term debt and finance leases	0.2	0.2	6.7
Inception of new finance leases	—	—	—

Change in net funds	10.9	45.5	14.0
Exchange differences	(0.4)	0.1	0.5

Movements in the period	10.5	45.6	14.5
Opening net funds	53.1	38.6	38.6

Closing net funds	63.6	84.2	53.1

(c)     Analysis of net funds

	At 31 December		Exchange	At 30 June
	2001	Cash flow	Movements	2002

	£m	£m	£m	£m
Cash	36.3	22.4	(2.3)	56.4
Liquid resources	54.1	(11.7)	—	42.4
Finance leases	(2.8)	0.2	—	(2.6)
Loans	(34.5)	—	1.9	(32.6)

	53.1	10.9	(0.4)	63.6

Consolidated Statement of Total Recognised Gains and Losses

for the six months ended 30 June 2002

	6 months	6 months
	ended	ended	Year ended
	30 June	30 June	31 December
	2002	2001	2001

	£m	£m*	£m
Consolidated loss for the period/year	(34.3)	(17.7)	(55.5)
Exchange adjustments on retranslation of net assets of subsidiary undertaking	(4.4)	2.6	0.3

Total recognised losses for the period/year	(38.7)	(15.1)	(55.2)
Prior year tax adjustment	—	5.0	5.0

Total losses recognised since previous annual report	(38.7)	(10.1)	(50.2)

* Restated for FRS 19, see note 3.

Reconciliation of movements in shareholders’ funds

for the six months ended 30 June 2002

	6 months	6 months
	ended	ended	Year ended
	30 June	30 June	31 December
	2002	2001	2001

	£m	£m	£m
Shareholders’ funds at start of period	619.2	669.4 *	669.4 *

Total recognised losses for the period	(38.7)	(15.1)	(55.2)
Share capital issued (net of expenses)	1.7	3.7	5.0

Net movement in shareholders’ funds	(37.0)	(11.4)	(50.2)

Shareholders’ funds at end of period	582.2	658.0	619.2

* Originally £664.4 million before prior year adjustment of £5 million.

Notes to the Financial Statements

for the six months ended 30 June 2002

1     Basis of preparation

(a)	The financial information contained in this half year report has been prepared on the basis of the accounting policies set out in the Group’s audited accounts for the year ended 31 December 2001.

(b)	The half year report was approved by the Board of Directors on 16 September 2002. The financial information for the six months ended 30 June 2002 is unaudited, but has been reviewed in accordance with Auditing Practices Board guidance by KPMG Audit Plc whose report is included on page 26.

(c)	The comparative figures for the financial year ended 31 December 2001 are not the Company’s statutory accounts for that financial year. Those accounts have been reported on by the Company’s auditors and delivered to the registrar of companies. The report of the auditors was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

(d)	The Group does not publish financial information for its half year results under US generally accepted accounting principles.

2     Other operating income

Other operating income is in respect of milestones of £1.6 million less a £0.7 million write off required in respect of the Group’s equity investments (see note 7). The 30 June 2001 income of £17.8 million included £17.5 million of a nonrefundable, non creditable payment from Pharmacia in respect of CDP 870.

3     Taxation

Taxation has been provided at a rate approximate to that estimated to apply for the 12 months to 31 December 2002. The charge includes federal and state taxes payable in the US and other overseas territories.

The Group adopted FRS 19 ‘Deferred Taxation’ for the year ended 31 December 2001. The standard requires that a full provision is recognised for deferred tax liabilities including those in respect of goodwill on which tax benefits are obtained. The adoption of this standard resulted in the recognition of an additional £15.3 million deferred tax liability on the acquisition of Medeva along with a £15.3 million goodwill asset.

The deferred tax liability will reverse over a three year period from the date Medeva was acquired, 26 January 2000. Consequently £5 million has now been taken as a credit in 2000 and the half year tax charge as presented last year has been credited with £2.6 million. The tax credit for the six months ended 30 June 2002 is £2.5 million.

4     Earnings per share

Basic

The calculation of earnings per share is based on the loss after taxation for the six months of £34.4 million (2001:loss £17.8 million) and the weighted average number of ordinary shares in issue of 275.2 million (2001: 274.3 million). In addition the basic earnings per share before goodwill amortisation, based upon a profit of £9.9 million is provided.

Diluted

The diluted EPS for the six months ended 30 June 2002, before goodwill amortisation, calculated in accordance with FRS 14, is 3.6p. The numerator is £10 million which excludes the goodwill charge and related tax of £44.3 million. The weighted average number of shares used for the dilution calculation is 278.2 million. No other diluted EPS numbers have been calculated, since the effect of an increase in ordinary shares would be anti-dilutive.

Notes to the Financial Statements
for the six months ended 30 June 2002—(continued)

5     Exchange rates

The Group uses the average exchange rates prevailing during the period to translate the results of overseas subsidiary undertakings and the period-end rates to translate the net assets of those undertakings. The currency which most influences the Group’s results is the US dollar and the relevant exchange rates are as follows:

	30 June	30 June
US$/Sterling	2002	2001

Period average	1.45	1.44
Period end	1.53	1.42

6     Fixed asset investments

Investments include two five year convertible loan notes issued by PowderJect Pharmaceuticals plc, one for £25 million issued on 2 October 2000 and a second for £6 million issued on 30 March 2001. These were issued at par, pay interest half yearly at 4% per annum and have a cash yield to maturity of 7%. Interest is being accrued and credited in the profit and loss account at the 7% rate. Alternatively the loan notes convert into PowderJect ordinary shares at a price of £7.19.

7     Equity investments

Equity investments are valued at the lower of cost and net realisable value. As at 30 June 2002 equity investments comprised an investment in Targeted Genetics Corporation of 692,500 shares with a market value of £0.5 million.

207,500 shares in Matrix Pharmaceuticals Inc. and 244,500 shares in Targeted Genetics Corporation were disposed of in the six months to 30 June 2002. This disposal generated cash of £0.8 million. In total a £0.7 million charge has been recorded within Other income to take account of the disposals made and to write down the remaining holding to market value.

8     Creditors

At 30 June 2002, the Group had recorded the following liabilities:

	Current	Long-term	Current	Long-term
	As at	As at	As at	As at
	30 June	30 June	31 December	31 December
	2002	2002	2001	2001

	£m	£m	£m	£m
Loan	—	32.6	—	34.5
Trade creditors, accruals and other	92.2	3.8	116.0	4.0
Corporation taxes	3.5	—	1.7	—
Deferred consideration	—	5.8	—	5.8
Finance leases	1.1	1.5	1.5	1.3

	96.8	43.7	119.2	45.6

9     Provisions for liabilities and charges

	Deferred		Non-Insured
	tax	Integration	Claims	Total

	£m	£m	£m	£m
Balance at 1 January 2002	65.5	11.4	—	76.9
(Utilisation)/movement in period	(4.9)	(2.2)	1.5	(5.6)

At 30 June 2002	60.6	9.2	1.5	71.3

Notes to the Financial Statements
for the six months ended 30 June 2002—(continued)

10     Called up share capital

There were 275.4 million Ordinary shares of 50p each and 3.5 million convertible redeemable cumulative preference shares of £1 each in issue at 30 June 2002.

11     Contingent liabilities

Group contingent liabilities in relation to litigation concerning Ionamin and self insurance in relation to methylphenidate were disclosed in the financial statements for the year ended 31 December 2001. Since the publication of the financial statements for the year ended 31st December 2001, the significant changes in relation to these matters have been as follows:

(a)  Ionamin

      Although a small number of additional cases have been brought since the publication of the financial statements on 11 March 2002, the number of cases dismissed and pending dismissal has increased at a higher rate. The significant changes in this litigation since March 2002 have been as follows (all numbers are approximate): an additional 2,750 have been dismissed without payment of any sums by way of damages or costs to third parties (bringing the total dismissed without liability to 5,500) and dismissals of approximately 200 are pending. This leaves a total of approximately 300 cases that have neither been dismissed nor are pending dismissal as of August 2002 (as compared to 650 such cases at 11 March 2002).

(b)  Self Insurance

      Since 20 September 2001 the Group has been required to increase its levels of self-insurance in respect of methylphenidate. Accordingly the Group has decided to retain a level of self-insurance of up to £10 million, to establish its own captive insurer and to enter into alternative financing arrangements in respect of an additional £40 million. No methylphenidate claims have been received since 20 September 2001.

      In respect of the captive insurer the Group has recognised a provision of £1.5 million for exposures on potential non-insured claims in existence as at 30 June 2002.

Independent Review Report by KPMG Audit Plc to Celltech Group plc

Introduction

We have been instructed by the company to review the financial information set out on pages 18 to 25 and we have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

Directors’ responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The Listing Rules of the Financial Services Authority require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where they are to be changed in the next annual accounts in which case any changes, and the reasons for them, are to be disclosed.

Review work performed

We conducted our review in accordance with guidance contained in Bulletin 1999/ 4: Review of interim financial information issued by the Auditing Practices Board. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review is substantially less in scope than an audit performed in accordance with Auditing Standards and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 June 2002.

KPMG Audit Plc

Chartered Accountants
London

16 September 2002

Proforma Financial Statements for Celltech Group

Celltech acquired Medeva on 26 January 2000. The proforma financial statements of Celltech Group set out below detail the performance as though the entities had been merged for the entire period, excluding restructuring costs and goodwill amortisation.

	6 months	6 months	6 months	Year ended
	ended 30 June	ended 30 June	ended 30 June	31 December
	2002	2001	2000	2001

	£m	£m	£m	£m
Turnover	155.6	134.6	114.5	303.1
Cost of sales	(48.8)	(41.9)	(33.7)	(83.5)

Gross profit	106.8	92.7	80.8	219.6

Investment in research and development	(45.1)	(41.7)	(35.9)	(90.7)
Sales, marketing and distribution	(38.8)	(31.0)	(25.0)	(78.6)
Corporate and general administrative	(12.8)	(12.6)	(14.6)	(24.9)

Total expenses	(96.7)	(85.3)	(75.5)	(194.2)

Operating profit before other income	10.1	7.4	5.3	25.4
Other operating income	0.9	17.8	4.1	18.8

Operating profit	11.0	25.2	9.4	44.2
Net interest receivable	0.9	2.2	0.7	3.6

Profit before tax	11.9	27.4	10.1	47.8
Taxation	(1.9)	(4.6)	(1.4)	(8.1)

Profit after tax	10.0	22.8	8.7	39.7

Basic Earnings per share	3.6p	8.3p	3.4p	14.4p

Appendix V

Additional Information

1.     RESPONSIBILITY

The Directors of Celltech, whose names are set out in paragraph 2(a)(i) below, accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of the information contained in this document relating to OGS, the OGS Group and the OGS Directors, which has been compiled from publicly available sources, is that such information has been correctly and fairly reproduced and presented. Save as aforesaid, to the best of the knowledge and belief of the Directors of Celltech (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	DIRECTORS AND EXECUTIVE OFFICERS OF CELLTECH AND DIRECTORS OF OGS

(a)	The following list sets out the name and position of each Director and Executive Officer of Celltech. Unless otherwise indicated, each person listed below is a citizen of the United Kingdom. In each case, the present principal business address of the company in which such employment is conducted is: Celltech Group plc, 208 Bath Road, Slough, Berkshire SL1 3WE, United Kingdom. The list also includes the employment history of each individual for the past five years.

(i)	Directors

          John Jackson

Chairman. Mr. Jackson has been the Chairman of Celltech since 1982. Mr. Jackson is also Chairman and Non-Executive Director of Wyndeham Press Group plc, Xenova Group plc and Oxford Technology VCTs plc. Mr. Jackson is also a Director of Brown and Jackson plc and WPP Group plc. Past directorships include Deputy Chairman of BHP Billiton Plc and BHP Billiton Limited.

          Dr. Peter J. Fellner

Chief Executive. Dr. Fellner joined Celltech as Chief Executive Officer in 1990 from Roche UK, where he was Chief Executive. He was previously Director of the Roche UK Research Centre and prior to that, Dr. Fellner was Director of Research at Searle UK Research Laboratories.

          Peter V. Allen

Chief Financial Officer, Mr. Allen, a Chartered Accountant, joined Celltech in 1992 as Finance Director from Associated British Ports Holdings plc where he was Group Financial Controller. Prior to that Mr. Allen was Group Controller at L’Oréal (UK).

          Dr. Melanie G. Lee

Research and Development Director. Dr. Lee joined Celltech in September 1998 as Director of Research from Glaxo Wellcome plc where she had worked for 10 years, latterly at their Stevenage Medicines Research Centre. Dr. Lee became the Research and Development Director for Celltech in December 2001.

          Sir Tom Blundell FRS KB F Med Sci

Non-Executive Director. Sir Tom Blundell joined the Celltech Board in 1997 as a Non-Executive Director. He is William Dunn Professor and Head of the Department of Biochemistry at the University of Cambridge, a Director of Babraham Institute, Cambridge and chairman of the Royal Commission on Environmental Pollution. Sir Tom is chairman of Celltech’s Science Council.

          Prof Chris R.W. Edwards MD, FRCP, FRCPEd, FRSE, F Med Sci, Hon Dsc

Non-Executive Director. Professor Edwards joined the Celltech Board in 1997 as a Non-Executive Director. Professor Edwards is Vice Chancellor of University of Newcastle upon Tyne and was formerly Principal of Imperial College School of Medicine, London.

          Mick G. Newmarch

Non-Executive Director. Mr. Newmarch joined the Celltech Board in 1996 as a Non-Executive Director. Mr. Newmarch is Chairman of Weston Medical Group plc and was formerly Chief Executive of Prudential Corporation plc (1992-1994) and a former Director of the Association of British Insurers and Transacsys PLC (2000-2002). Mr. Newmarch is Chairman of Celltech’s Audit Committee.

          Hugh R. Collum

Non-Executive Director. Mr. Collum joined the Celltech Board from Chiroscience Group plc in 1999 as a Non-Executive Director, having been Chairman of Chiroscience from 1998 to 1999. He is Chairman of Celltech’s Remuneration Committee. Mr. Collum is also Chairman of British Nuclear Fuels plc and a Director of Safeway plc and Whitehead Mann Group plc. Past Directorships include South African Breweries plc, Invensys Plc and SmithKline Beecham PLC.

          Dr. Marvin E. Jaffe

Non-Executive Director. Dr. Jaffe joined the Celltech Board, from Chiroscience Group plc in 1999 as a Non-Executive Director. He is based in the United States and has held senior positions within Merck & Co. Inc. and was formerly President of the R.W. Johnson Pharmaceutical Research Institute (1988-1994). He has been a Director of Vernalis Group plc in the UK since 1998. In the United States, Dr. Jaffe sits on the boards of Immunomedics Inc. and Allos Therapeutics Inc. He was also on the board of Matrix Pharmaceuticals Inc. until 2002. Dr. Jaffe is a citizen of the United States.

          Dr. Peter Read CBE FRCP FFPM

Non-Executive Director. Dr. Read joined the Celltech Board from Medeva PLC in March 2000 as a Non-Executive Director. He was a Non-Executive Director of Medeva (1999-2000). Current appointments include Non-Executive Director of Vernalis plc since 1998, Non-Executive Director of SSL International Group plc since 2002, board member of the South East of England Development Agency (SEEDA) and Chairman of Synaptica Limited since 2001. He is a former Chairman of the Hoechst Group of Companies in the UK (1992-1997) and a Past President of the Association of the British Pharmaceutical Industry.

          John W. Baker

Non-Executive Director. He joined the Celltech Board from Medeva PLC in March 2000 as a Non-Executive Director. Mr. Baker was Chairman of Medeva PLC (1996-2000) and is a deputy Chairman of Royal & Sun Alliance Insurance Group plc. Mr. Baker was Chief Executive of National Power PLC from 1989-1995 and Chairman from 1995-1997.

(ii)	Executive Officers

          John A.D. Slater

Company Secretary. Mr. Slater joined Celltech in 1989. He is a solicitor and has held positions in a number of high technology companies in the UK prior to joining Celltech.

          Ingelise Saunders

Chief Executive Officer of Celltech Pharmaceuticals Ltd. Ms. Saunders joined Celltech in 2001. In 1992, Ms. Saunders became Vice President, International Operations at the head office of Novo Nordisk. She moved throughout Novo Nordisk, working in Business Development, Health Care Strategy and becoming President of the Pharmaceuticals Division. Her last position was as Managing Director, Ireland/UK and Vice President Novo Nordisk Europe.

(iii)	Celltech is a public limited company organised under the laws of England and Wales. The registered address and principal executive offices of Celltech and the business address of each of its Directors and Executive Officers is Celltech Group plc, 208 Bath Road, Slough, Berkshire SL1 3WE, United Kingdom, telephone number +44 (0)1753 534655.

(iv)	Neither Celltech nor any of the Directors or Executive Officers of Celltech has been (i) convicted in a criminal proceeding in the United States during the past five years (excluding traffic violations or similar misdemeanours) or (ii) party to any judicial or administrative proceeding in the United States during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

(b)	The Directors of OGS are as follows:

Professor M.M. Burger, Dr. D.L. Drakeman, Professor R.A. Dwek, Dr. D.R. Ebsworth, Dr. J.F. Hill, J.E. Illett, Dr. C. Moyses, D. Mulhall, Professor R.B. Parekh, G.K. Raab and J.L. Rennocks.

OGS is a public limited company organised under the laws of England and Wales. The registered address and principal executive offices of OGS and the business address of each of its Directors is Oxford GlycoSciences Plc, The Forum, 86 Milton Park, Milton, Abingdon, Oxfordshire OX14 4RY, United Kingdom, telephone number +44 (0) 1235 208 000.

3.     MARKET QUOTATIONS

The following table shows the Closing Prices for OGS Shares and OGS ADSs, for the first UK Business Day or US Business Day, respectively, in each of the six months immediately prior to the date of this document, for 22 January, 2003 (the last UK Business Day and the last US Business Day prior to the announcement by CAT and OGS of their agreed merger and the commencement of the Offer Period), for 25 February, 2003 (the last UK Business Day and the last US Business Day prior to the announcement of the Offer) and for 27 February, 2003 (the latest practicable date prior to the posting of this document):

	Price per	Price per
Date	OGS Share	OGS ADS

	(pence)	(US$)
2 September, 2002	197.5	3.34
1 October, 2002	145.0	2.73
1 November, 2002	147.5	2.25
2 December, 2002	165.0	2.65
2 January, 2003	140.0	2.41
22 January, 2003	152.5	2.60
3 February, 2003	170.0	2.62
25 February, 2003	195.0	2.90
27 February, 2003	193.5	2.90

OGS Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. OGS ADSs are listed and traded on NASDAQ. The following table sets out, for the periods indicated, the high and low Closing Prices for OGS Shares and OGS ADSs.

	OGS Shares		OGS ADSs

	Low	High	Low	High

	(pence)	(pence)	(US$)	(US$)
Calendar Year 2001
First Quarter	882.5	1,510.0	12.3	22.0
Second Quarter	920.0	1,147.5	13.3	16.5
Third Quarter	450.0	1,115.0	6.8	16.3
Fourth Quarter	452.5	717.5	7.3	10.5
Calendar Year 2002
First Quarter	380.0	710.0	5.6	11.2
Second Quarter	267.5	415.0	3.8	6.3
Third Quarter	145.0	280.0	2.2	4.9
Fourth Quarter	132.5	182.5	2.1	3.1

As of 22 January, 2003 (being the date disclosed in OGS’ most recently available filing with the SEC), 55,729,534 OGS Shares were issued and outstanding.

4.     SHAREHOLDINGS AND DEALINGS

For the purposes of this paragraph 4:

disclosure period means the period commencing on 23 January, 2002 (the date 12 months prior to the commencement of the Offer Period) and ending on 27 February, 2003 (the latest practicable date prior to the posting of this document); and

arrangement means an indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities of OGS or Celltech which may be an inducement to deal or refrain from dealing.

None of Celltech, Directors and Executive Officers of Celltech, their immediate families, related trusts or connected persons (within the meaning of section 346 of the Companies Act), persons acting in concert with Celltech or with whom Celltech or any person acting in concert with Celltech has an arrangement, owns or controls or (in the case of the Directors and Executive Officers of Celltech is interested in) any shares of OGS or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of or derivatives referenced to such shares, nor has any such person dealt for value therein during the disclosure period.

5.     TAXATION

5.1 UK Taxation

      The following paragraphs, which are intended as a general guide only and are based on current legislation and UK Inland Revenue practice, summarise advice received by the Directors of Celltech as to the position of OGS Securityholders who (unless the position of non-UK resident OGS Securityholders is expressly referred to) are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their OGS Securities as an investment.

           Taxation of Chargeable Gains

      Liability to United Kingdom taxation of chargeable gains will depend on an OGS Securityholder’s circumstances and on the form of consideration received.

           Cash

      To the extent that an OGS Securityholder receives cash under the Offer, this will constitute a disposal of his OGS Securities for the purposes of United Kingdom taxation of chargeable gains. Such a disposal may give rise to a liability to United Kingdom tax on chargeable gains depending on the OGS Securityholder’s circumstances (including the availability of exemptions or allowable losses).

      An alternative treatment may be possible where an OGS Securityholder opts for a mixture of cash plus Loan Notes. Where the amount of cash received is “small” as compared with the value of his OGS Securities, an OGS Securityholder can, under current Inland Revenue practice, elect that the receipt of the cash will not trigger a disposal at that time. If an OGS Securityholder makes such an election a disposal will be triggered only when the Loan Notes are disposed of and the amount of the cash received will be deducted from his chargeable gains acquisition cost in the Loan Notes. Current Inland Revenue practice is to regard a sum as “small” for these purposes if either (i) it is 5% or less of the value of the OGS Securities held by the particular OGS Securityholder; or (ii) it is £3,000 or less, regardless of whether it satisfies the 5% test. The advisability of electing for this alternative treatment will depend upon an OGS Securityholder’s individual circumstances, in particular the availability to an OGS Securityholder of any reliefs or exemptions from tax on chargeable gains in the tax year in which the cash is received.

           Loan Notes

      Save in the case of OGS Securityholders which are within the charge to UK corporation tax, to the extent that an OGS Securityholder receives Loan Notes under the Offer, he should be treated as not having made a disposal of his OGS Securities. Instead any gain or loss which would otherwise have arisen on a disposal of the OGS Securities would be “rolled-over” into the Loan Notes so that the Loan Notes will be treated as the same asset as the OGS Securities, acquired at the same time as the OGS Securities and for the same acquisition cost. A subsequent disposal of Loan Notes may give rise to a liability to United Kingdom taxation of chargeable gains. The indexation allowance will continue to be available for the purpose of corporation tax in respect of the acquisition cost in the OGS Securities. For the purposes of taper relief (which is only relevant to individuals, trustees and personal representatives) the OGS Securityholder will be treated as though he continued to hold the OGS Securities until a subsequent disposal of the Loan Notes.

      In certain circumstances the above rules regarding the “roll-over” of any gain or loss will not apply to an OGS Securityholder who, together with persons connected with him, holds more than 5% of any class of shares or debentures of the OGS Securities. Such persons are advised that an application for clearance has not been made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer.

      To the extent that an OGS Securityholder which is within the charge to UK corporation tax receives Loan Notes under the Offer he should not be treated as having made a disposal of his OGS Securities. Instead, any gain or loss which would otherwise have arisen on a disposal of the OGS Securities for a consideration equal to their market value at the date they were exchanged for Loan Notes will be “held-over” and deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes. The indexation allowance will not apply after the date on which the Offer becomes unconditional.

      For OGS Securityholders within the charge to UK corporation tax, notes will be taxed or relieved as income. These profits, gains or losses will be computed on either an accruals or mark-to-market basis, broadly in accordance with the OGS Securityholder’s authorised accounting method.

           Interest on the Loan Notes

           Withholding

      Payments of interest on the Loan Notes will be made subject to the deduction of a sum representing United Kingdom income tax at the lower rate (currently 20 per cent) unless Celltech has been directed by the Inland Revenue, in respect of a particular holding of Loan Notes, to make the payment free of deduction or subject to a reduced rate of deduction pursuant to the terms of a double taxation treaty or the holder is a UK resident company. Celltech will not gross up payments of interest on the Loan Notes to compensate for any amount in respect of tax which it is required to deduct at source.

           Taxation of Interest

      The gross amount of the interest will form part of the recipient’s income for the purposes of United Kingdom income tax or corporation tax, credit being allowed for the tax withheld. OGS Securityholders who are taxed at the lower or basic rate of income tax will have no further tax to pay in respect of the interest. Corporate OGS Securityholders and individual OGS Securityholders taxed at the higher rate of income tax will have further tax to pay in respect of the interest. In certain cases, holders of Loan Notes may be able to recover from the Inland Revenue an amount in respect of the tax withheld.

      A disposal of Loan Notes may give rise to a tax liability for OGS Securityholders on an amount representing interest accrued on the Loan Notes at the date of disposal.

           Stamp Duty and Stamp Duty Reserve Tax (SDRT)

      No stamp duty or SDRT will be payable by OGS Securityholders who accept the Offer.

           Non-Residents

      The tax treatment of non-UK resident OGS Securityholders may differ from that described in the preceding paragraphs. In particular, non-UK resident OGS Securityholders will generally not be subject to tax in the UK in respect of any gain accruing to them as a result of accepting the Offer; and certain non-UK resident OGS Securityholders may be entitled under the terms of a double taxation treaty to receive interest on the Loan Notes gross or at a reduced rate of withholding.

      Persons who are not resident in the United Kingdom should consult their own tax advisers concerning their tax liabilities (in the United Kingdom and any other country).

      THE ABOVE PARAGRAPHS ARE GENERAL IN CHARACTER AND NOT EXHAUSTIVE. IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.

5.2 US Taxation

      The following summary describes certain material US federal income tax consequences that may be relevant to US Holders of OGS Securities that are considering the Offer.

(i)	This summary provides general information only and is directed solely at US Holders who hold their OGS Securities as capital assets and whose functional currency is the US dollar. This summary does not discuss all the tax consequences that may be relevant to US Holders in light of their particular investment circumstances, such as investors subject to special tax rules, including, without limitation, financial institutions, regulated investment companies, insurance companies, dealers or traders in securities or currencies, tax-exempt investors, US Holders who received their OGS Securities in return for services rendered or in connection with their employment, persons that own (directly or indirectly) 10 per cent. or more of OGS voting stock, persons that hold their OGS Securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for US federal income tax purposes or persons that hold their OGS Securities through partnerships or other pass-through entities. This summary does not include descriptions of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to US Holders. Moreover, this summary does not discuss special tax provisions which may apply to individuals who relinquished their US citizenship or residence. This summary is based on the US Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling has been requested from the Internal Revenue Service in connection with the Offer and no assurance can be given that the treatment described herein will be acceptable by the Internal Revenue Service, or, if challenged, by a US court.

      THE US FEDERAL INCOME TAX RULES ARE COMPLEX. THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. US HOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE CURRENT AND POSSIBLY FUTURE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF ACCEPTING THE OFFER.

(ii)	US Holders who sell their OGS Securities pursuant to the Offer will generally recognise taxable gain or loss equal to the difference between their amount realised and their tax basis in their OGS Securities. Such gain or loss generally will be US-source capital gain or loss and will be long-term if such US Holders held their OGS Securities for more than one year. A further reduced tax rate may apply to capital gain on OGS Securities held by individual holders for more than five years. The deductibility of capital losses is subject to significant limitations. US Holders who receive US dollars in exchange for their OGS ADSs will have an amount realised equal to the payments they receive. Cash basis taxpayers, or accrual basis taxpayers that make an election, who receive pounds sterling in exchange for their OGS Securities should have an amount realised equal to the dollar value of the pounds sterling they receive, calculated using the spot rate on the date Celltech makes the funds available to the relevant payment agent. Accrual basis taxpayers that do not make such an election who receive pounds sterling in exchange for their OGS Securities should have an amount realised equal to the dollar value of the pounds sterling received, calculated using the spot rate on the date such US Holders’ tenders are irrevocably accepted; such US Holders may realise a foreign currency exchange gain or loss resulting from fluctuations in the US dollar/ sterling exchange rate between the date their tenders are irrevocably accepted and the date Celltech makes the funds available to the relevant payment agent. US Holders who receive pounds sterling may recognise foreign currency exchange gain or loss due to fluctuations in the exchange rate upon a subsequent conversion into US dollars of the pound sterling received. Any foreign currency exchange gain or loss will be ordinary income or loss and will be US-source gain or loss.

            In its most recent annual report on Form 20-F filed with the SEC in respect of the financial year ended 31 December 2001, and in each previous filing with the SEC, OGS stated its belief that it was not a passive foreign investment company (a PFIC) for US federal income tax purposes. This status must be determined annually. The foregoing discussion assumes that OGS’ stated belief regarding its PFIC status is correct. However, Celltech has not undertaken to determine in any manner OGS’ PFIC status and no representations or other assurances are provided herein in that regard. If OGS were to be a PFIC (or had been a PFIC in the past), the tax consequences to the US Holders could, depending upon the individual circumstances of each holder, differ from those described herein, and such difference could be material. US Holders should consult their own tax advisers regarding OGS’ status as a PFIC and the tax consequences thereof.

            Non-corporate US Holders may be subject to US federal backup withholding (currently imposed at a rate of 30 per cent.) and information reporting on payments received under the Offer if they fail to furnish and certify their correct taxpayer identification number in the manner required or otherwise fail to establish a basis for exemption. To prevent backup withholding, US Holders should complete Internal Revenue Service Form W-9 or a valid substitute form. Amounts withheld from payments to US Holders generally will be allowed as a credit against the US Holders’ US federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

6.     SOURCES AND BASES OF INFORMATION

(a)	The prices of OGS Shares and OGS ADSs on a particular date are the Closing Prices for those shares derived from the Official List or, as the case may be, the last reported sale price of an OGS ADS as reported on NASDAQ.

(b)	Information for the high and low Closing Prices for the OGS Shares and the OGS ADSs in each quarter as set out in paragraph 3 of this Appendix V has been sourced from Bloomberg.

(c)	Unless otherwise stated, financial information relating to Celltech has been extracted from the relevant published audited annual report and accounts of Celltech and/or the published interim results of Celltech and/or other public statements made by Celltech. Unless otherwise stated, information relating to OGS (including financial information) and the proposed OGS/CAT recommended merger has been extracted from the relevant published audited annual report and consolidated financial statements and/or from the published interim results of OGS, the documents published by OGS and by CAT in connection with the proposed OGS/CAT recommended merger and/or other public statements made by OGS.

7.     FINANCING ARRANGEMENTS

The total amount of funds required by Celltech to purchase all issued and to be issued OGS Shares, including those represented by OGS ADS, pursuant to the Offer and to pay fees and expenses related to the Offer and the subsequent compulsory acquisition is estimated to be approximately £109 million. The Offer will be funded from Celltech’s existing cash resources. As at 31 December, 2002 the Celltech Group had cash and liquid resources of £105.1 million and as at 21 February, 2003 these had risen to £137.3 million (all figures on an unaudited basis). JPMorgan has confirmed that resources are available to Celltech sufficient to satisfy full acceptance of the Offer.

8.     OTHER INFORMATION

(a)	No agreement, arrangement or understanding (including any compensation arrangement) exists between Celltech or any party acting in concert with Celltech and any of the directors, recent directors, shareholders or recent shareholders of OGS having any connection with or dependence upon the Offer.

(b)	No agreement, arrangement or understanding exists whereby any OGS Shares acquired in pursuance of the Offer will be transferred to any other person, save that Celltech reserves the right to transfer any OGS Shares to any of its subsidiaries.

(c)	Neither Celltech nor any person acting in concert with Celltech, has any arrangement (including indemnity or option arrangement) or any agreement or understanding, formal or informal, of whatever nature with any person, relating to relevant securities of OGS or Celltech which may be an inducement to deal or refrain from dealing.

(d)	JPMorgan has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(e)	For the purposes of section 21 of the Financial Services and Markets Act 2000 only, the contents of this document have been approved by JPMorgan which is regulated in the United Kingdom by the Financial Services Authority.

(f)	Save as disclosed in this document there has been no material change in the financial or trading position of Celltech since 31 December, 2001, the date to which the latest audited accounts for Celltech were published.

(g)	So far as the Celltech Directors are aware, based on public information only, save for the reduction in net cash in the ordinary course of business of the OGS Group from approximately £176.6 million as at 31 December, 2001 to approximately £136.4 million as at 31 December, 2002 and save as disclosed in this document, there has been no known material change in the financial or trading position of OGS since 31 December, 2001, the date to which the last audited accounts for OGS were published.

(h)	On 10 February, 2003, JPMorgan, acting on behalf of Celltech, had a telephone conversation with Cazenove, corporate brokers to OGS.

On 10 February, 2003, JPMorgan sent a letter to Goldman Sachs International, financial adviser to OGS, pursuant to Rule 20.2 of the City Code, requesting access to certain information (other than profit, sales or financial forecasts or cash flow projections) provided by OGS to CAT.

On 10 February, 2003, the Chief Executive of Celltech had a telephone conversation with the Chief Executive Officer of OGS to discuss a proposed transaction.

On 11 February 2003, a non-disclosure agreement was entered into between Celltech and OGS and in the weeks commencing 10 and 17 February, 2003, representatives of Celltech and its advisers were given access to the information requested pursuant to Rule 20.2 of the City Code.

On 21 February, 2003, the Chief Financial Officer and other senior members of management of Celltech met with the Chief Executive Officer of OGS and other senior members of management of OGS to discuss certain queries and further questions arising from Celltech’s due diligence investigations.

On 24 February, 2003, the Chief Executive of Celltech and a representative of JPMorgan met with the Chief Executive Officer of OGS and representatives of Goldman Sachs International to discuss the proposed Offer. OGS stated that they would consider the Offer.

(i)	JPMorgan is acting as the financial adviser to Celltech in connection with the Offer, for which it will receive customary fees, together with reimbursement of reasonable expenses. In addition, Celltech has agreed to indemnify JPMorgan against, among other things, certain claims, losses and expenses suffered or incurred by JPMorgan arising from its engagement.

Celltech has retained Lloyds TSB Registrars plc as the Receiving Agent and Mellon Investor Services LLC as the Depositary in relation to the Offer. Neither the Receiving Agent nor the Depositary have been retained to make solicitations or recommendations. They will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Celltech will not pay any fees or commissions to any broker or dealer or other person (except as set forth above) in connection with the solicitations of tenders of OGS Securities pursuant to the Offer.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Celltech for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

(j)	Celltech is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute or any state of the United States. If Celltech becomes aware of any valid US state statute prohibiting the making of the Offer, Celltech will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Celltech cannot comply with any such state statute, the Offer will not be made (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Celltech by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

(k)	None of Celltech or, to the best knowledge of Celltech, any of the persons listed in paragraph 2(a) of this Appendix or any associate or majority-owned subsidiary of Celltech or any of the persons so listed, beneficially owns any equity security of OGS, and none of Celltech or, to the best knowledge of Celltech, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries or any of the foregoing, has effected any transaction in any equity security of OGS during the past 60 days.

(l)	Save as disclosed in this document, (a) there have not been any contacts, transactions or negotiations between Celltech, any of its subsidiaries or, to the best knowledge of Celltech, any of the persons listed in paragraph 2(a) of this Appendix, on the one hand, and OGS or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of Celltech, or to the best knowledge of Celltech, any of the persons listed in paragraph 2(a) of this Appendix has any contract, arrangement, understanding or relationship with any person with respect to any securities of OGS.

9.     DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Allen & Overy, One New Change, London EC4M 9QQ, during usual business hours on any week day (Saturdays, Sundays and UK public holidays excepted) while the Offer remains open for acceptance:

(a)	the Memorandum and Articles of Association of Celltech;

(b)	the published audited consolidated accounts of Celltech for the financial years ended 31 December, 2000 and 31 December, 2001 and the unaudited interim results of Celltech for the six months ended 30 June, 2002;

(c)	the published audited consolidated accounts of OGS for the financial years ended 31 December, 2000 and 31 December, 2001 and the unaudited interim results of OGS for the six months ended 30 June, 2002;

(d)	the written consent referred to in paragraph 8 above;

(e)	the instrument to be executed by Celltech constituting the Loan Notes, the principal terms of which are summarised in Appendix II to this document; and

(f)	the opinion letter relating to the valuation of the Loan Notes referred to in paragraph 4 of the letter from JPMorgan in this document.

Additionally, Celltech has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. Free copies of these documents are available on the SEC’s website at www.sec.gov.

10.     CERTAIN CONSEQUENCES OF THE OFFER

10.1 Market Effect

The past performance of the price of OGS Shares and OGS ADSs is no guide to the future performance of OGS Securities.

The purchase of OGS Securities pursuant to the Offer will reduce the number of holders of OGS Securities and the number of OGS Securities that might otherwise trade publicly and, depending upon the number of OGS Securities so purchased, could adversely affect the liquidity and market value of the remaining OGS Securities held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, Celltech intends to procure that OGS applies to the UK Listing Authority for the de-listing of the OGS Shares and to the London Stock Exchange for the admission to trading of the OGS Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 UK Business Days after the Offer becomes unconditional in all respects. Celltech would also intend to procure that OGS applies for de-listing of the OGS ADSs from NASDAQ. Such de-listing and cancellation would significantly reduce the liquidity and marketability of any OGS Securities not tendered in the Offer. Celltech also may request that OGS should terminate the existing deposit agreement through which the OGS ADS programme is operated.

The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. OGS ADS Holders accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

10.2 Public Availability of Information

In the event that OGS Shares continue to be listed on the Official List of the UK Listing Authority following the Offer becoming or being declared unconditional in all respects, OGS Shareholders who have not accepted the Offer will continue to receive the same financial and other information from OGS that OGS is presently required by the Listing Rules of the UK Listing Authority to send to such holders. If OGS Shares are no longer listed on the Official List of the UK Listing Authority following the Offer, OGS would no longer be required by those rules to make publicly available such financial and other information.

The OGS ADSs and OGS Shares (not for trading but in connection with the listing of the OGS ADSs) are currently registered under the Exchange Act. Registration of such OGS ADSs and OGS Shares may be terminated upon application of OGS to the SEC if OGS ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the United States.

Termination of registration of OGS ADSs and OGS Shares under the Exchange Act would substantially reduce the information required to be furnished by OGS to holders of OGS ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to “going private” transactions, no longer applicable to OGS. If, as a result of the purchase of OGS ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 7(c) of Part B of Appendix I above, OGS is not required to maintain registration of OGS ADSs and OGS Shares under the Exchange Act, Celltech would intend to cause OGS to apply for termination of such registration.

10.3 Margin Regulations

OGS ADSs are currently “margin securities” under the regulations of the Board of Governors of the US Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the OGS ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the

OGS ADSs would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

11.     REGULATORY APPROVALS

(a)	The Offer is conditional on, amongst other things, the Office of Fair Trading (“OFT”) indicating, in terms reasonably satisfactory to Celltech, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of OGS or any matter arising therefrom, to the Competition Commission. Once the OFT receives a formal or informal submission, it will make an assessment of the proposed acquisition of OGS by Celltech pursuant to the Offer on competition grounds and submit the transaction to the Secretary of State who will decide whether to refer the transaction to the Competition Commission. It has been announced that the Secretary of State will, only in exceptional circumstances, depart from the advice of the OFT on whether to refer a transaction to the Competition Commission. The Secretary of State loses the power to refer a transaction to the Competition commission four months after the announcement of a completed transaction.

(b)	The proposed acquisition of shares in, or control of, OGS by Celltech pursuant to the Offer, or any matter arising therefrom, may constitute a concentration that must be notified in accordance with Section 39 of the German Act against Restraints of Competition (“ARC”, “Gesetzgegen Wettbewerbsbeschränkungen”). The Offer is conditional on, amongst other things, (i) notification from the German Federal Cartel Office (“FCO”) that the conditions for a prohibition of the proposed acquisition of shares in, or control of, OGS by Celltech set out in Section 36 para.1 of the ARC are not fulfilled; or (ii) the expiry of the one month time limit laid down in Section 40 para.1 of the ARC without the parties having been notified by the FCO that it has entered into an examination of the proposed acquisition of shares in, or control of, OGS by Celltech; or (iii) approval or deemed approval of the proposed acquisition of shares in, or control of, OGS by Celltech by the FCO pursuant to Section 40 para.2 of the ARC.

The initial review period of the FCO will be one month following a complete notification (first stage). Where the FCO finds that the proposed acquisition of shares in, or control of, OGS by Celltech pursuant to the Offer or any matter arising therefrom, constitutes a concentration that must be notified under the ARC and that raises competitive concerns, a more detailed (second stage) review may be conducted, adding an additional three months to the review period. The review period may be extended further with the consent of the parties; and

Where the FCO finds that the proposed acquisition of shares in, or control of, OGS by Celltech pursuant to the Offer or any matter arising therefrom constitutes a concentration that must be notified under the ARC but does not raise competitive concerns, it will not oppose the transaction. Approval will be communicated by simple letter at the end of the first stage review or by decision at the end of the second stage review. Should the review period of either the first or second stage review pass without a decision having been taken, approval will, nevertheless, be deemed to have been granted.

(c)	No filings under the United States Hart-Scott-Rodino Antitrust Improvements Act 1976 and the regulations made thereunder are required for the Offer.

Appendix  VI

Definitions

In this document the following definitions apply unless the context requires otherwise:

Acceptance Condition means the condition in paragraph (a) in Part A of Appendix I of this document;

Acceptance Forms means the Form of Acceptance and, in relation to OGS ADS Holders only, the Letter of Transmittal and the Notice of Guaranteed Delivery, accompanying this document.

Agent’s Message means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in OGS ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Celltech may enforce such agreement against the participant;

Australia means the Commonwealth of Australia, its territories and possessions;

Book-Entry Confirmation means the confirmation of a book-entry transfer of OGS ADSs into the Depositary’s account at a Book-Entry Transfer Facility;

Book-Entry Transfer Facility means each of the Depositary Trust Company and any other book-entry transfer facility;

Canada means Canada, its possessions, provinces and territories and all areas subject to its jurisdiction;

CAT means Cambridge Antibody Technology Group plc (registered number 03234033) whose registered address is Milstein Building, Granta Park, Cambridge CB1 6GH;

CAT Shares means ordinary shares of 10 pence each in the capital of CAT;

Celltech means Celltech Group plc (registered number 02159282) whose registered address is 208 Bath Road, Slough, Berkshire SL1 3WE;

Celltech Board means the board of directors of Celltech;

Celltech Directors or the Directors of Celltech means the directors of Celltech;

Celltech Group means Celltech and each of its subsidiary undertakings;

certificated or in certificated form means an OGS Share which is not in uncertificated form;

City Code means The City Code on Takeovers and Mergers;

Closing Price means the middle market quotation of an OGS Share at the close of business on a particular trading day as derived from the Official List or, as the case may be, the last reported sale price of an OGS ADS as reported on NASDAQ;

Companies Act means the UK Companies Act 1985, as amended;

Conditions means the conditions set out in paragraph 1 of Part A of Appendix I to this document;

CREST means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

CRESTCo means CRESTCo Limited;

CREST member means a person who has been admitted by CRESTCo as a system member (as defined in the Regulations);

CREST participant means a person who is, in relation to CREST, a system participant (as defined in the Regulations);

CREST sponsor means a person who is, in relation to CREST, a sponsoring system participant (as defined in the Regulations);

CREST sponsored member means a person admitted to CREST as a sponsored member under the sponsorship of a CREST sponsor;

Depositary means Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, USA;

Eligible Institution means a financial institution which is a participant in the Securities Transfer Association Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program.

Escrow Agent means Lloyds TSB Registrars plc, in its capacity as Escrow Agent for the purpose of the Offer;

Exchange Act means the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder;

Executive Officers means the executive officers listed in paragraph 2(a)(ii) of Appendix V to this document;

FDA means the United States Food and Drug Administration;

Form of Acceptance means, in relation to OGS Shares, the form of acceptance and authority which is being sent with the Offer Document for use by OGS Shareholders wishing to accept the Offer;

Guaranteed Delivery Procedure means the conditions set forth in paragraph 2(h) of Part C of Appendix I to this document;

Initial Offer Period means the period during which the Offer remains conditional, which commences on the date of this document and expires on the earlier of the Offer lapsing or becoming or being declared unconditional in all respects in accordance with its terms;

Japan means Japan, its cities, prefectures, territories and possessions;

JPMorgan means J.P. Morgan plc;

Letter of Transmittal means, in relation to OGS ADSs, the letter of transmittal relating to the Offer which is being sent with the Offer Document for use by OGS ADS Holders wishing to accept the Offer;

LIBOR means the average (rounded down where necessary to the nearest whole multiple of one sixteenth of one per cent.) of the respective rates per annum at which any two London clearing banks selected by Celltech are prepared to offer six month sterling deposits of £1,000,000 to leading banks in the London inter-bank market for sterling at or about 11.00 a.m. (London time) on the first day of the relevant interest period or, if such day is not a UK Business Day, on the next succeeding UK Business Day;

Loan Note Alternative means the alternative under which certain OGS Shareholders who validly accept the Offer will be entitled to elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the Offer;

Loan Notes means the loan notes of Celltech which may be issued pursuant to the Loan Note Alternative;

London Stock Exchange means London Stock Exchange plc;

member account ID means the identification code or number attached to any member account in CREST;

NASDAQ means the Nasdaq Stock Market Inc.;

Notice of Guaranteed Delivery means the notice of guaranteed delivery relating to the Offer which is being sent with the Offer Document for use by OGS ADS Holders;

Offer means the offer being made by Celltech and (outside the United States) JPMorgan on behalf of Celltech to acquire all the OGS Shares (including those represented by OGS ADSs) to which the Offer relates on the terms and subject to the conditions set out in this document and the Acceptance Forms including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;

Offer Document means this document and any revision thereof;

Offer Period means the period commencing on 23 January, 2003 until whichever of the following dates shall be the later of (a) 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 31 March, 2003 and (b) the earlier of (i) the time at which the Offer lapses and (ii) the time at which the Offer becomes unconditional in all respects;

Official List means the official list of the UK Listing Authority;

OGS means Oxford GlycoSciences Plc (registered number 2723527) whose registered office is at The Forum, 86 Milton Park, Abingdon, Oxfordshire OX14 4RY;

OGS ADRs means the American Depositary Receipts evidencing OGS ADSs;

OGS ADSs means the American Depositary Shares each representing one OGS Share, evidenced by OGS ADRs;

OGS ADS Holders means holders of OGS ADSs;

OGS/CAT Scheme means the proposed scheme of arrangement under section 425 of the Companies Act between OGS and the OGS Shareholders to give effect to the merger of OGS and CAT, with, or subject to, any modification, addition or condition approved or imposed by the Court;

OGS Court Meeting means the meeting of OGS Shareholders convened by order of the Court pursuant to section 425 of the Companies Act to consider, and, if thought fit, approve the OGS/CAT Scheme, to be held on 11 March, 2003, including any adjournment thereof;

OGS Directors or Directors of OGS means the directors of OGS;

OGS EGM means the extraordinary general meeting of OGS convened to consider any resolutions to approve and implement the OGS/CAT Scheme and the proposed merger of OGS and CAT to be held on 11 March, 2003, including any adjournment thereof;

OGS Group means OGS and each of its subsidiary undertakings;

OGS Securities means OGS Shares and OGS ADSs;

OGS Securityholders means holders of OGS Securities;

OGS Share Option Schemes means the Oxford GlycoSystems Limited 1989 Share Scheme, the Oxford GlycoSystems Group Plc 1994 Share Option Scheme, the Oxford GlycoSciences Executive Share Option Scheme and the Oxford GlycoSciences Sharesave Scheme.

OGS Shareholders means holders of OGS Shares;

OGS Shares means all the existing unconditionally allotted or issued and fully paid ordinary shares of 5 pence each in OGS and any further shares which are unconditionally allotted or issued before the date upon which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later the first closing date of the Offer, as Celltech may, subject to the City Code, decide (including shares issued pursuant to the exercise of options granted prior to the date hereof under the OGS Share Option Schemes);

Panel means the Panel on Takeovers and Mergers;

participant account ID mean the identification code or membership number used in CREST to identify particular CREST member of other CREST participant;

pounds sterling, £, p and pence denote the lawful currency of the United Kingdom;

R&D means research and development;

Receiving Agent means Lloyds TSB Registrars plc, Antholin House, 71 Queen Street, London EC4N 1SL;

Registrar means Lloyds TSB Registrars plc, The Causeway, Worthing, West Sussex, BN99 6DA;

Regulations means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

Regulatory Information Service means any of the services set out in Schedule 12 to the Listing Rules of the UK Listing Authority;

SEC means the United States Securities and Exchange Commission;

Securities Act, or US Securities Act means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

Subsequent Offer Period means the period commencing immediately after the end of the Initial Offer Period during which the Offer will remain open for acceptance;

subsidiary undertaking and parent undertaking have the meanings given in section 258 of the Companies Act;

Tender Offer Statement means the Tender Offer Statement on Schedule TO to be filed with the SEC pursuant to section 14(d)(1) of the Exchange Act;

TFE Instruction means a transfer from escrow instruction (as defined by the CREST Manual issued by CRESTCo);

TTE Instruction means a transfer to escrow instruction (as defined by the CREST Manual issued by CRESTCo);

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland;

UK Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

uncertificated or in uncertificated form means recorded on the register of members of OGS as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

US or United States means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia and all other areas subject to its jurisdiction;

US Business Day means any day, other than a Saturday, Sunday or a federal holiday in the United States, and consisting of the time period from 12:01 a.m. to 12:00 midnight Eastern (US) time;

US dollar, US$ and dollar denote the lawful currency of the United States;

US Holder means a holder of OGS Securities that, for US federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity as a corporation created or organised in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to US federal income taxation regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable US Treasury Regulation to be treated as a United States Person;

US Person has the meaning given in Rule 902 of Regulation S under the Securities Act;

Wider Celltech Group means Celltech and its subsidiary undertakings, associated undertakings and any other undertakings in which Celltech and such undertakings (aggregating their interests) have a substantial interest; and

Wider OGS Group means OGS and its subsidiary undertakings, associated undertakings and any other undertakings in which OGS and such undertakings (aggregating their interests) have a substantial interest.

Dated: 1 March, 2003

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